      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 1996


                                                       REGISTRATION NO. 333-3667

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            SELMER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          3931                  35-1910745
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                             600 INDUSTRIAL PARKWAY
                             ELKHART, INDIANA 46516
                                 (219) 522-1675

         (Address, including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                                MICHAEL VICKREY
                             600 INDUSTRIAL PARKWAY
                             ELKHART, INDIANA 46516
                                 (219) 522-1675

           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                            ------------------------

                                WITH COPIES TO:

         Eric H. Schunk, Esq.                      Bryant Edwards, Esq.
   MILBANK, TWEED, HADLEY & McCLOY                   LATHAM & WATKINS
  601 S. Figueroa Street, 30th Floor         633 W. Fifth Street, Suite 4000
    Los Angeles, California 90017             Los Angeles, California 90071
            (213) 892-4000                            (213) 485-1234

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                               PROPOSED
                                                              PROPOSED          MAXIMUM
                                             AMOUNT TO         MAXIMUM         AGGREGATE        AMOUNT OF
          TITLE OF EACH CLASS                   BE         OFFERING PRICE      OFFERING       REGISTRATION
     OF SECURITIES TO BE REGISTERED       REGISTERED (1)    PER SHARE (2)   PRICE (1)(2)(3)      FEE (4)
Ordinary Common Stock, par value
 $0.001.................................     5,022,444         $22.00        $110,493,768        $38,102

(1) Includes 662,444 shares of Common Stock to be sold upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457.
(3) The shares of Common Stock are not being registered for the purpose of sale outside the United States.
(4) The Registrant previously paid a filing fee of $29,742 in connection with this Registration Statement.


                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       STEINWAY MUSICAL INSTRUMENTS, INC.
                             CROSS REFERENCE SHEET
Pursuant to Rule 404(a) of the Securities Act of 1933, as amended, and Item 501 of Regulation S-K


ITEM NO. AND CAPTION IN FORM S-1                                            CAPTION OR LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Facing Page of Registration Statement; Outside Front
                                                                   Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages of
                                                                   Prospectus
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Selling Stockholders
       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Underwriting
       9.  Description of Securities to be Registered...........  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Experts; Legal Matters
      11.  Information with Respect to the Registrant...........  Prospectus Summary; Risk Factors; The Company;
                                                                   Dividend Policy; Capitalization; Selected
                                                                   Consolidated Financial Information; Pro Forma
                                                                   Financial and other Data of the Company;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Principal Stockholders; Description of
                                                                   Certain Indebtedness; Shares Eligible for Future
                                                                   Sale
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

                                EXPLANATORY NOTE

    The name of the Registrant indicated on the initial page of this Registration Statement differs from that given in the Prospectus. The name used in the Prospectus gives effect to an amendment to the Registrant's Certificate of Incorporation which the Registrant intends to file with the Secretary of State of Delaware prior to the effective date of this Registration Statement.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 5, 1996



                                4,360,000 SHARES


                       STEINWAY MUSICAL INSTRUMENTS, INC.

[LOGO]

                             ORDINARY COMMON STOCK
                                  -----------


    Of the 4,360,000 shares of Ordinary Common Stock offered, 3,488,000 shares are being offered hereby in the United States and 872,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."



    Of the 4,360,000 shares of Ordinary Common Stock offered, 3,600,000 shares are being sold by the Company and 760,000 shares are being sold by the Selling Stockholders. See "Principal Stockholders" and "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders.



    Each share of Ordinary Common Stock entitles its holder to one vote, and each share of Class A Common Stock of the Company entitles its holder to 98 votes. All of the shares of Class A Common Stock are owned by Kyle Kirkland and Dana Messina, Chairman of the Board and Chief Executive Officer of the Company, respectively. Immediately after consummation of the Offering, Messrs. Kirkland and Messina will possess 84% of the combined voting power of the Class A Common Stock and Ordinary Common Stock. See "Risk Factors -- Control by Principal Stockholders."



    Prior to this offering, there has been no public market for the Ordinary Common Stock of the Company. It is currently estimated that the initial public offering price per share of Ordinary Common Stock will be between $20.00 and $22.00. For factors to be considered in determining the initial public offering price, see "Underwriting."


    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE ORDINARY COMMON STOCK.


    The Ordinary Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "LVB."

                                ----------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES  COMMISSION  NOR   HAS
  THE  SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED   UPON   THE   ACCURACY   OR   ADEQUACY   OF   THIS   PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------


                                                                                               PROCEEDS TO
                                  INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO           SELLING
                                  OFFERING PRICE       DISCOUNT (1)        COMPANY (2)         STOCKHOLDERS
                                ------------------  ------------------  ------------------  ------------------
Per Share.....................          $                   $                   $                   $
Total (3).....................          $                   $                   $                   $


- ----------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2) Before deducting estimated expenses of $600,000 payable by the Company.


(3) The Company and the Selling Stockholders have granted to the U.S. Underwriters an option for 30 days to purchase up to an additional 529,955 shares at the initial public offering price per share, less the underwriters discount, solely to cover over-allotments. Additionally, the Company and the Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 132,489 shares as part of a concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the
    Company  will be $          ,  $          and $          , respectively. See
    "Underwriting."

                                ----------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject orders in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on or about
            , 1996 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                                     CS FIRST BOSTON CORPORATION

                                   ---------

               The date of this Prospectus is             , 1996.

                             DESCRIPTION OF PHOTOS
          Pictures of various instruments manufactured by the Company.



    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE ORDINARY COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS," AND FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFICALLY NOTED HEREIN, ALL OF THE SHARE DATA WITH RESPECT TO THE ORDINARY COMMON STOCK AND THE CLASS A COMMON STOCK (COLLECTIVELY, THE "COMMON STOCK") OF STEINWAY MUSICAL INSTRUMENTS, INC. (THE "COMPANY") CONTAINED HEREIN GIVES EFFECT TO (I) THE CONVERSION OF THE CONVERTIBLE PARTICIPATING PREFERRED STOCK INTO SHARES OF THE ORDINARY COMMON STOCK, (II) THE EXERCISE OF ALL OUTSTANDING WARRANTS TO PURCHASE THE ORDINARY COMMON STOCK AND (III) THE 2.83-FOR-1 STOCK SPLIT OF ALL OF THE COMPANY'S OUTSTANDING SHARES OF COMMON STOCK. ALL REFERENCES TO THE COMPANY SHALL INCLUDE ITS SUBSIDIARIES EXCEPT AS OTHERWISE SPECIFICALLY NOTED HEREIN. EXCEPT AS NOTED, INFORMATION PRESENTED HEREIN ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED.


                                  THE COMPANY


    The Company, through its subsidiaries Steinway Musical Properties, Inc. ("Steinway") and The Selmer Company, Inc. ("Selmer"), is one of the world's leading manufacturers of musical instruments. Steinway produces the highest quality piano in the world and has one of the most widely recognized and prestigious brand names. For more than a century, the Steinway concert grand has been the piano of choice for the world's greatest and most popular pianists, including artists such as Vladimir Horowitz, George Gershwin and Billy Joel. More than 90% of all concert piano performances worldwide were on Steinway grand pianos during the 1995 concert season. Selmer is the leading domestic manufacturer of band and orchestral instruments and related accessories, including a complete line of brasswind, woodwind, percussion and stringed instruments. SELMER PARIS saxophones, BACH trumpets and trombones and LUDWIG snare drums are considered by many to be the finest such instruments in the world. In 1995, Selmer's domestic market share was approximately 42% in advanced and professional band instruments and 25% in beginner instruments. On a pro forma combined basis for 1995, the Company's net sales were $233.7 million.


    Steinway concentrates on the high-end grand piano segment of the industry. Steinway also offers vertical pianos as well as a mid-priced line of grand and vertical pianos under the Boston brand name to provide dealers with a broader product line. Steinway hand crafts its pianos in New York and Germany and sells them through more than 200 independent piano dealers worldwide and five Steinway-operated retail showrooms located in New York, New Jersey, London, Hamburg and Berlin. In 1995, approximately 50% of Steinway's net sales were in the United States, 37% in Europe and the remaining 13% primarily in Asia.

    Selmer has the leading domestic market share in virtually all of its product lines, with such widely recognized brand names as SELMER PARIS, BACH, GLAESEL, WILLIAM LEWIS, LUDWIG and MUSSER. Selmer's products are made by highly skilled craftsmen at manufacturing facilities in Indiana, North Carolina, Ohio and Illinois, and sold through more than 1,600 independent dealers. Beginner instruments accounted for 76% of Selmer's unit sales and 53% of instrument revenues in 1995 with advanced and professional instruments representing the balance. In 1995, 81% of Selmer's net sales were in the United States.

    The Company acquired Selmer in August 1993 from an affiliate of Integrated Resources, Inc., and Steinway in May 1995 (the "Steinway Acquisition") from John and Robert Birmingham.

                               BUSINESS STRATEGY


    The Company believes that there are significant opportunities in the Steinway and Selmer businesses which were not fully pursued by the previous owners. The Company's strategy is to capitalize on its strong brand names and leading market positions to grow sales and profitability. On a pro forma combined basis, the Company's net sales and earnings from operations improved 8.7% and 28.0%, respectively, for 1995 compared to 1994, and 15.1% and 19.4%, respectively, for the first quarter of 1996 over the comparable period in 1995. The Company intends to pursue the following strategic opportunities.


CAPITALIZE ON SELMER'S STRONG INDUSTRY DEMAND

    The Company believes that the domestic demand for band and orchestral instruments has increased significantly over the last few years as a result of strong demographic trends and a heightened overall interest in music. Sales of Selmer instruments have been generally resistant to macroeconomic cycles and are strongly correlated to the number of school children in the United States. The domestic student population is currently the largest it has been over the past 30 years and is expected to grow steadily over the next decade. During the past two years, Selmer has been unable to manufacture enough instruments to satisfy the demand for its products. Selmer has recently made investments to improve production output and expand capacity, including hiring and training of additional personnel and installation of state-of-the-art equipment. The Company expects to benefit from increased production in 1996. For the first quarter of 1996, Selmer's net sales were up 17.0% with instrument unit volumes up 8.4% compared to the first quarter of 1995.

INCREASE STEINWAY'S PENETRATION OF DOMESTIC MARKET

    Steinway's share of the domestic grand piano market was approximately 7% in 1995. The Company believes there is a significant opportunity to better penetrate the domestic market through improved selling and marketing techniques and better training and selection of dealers. During the past two years, Steinway has increased its focus on these efforts and has developed several new initiatives. For example, dealer training material has been redesigned and customized marketing campaigns have been developed for all dealers. In addition, each market is reviewed periodically and rated relative to its size and demographic potential. Underperforming markets are targeted and a comprehensive plan is developed to improve performance. Largely as a result of these measures, domestic unit sales of grand pianos increased 11% from 1994 to 1995 and 15% from the first quarter of 1995 to the comparable period in 1996.


    The institutional segment of the U.S. piano market, which includes music schools, conservatories and universities, currently represents less than 10% of Steinway's domestic sales. Until recently, many institutions have been reluctant to purchase new pianos because of the high cost and their limited annual budgets. The Company estimates that existing institutional pianos have an average age of approximately 30 years and are, therefore, prime candidates for replacement. In 1995, Steinway introduced a new marketing initiative, supported by a unique third-party financing program, which enables institutions to purchase pianos on a long-term installment basis at attractive financing terms. The historically high resale value of Steinway pianos allows the third-party lender to provide this attractive financing program without any obligation on the part of the Company. The Company believes that this program will significantly enhance its institutional sales efforts. Since its recent implementation, the program has helped generate additional institutional sales, including the sale of over 80 pianos to two major U.S. universities which had previously been using competitors' pianos.


PURSUE STRATEGIC ACQUISITIONS

    The Company believes that the fragmented nature of the music industry provides significant opportunities for acquisitions to further increase its growth. The Company considers itself uniquely positioned to make strategic acquisitions in complementary music-related businesses due to its market leadership, broad distribution capabilities and history of successful acquisitions. Several acquisition opportunities have been identified with candidates that have attractive market shares and growth potential, as well as other candidates whose manufacturing and distribution systems can be combined with the Company's systems to achieve operating efficiencies. Currently, the Company is at various stages of discussions with several potential acquisition candidates.

EXPLOIT INTERNATIONAL OPPORTUNITIES

    The Company believes that Steinway is well positioned to benefit from further economic recovery in Europe. Since 1992, the number of Steinway grand pianos sold outside the United States has been relatively flat at approximately 900 units per year. However, for the 15 years prior to 1992, Steinway's foreign operations sold approximately 1,200 to 1,400 grand pianos annually. The Company believes this recent decline is primarily due to relatively weak economies in Europe, particularly in its largest markets of Germany, Switzerland, France and Italy. The Company believes that it has at least maintained its market share in its foreign markets throughout this period and expects to benefit significantly from a recovery of foreign sales to levels which more closely resemble Steinway's higher historical experience.

    In addition, the Company is exploring expansion opportunities for Steinway beyond its traditional markets of North America and Western Europe. One of the most attractive opportunities for Steinway lies in its continued expansion into the Asian piano market. Steinway's current market share in Japan and Korea combined is less than 1.0%, although these countries are two of the largest piano markets in the world. Although the Steinway piano has an excellent reputation in Asia and is the piano of choice in virtually every Japanese concert venue, Steinway has not historically focused significant selling or marketing efforts in these markets. The Company is reviewing these important markets and is taking steps to improve Steinway's local distribution and marketing capabilities.

    Although Selmer's brand names are recognized worldwide, foreign sales have historically represented less than 20% of Selmer's net sales, due largely to manufacturing capacity limitations at its present facilities. The Company believes that the European market presents significant opportunities for growth, particularly in the professional segment. To target this market, the Company is aggressively pursuing relationships with new dealers as well as utilizing the existing Steinway dealer network.

IMPROVE MANUFACTURING EFFICIENCIES

    The Company believes that Steinway and Selmer manufacture the highest quality musical instruments in the world. The manufacturing processes of both companies require a significant level of hand craftsmanship. A Steinway grand piano contains more than 12,000 parts. At Selmer, the manufacturing process for a typical instrument involves thousands of intricate and precise steps. The Company believes that, over time, portions of the manufacturing processes for Steinway and Selmer can be simplified or stream-lined to improve productivity without compromising the quality and integrity of the finished product. The Company has increased its capital expenditure budget for 1996 and 1997 to approximately $5.0 million from $4.1 million in 1995 on a pro forma basis. The majority of this spending is targeted for capacity expansion and manufacturing quality and productivity improvements.

                                THE OFFERING (1)


Ordinary Common Stock Offered:
  U.S. Offering:
    By the Company..........................
                                              2,880,000 shares
    By the Selling Stockholders.............
                                              608,000 shares
                                              --------
      Total U.S. Offering...................
                                              3,488,000 shares
                                              --------
                                              --------
  International Offering:
    By the Company..........................
                                              720,000 shares
    By the Selling Stockholders.............
                                              152,000 shares
                                              --------
      Total International Offering..........
                                              872,000 shares
                                              --------
                                              --------
        Total Offering......................
                                              4,360,000 shares
                                              --------
                                              --------
Common Stock to be outstanding after the
 Offering...................................
                                              9,079,197 shares of Ordinary Common Stock
                                              477,953 shares of Class A Common Stock
                                              --------
                                              9,557,150 Total shares outstanding
                                              --------
                                              --------
Use of Proceeds.............................
                                              The  estimated net proceeds  to the Company of
                                              $68.2  million   will   be  used   to   reduce
                                              indebtedness   and   for   general   corporate
                                              purposes.
Proposed NYSE Symbol........................
                                              "LVB"


- ------------------------


(1) Assumes the Underwriters' over-allotment option is not exercised. If such over-allotment is exercised, up to an additional 540,000 shares will be issued and sold by the Company and 122,444 shares will be sold by the Selling Stockholders.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION


    The following pro forma financial information gives pro forma effect to (i) the Steinway Acquisition, (ii) the sale by the Company of Ordinary Common Stock in the Offering, (iii) a reduction in interest expense as a result of reduced indebtedness upon application of the net proceeds to the Company of the Offering, (iv) conversion of the Convertible Participating Preferred Stock into shares of Ordinary Common Stock and (v) the exercise of all outstanding warrants to purchase Ordinary Common Stock, in each case as if such transactions had occurred on January 1, 1995. See "Use of Proceeds," "Capitalization," "Pro Forma Condensed Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the Company's Consolidated Financial Statements.



                                                                    THREE MONTHS ENDED
                                             YEAR ENDED       ------------------------------
                                          DECEMBER 31, 1995   APRIL 1, 1995   MARCH 30, 1996
                                          -----------------   -------------   --------------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                             INFORMATION)
INCOME STATEMENT DATA:
  Net sales.............................       $233,731           $59,983         $69,049
  Gross profit (1)......................         74,357            19,354          21,720
  Earnings from operations..............         25,761             6,841           8,168
  Net income (2)........................          4,507             1,243           2,642
  Net income per share (2)..............           0.49              0.13            0.28
  Weighted average common and common
   equivalent shares outstanding........      9,284,763         9,260,000       9,557,150
OTHER FINANCIAL DATA:
  EBITDA (1)(3).........................        $37,845            $9,893         $11,036
  Interest expense, net.................         12,706             3,184           3,019
  Capital expenditures..................          4,066             1,351             706
  Cash flows from: (4)
    Operating activities................          5,626             6,173           1,840
    Investing activities................       (106,521)            1,154             (99)
    Financing activities................        104,249            (7,363)         (2,242)

MARGINS:
  Gross profit (1)......................           31.8%             32.3%           31.5%
  EBITDA (1)(3).........................           16.2              16.5            16.0
BALANCE SHEET DATA (AT PERIOD END):
  Cash..................................                                           $9,074
  Current assets........................                                          139,531
  Total assets..........................                                          266,252
  Current liabilities...................                                           41,356
  Total debt............................                                          116,035
  Stockholders' equity..................                                           70,460


- ------------------------------
(1) Gross profit and EBITDA for the year ended 1995 reflect positive adjustments of $9,638 relating to purchase accounting adjustments to inventory for the Steinway Acquisition in 1995.


(2) Pro forma net income for the year ended December 31, 1995 and the three months ended April 1, 1995 does not include an extraordinary charge of $4,589 ($0.49 per share) which would have been incurred by the Company in connection with the reduction in indebtedness upon application of a portion of the net proceeds to the Company from the Offering had such repayment occurred on January 1, 1995.



(3) EBITDA represents earnings before depreciation and amortization, net interest expense, other expenses (including certain management fees and bank fees) and income tax expense (benefit), adjusted to exclude non-recurring charges. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements which the Company believes certain investors find to be useful. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.



(4) For more information regarding cash flow data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION


                                         PREDECESSOR (1)
                                ---------------------------------
                                     YEAR ENDED
                                                                                            COMPANY
                                                                   ----------------------------------------------------------
                                                              PERIOD                 YEAR ENDED          THREE MONTHS ENDED
                                    DECEMBER 31,      -----------------------       DECEMBER 31,       ----------------------
                                --------------------   1/1/93 -    8/11/93 -   ----------------------   APRIL 1,   MARCH 30,
                                  1991       1992       8/10/93     12/31/93      1994      1995 (2)      1995      1996 (2)
                                ---------  ---------  -----------  ----------  ----------  ----------  ----------  ----------
                                                                   (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales...................  $  83,232  $  85,895   $  57,171   $   34,339  $  101,114  $  189,805  $   31,880  $   69,049
  Gross profit (3)............     27,139     29,458      17,955       10,238      31,925      59,856      10,147      21,720
  Earnings (loss) from
   operations.................      7,993      9,233       5,520       (1,640)     12,472      13,102       4,681       8,107
  Net income (loss)...........        766      2,343       1,405       (3,109)      2,922      (2,074)      1,948       1,581
  Net income per share........     --         --          --            (2.07)       0.52       (1.36)       0.34        0.27
SUPPLEMENTARY INCOME
 STATEMENT DATA: (4)..........
  Supplementary net income
   before extraordinary item
   (5)........................                                                             $    2,326              $    2,642
  Supplementary net income per
   share before extraordinary
   item (5)...................                                                             $     0.25              $     0.28

OTHER FINANCIAL DATA:
  EBITDA (3)(6)...............  $  13,128  $  14,437   $   8,522   $    4,597  $   16,638  $   30,479  $    5,500  $   11,036
  Interest expense, net.......      7,165      6,797       4,072        3,028       7,752      14,340       1,608       4,660
  Capital expenditures........        744        720         576          303       1,112       3,162         679         706
  Cash flows from: (7)
    Operating activities......      8,952      6,847      (8,565)      15,102      10,973       6,663       6,164         916
    Investing activities......       (676)      (553)       (577)     (94,413)     (1,202)   (107,702)       (874)        (99)
    Financing activities......     (9,845)    (5,967)      9,512       78,648      (9,549)    104,365      (4,520)     (2,242)

MARGINS:
  Gross profit (3)............       32.6%      34.3%       31.4%        29.8%       31.6%       31.5%       31.8%       31.5%
  EBITDA (3)(6)...............       15.8       16.8        14.9         13.4        16.5        16.1        17.3        16.0

BALANCE SHEET DATA (AT PERIOD
 END):
  Cash........................  $     473  $     402   $     716   $       53  $      380  $    3,706  $    1,210  $    2,146
  Current assets..............     54,671     55,712      69,563       56,736      56,265     132,380      55,287     132,603
  Total assets................     85,649     82,785      95,349       88,970      85,524     263,796      84,601     260,370
  Current liabilities.........      8,870      9,519       9,907       10,174      13,388      41,767      14,909      41,356
  Total debt..................     60,374     55,024      65,053       71,369      62,057     174,039      57,605     171,647
  Partners'/Stockholders'
   equity.....................     14,537     16,626      17,999        4,226       7,253       5,828       9,261       6,440


- ------------------------------
(1) On August 10, 1993, the Company purchased substantially all of the assets and certain liabilities of The Selmer Company, L.P. (the "Predecessor"), a wholly-owned subsidiary of Integrated Resources, Inc.

(2)  The Company acquired Steinway in May 1995.

(3) Gross profit and EBITDA for the period August 11, 1993 to December 31, 1993 and the years ended 1994 and 1995 reflect positive adjustments of $4,754, $264 and $9,638, respectively, relating to purchase accounting adjustments to inventory for the Steinway Acquisition in 1995 and the acquisition of Selmer in 1993.


(4) As adjusted to give effect to (i) a reduction in interest expense as a result of reductions in indebtedness upon application of the net proceeds to the Company of the Offering, (ii) conversion of the Convertible Participating Preferred Stock into shares of Ordinary Common Stock and
     (iii) the exercise of all outstanding warrants to purchase Ordinary Common Stock, in each case as if all such transactions had occurred on January 1, 1995. See "Use of Proceeds." Supplementary weighted average common and common equivalent shares reflect the additional shares assumed to be outstanding to effect the transactions described above.



(5) Supplementary net income for the year ended December 31, 1995 does not include an extraordinary charge of $4,589 ($0.49 per share) which would have been incurred by the Company in connection with the reduction in indebtedness upon application of a portion of the net proceeds to the Company from the Offering had such repayment occurred on December 31, 1995.



(6) EBITDA represents earnings before depreciation and amortization, net interest expense, other expenses (including certain management fees and bank fees) and income tax expense (benefit), adjusted to exclude non-recurring charges. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements which the Company believes certain investors find to be useful. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.



(7) For more information regarding cash flow data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                                  RISK FACTORS

    THIS  PROSPECTUS CONTAINS  FORWARD-LOOKING STATEMENTS WITHIN  THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "USE OF PROCEEDS," "BUSINESS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- LIQUIDITY AND CAPITAL RESOURCES," "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" AND "SELECTED CONSOLIDATED FINANCIAL INFORMATION," AS WELL AS WITHIN THIS PROSPECTUS GENERALLY. ALSO, DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") WILL CONTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND THE MATTERS SET FORTH OR INCORPORATED IN THIS PROSPECTUS GENERALLY. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF FACTORS MAY NOT BE EXHAUSTIVE, PARTICULARLY WITH RESPECT TO FUTURE FILINGS.

    PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH BELOW, AS WELL AS OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PRIOR TO MAKING AN INVESTMENT IN THE ORDINARY COMMON STOCK.


CERTAIN FINANCING CONSIDERATIONS; SUBSTANTIAL LEVEL OF INDEBTEDNESS


    The Company has substantial indebtedness and debt service obligations. The degree to which the Company is leveraged could have important consequences to holders of Ordinary Common Stock, including without limitation the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisitions or general corporate purposes may be impaired; (ii) a substantial portion of the Company's consolidated cash flow from operations must be dedicated to the payment of interest on the indebtedness of the Company; (iii) the covenants and other restrictions contained in the indenture (the "Indenture") governing the Company's 11% Senior Subordinated Notes due 2005 and the Company's bank credit facility (the "Bank Credit Facility") will limit the Company's ability to pay dividends, borrow additional funds or dispose of assets; and (iv) the Company's leverage may make it more vulnerable to further economic downturns and may limit its ability to withstand competitive pressures. See "Capitalization," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness."

    Based upon current levels of operation, the Company believes that cash flow from operations, borrowings under the Bank Credit Facility and other sources of liquidity will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow from operations at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt, raise additional funds through the sale of additional equity or debt securities or assets, or obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RISKS ASSOCIATED WITH FOREIGN OPERATIONS



    The Company manufactures, markets and distributes its products worldwide. As a result, the Company's worldwide operations are subject to the risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchange, currency exchange rate fluctuations and the modification or introduction of other governmental policies with potentially adverse effects. Significant increases in the value of the U.S. dollar and, in the case of Steinway, the Deutsche Mark relative to currencies of certain foreign markets could have an adverse effect on the Company's ability to compete in such foreign markets and on the Company's cash flow from such markets. See "Managements Discussion and Analysis of Financial Condition and Results of Operations."

RISKS INHERENT IN GROWTH STRATEGY



    To expand its markets and diversify its business mix, the Company's business strategy includes growth through acquisitions. Acquisitions can affect margins because of increased overhead or expenses related to acquired businesses. There can be no assurance that the Company will find suitable companies for acquisition, that future acquisitions will be consummated on acceptable terms or that any newly acquired companies will be successfully integrated into the Company's operations. The Company may use Ordinary Common Stock (which could result in dilution to the purchasers of the Ordinary Common Stock offered hereby) or may incur additional long-term indebtedness or a combination thereof for all or a portion of the consideration to be paid in future acquisitions. See "Business -- Business Strategy."



SENSITIVITY TO ECONOMIC CONDITIONS



    Steinway's business, which represented approximately 53% of the Company's pro forma combined net sales in 1995, is highly sensitive to discretionary consumer spending. Given the total number of grand pianos sold by Steinway in any year (2,797 sold in 1995), a decrease in a relatively few number of units being sold can have a material impact on the Company's business and operating results. As a result, Steinway's financial performance is linked to general economic conditions and can be adversely affected by economic downturns. In
1992, sales of Steinway grand pianos declined 24% and Steinway's net sales declined by 12%, generally due to weaker economies in the United States and Europe. See "Business -- Products."



COMPETITION



    The markets in which the Company operates are competitive. Steinway competes with companies such as Yamaha, Bechstein, Baldwin, Bosendorfer and Fazioli Pianoforti SLR that produce and market pianos at the higher price points of the piano market. Selmer competes with a number of domestic and foreign manufacturers of musical instruments, including Yamaha, United Musical Instruments and LeBlanc. There can be no assurance that the Company's products will continue to compete successfully with other competitors, some of which may have greater financial resources than the Company and may concentrate such resources upon efforts to compete in the Company's markets. See "Business -- Competition."



CONTROL BY PRINCIPAL STOCKHOLDERS; CONFLICTS OF INTEREST



    The Ordinary Common Stock entitles its holders to one vote per share on all matters submitted generally to a vote of the Company's stockholders, while the Company's Class A Common Stock entitles its holders to 98 votes per share. Following the consummation of the Offering, Kyle Kirkland and Dana Messina will have majority control of the Company through their ownership of 100% of the Class A Common Stock and therefore will have the ability to control the election of directors and the results of other matters submitted to a vote of stockholders. Upon consummation of the Offering, Messrs. Kirkland and Messina will control 84% of the voting power of the Common Stock even though they own only 9% of the outstanding shares of Common Stock. Such concentration of ownership, together with the anti-takeover effects of certain provisions in the Delaware General Corporation Law and in the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock."



    Kyle Kirkland and Dana Messina are the principals of Kirkland Messina, Inc., a merchant banking firm they founded in 1994. The firm is a licensed broker-dealer and has participated in numerous financing, leveraged recapitalization and restructuring transactions. Kirkland Messina, Inc. arranged the financing and acted as financial advisor to the Company in connection with the Steinway Acquisition, and has received certain fees for management and consulting services provided to Selmer and Steinway. See "Management -- Related Party Agreements."



    The business activities of Kirkland Messina, Inc. and its principals may potentially subject such firm and Messrs. Kirkland and Messina to certain conflicts of interests. Such conflicts of interest relate to the time and services the firm and Messrs. Kirkland and Messina will devote the Company's affairs.

    Messrs. Kirkland and Messina and Kirkland Messina, Inc. will resolve all conflicts of interest in accordance with their fiduciary duties. Under applicable law, Messrs. Kirkland and Messina, as directors and executive officers of the Company, owe fiduciary duties to the Company and its stockholders, which duties include a duty of care and a duty of loyalty. The duty of loyalty embodies both an affirmative duty to protect the interests of the Company and an obligation to refrain from conduct that would injure the Company and its stockholders or deprive them of profit or advantage.



    In addition, the Company has entered into agreements with Messrs. Kirkland and Messina and Kirkland Messina, Inc. which obligate Messrs. Kirkland and Messina to provide ongoing management and other services to the Company and to devote such time as reasonably may be required to discharge such obligations. See "Management -- Employment Contracts."



DEPENDENCE ON COLLECTIVE BARGAINING AGREEMENTS



    Substantially all of the Company's hourly employees are represented by various union locals and are covered by collective bargaining agreements, which have various expiration dates and must be renegotiated upon expiration. The Company did experience a two-week work stoppage at one of its Selmer manufacturing plants in 1994. The Company considers its employee relations to be generally good. However, there can be no assurance that, upon the expiration of any of the Company's collective bargaining agreements, the Company will be able to negotiate new collective bargaining agreements on terms favorable to the Company or that the Company's business operations will not be interrupted as a result of labor disputes or difficulties or delays in the process of renegotiating its collective bargaining agreements. Because the Company has collective bargaining agreements expiring in November 1996, February 1997 and September 1997, there can be no assurance that labor relations will not materially affect the Company's operations. See "Business -- Labor."


ENVIRONMENTAL MATTERS

    The Company is subject to various federal, state, local and foreign environmental regulations. Selmer may be responsible for remediation at certain sites, but Philips Electronics North America Corporation, a previous owner of Selmer, has agreed to indemnify Selmer for any environmental damages relating to periods prior to December 29, 1988. No assurance can be given that additional environmental issues will not arise or that Philips will make its payments under its indemnity agreement. Any such issues or failure by Philips to pay may have an adverse effect on the Company's business. See "Business -- Environmental Matters." To date, Philips has fully performed its obligations under the indemnity agreement.

DEPENDENCE ON A LIMITED NUMBER OF MANUFACTURING FACILITIES

    The Company's current manufacturing operations are concentrated in a limited number of facilities. Since the Company is heavily dependent on all of its manufacturing facilities, a disruption of the Company's manufacturing operations would have a material adverse effect on the Company's business, financial condition and results of operations. Such disruption could result from various factors, including human error, government intervention or a natural disaster such as fire, earthquake, extreme heat or flood.

LIMITATION ON DIVIDENDS

    The Company does not anticipate paying any cash dividends in the foreseeable future. The terms of the Bank Credit Facility and the Indenture restrict the Company's ability to pay dividends or to make cash distributions on its capital stock. Any future cash dividends will depend upon, among other things, the Company's results of operations, financial condition, cash requirements and other factors. See "Dividend Policy" and "Description of Certain Indebtedness."

DILUTION


    Purchasers of the shares of Ordinary Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of the Ordinary Common Stock. After giving effect to the sale by the Company of 3,600,000 shares of Ordinary Common Stock in the Offering at an assumed initial public offering price of $21 per share, the pro forma net tangible book value of the

Company at March 30, 1996 would have been approximately $7.1 million, or $0.75 per share. This represents an immediate net tangible book value dilution of $20.25 per share to investors purchasing shares in the Offering. See "Dilution."


SHARES ELIGIBLE FOR FUTURE SALE; ISSUANCE OF ADDITIONAL SHARES


    Sales of a substantial number of shares of Ordinary Common Stock in the public market after the Offering, or the perception that such sales could occur, could adversely affect the market price of the Ordinary Common Stock and the Company's ability to raise capital through a subsequent offering of securities. Of the 9,557,150 shares of Common Stock to be outstanding after the Offering, the 4,360,000 shares to be sold in the Offering will be available for resale in the public market without restriction immediately following the Offering if held by holders who are not "affiliates" of the Company (as defined in the Securities
Act). The Company expects that approximately 4.7 million of the remaining 5,197,150 shares will be subject to 180-day lock-up agreements with the Underwriters, and will thereafter be available for resale subject to the quantity and manner of sale limitations of Rule 144 under the Securities Act. In addition, certain holders of shares of the Common Stock have the right to require the Company to register such shares for resale under the Securities Act. In the event that additional shares of Ordinary Common Stock are registered as a result of the exercise of such registration rights, the prevailing market price for the Ordinary Common Stock and the Company's ability to raise additional capital could be adversely affected. See "Underwriting" and "Sales Eligible for Future Sale." Pursuant to its Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of voting preferred stock. The issuance of such shares could result in the dilution of the voting power of the shares of Ordinary Common Stock purchased in the Offering. See "Description of Capital Stock."


ABSENCE OF PUBLIC MARKET


    Prior to the Offering, there has been no public market for the Ordinary Common Stock. Although the Ordinary Common Stock has been approved for listing, subject to notice of issuance, on the New York Stock Exchange ("NYSE"), there can be no assurance as to the development or liquidity of any trading market for the Ordinary Common Stock or that investors in the Ordinary Common Stock will be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of Ordinary Common Stock will be determined through negotiations between the Company and the Underwriters, and may not be indicative of the market price of the Ordinary Common Stock after the Offering. See "Underwriting."

                                  THE COMPANY

    The Company, through its subsidiaries Steinway and Selmer, is one of the world's leading manufacturers of musical instruments. Steinway produces the highest quality piano in the world and has one of the most widely recognized and prestigious brand names. For more than a century, the Steinway concert grand has been the piano of choice for the world's greatest and most popular pianists, including artists such as Vladimir Horowitz, George Gershwin and Billy Joel. More than 90% of all concert piano performances worldwide were on Steinway grand pianos during the 1995 concert season. Selmer is the leading domestic manufacturer of band and orchestral instruments and related accessories, including a complete line of brasswind, woodwind, percussion and stringed instruments. SELMER PARIS saxophones, BACH trumpets and trombones and LUDWIG snare drums are considered by many to be the finest such instruments in the world. In 1995, Selmer's domestic market share was approximately 42% in advanced and professional band instruments and 25% in beginner instruments.


    The Company was incorporated in the state of Delaware in 1993, and changed its name from Selmer Industries, Inc. to Steinway Musical Instruments, Inc. in July 1996. The Company acquired Selmer in August 1993 and Steinway in May 1995. The Company's executive offices are located at 600 Industrial Parkway, Elkhart, Indiana, and its telephone number at that address is (219) 522-1675.


                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 3,600,000 shares of Ordinary Common Stock offered by the Company hereby are estimated to be $68.2 million ($78.8 million if the Underwriters' over-allotment is exercised in full) based on an assumed initial public offering price of $21, after deducting the underwriting discounts and commissions and estimated expenses of the Offering. The net proceeds of the Offering to the Company will be used to repay approximately $9.7 million of borrowings under the Bank Credit Facility (with a current interest rate of approximately 9.0%), $44.5 million of 11.00% Senior Secured Notes due 2000, and $10.0 million of 10.92% Senior Secured Notes due 2000 and to pay prepayment premiums on such indebtedness of approximately $4.0 million. See "Description of Certain Indebtedness." Pending such uses, the net proceeds of the Offering to the Company will be invested in short-term, investment grade securities or interest bearing accounts. The Company intends to use the remaining net proceeds, if any after the repayment of existing indebtedness, for general corporate purposes. The Company will not receive any of the proceeds from the sale of Ordinary Common Stock by the Selling Stockholders.


                                DIVIDEND POLICY

    The Company has no plans to pay dividends on the Common Stock. The Company presently intends to retain earnings to reduce outstanding indebtedness and to fund the growth of the Company's business. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's results of operations, financial condition, cash requirements, restrictions in financing agreements, business conditions and other factors.

    The Company is restricted by the terms of its outstanding debt and financing agreements from paying cash dividends on its Common Stock, and may in the future enter into loan or other agreements that restrict the payment of cash dividends on the Common Stock. See "Description of Certain Indebtedness."

                                    DILUTION


    The net tangible book deficiency of the Company at March 30, 1996 (assuming the conversion of all outstanding shares of Convertible Participating Preferred Stock into shares of Ordinary Common Stock and the exercise of all outstanding warrants to purchase shares of Ordinary Common Stock) was approximately $(56.9) million, or $(9.55) per share of Common Stock. Net tangible book deficiency per share is equal to the Company's total assets excluding goodwill, trademarks and other intangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding immediately prior to the Offering. After giving effect to the sale by the Company of 3,600,000 shares of Ordinary Common Stock in the Offering at an assumed initial public offering price of $21 per share, the pro forma net tangible book value of the Company at March 30, 1996 would have been approximately $7.1 million, or $0.75 per share. This represents an immediate net tangible book value dilution of $20.25 per share to investors purchasing shares in the Offering. The following table illustrates this per share dilution:



Assumed initial public offering price per share...............             $   21.00
  Net tangible book deficiency at March 30, 1996..............      (9.55)
  Increase in net tangible book value per share attributable
   to the Offering............................................      10.30
                                                                ---------
Pro forma net tangible book value per share after the
 Offering.....................................................                  0.75
                                                                           ---------
Dilution per share to new investors...........................             $   20.25
                                                                           ---------
                                                                           ---------



    The following table summarizes, on a pro forma basis as of March 30, 1996, the difference between the number of shares of Common Stock held by the existing stockholders and the pro forma historical net book value of the assets and liabilities contributed by the existing stockholders, in the aggregate and on a per share basis (assuming the conversion of all outstanding shares of Cumulative Participating Preferred Stock into shares of Ordinary Common Stock and the exercise of all outstanding warrants to purchase the Company's Ordinary Common Stock), and the number of shares of Ordinary Common Stock purchased by the investors in the Offering and the consideration paid, in the aggregate and on a per share basis, by the investors purchasing shares of Ordinary Common Stock in the Offering (assuming the sale of 3,600,000 shares of Ordinary Common Stock by the Company and after deducting underwriting discount and estimated Offering expenses):



                                             SHARES ACQUIRED           AMOUNT CONTRIBUTED         AVERAGE
                                         ------------------------  ---------------------------     PRICE
                                           NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
                                         -----------  -----------  --------------  -----------  -----------
Existing stockholders..................    5,957,150       62.3%   $    7,965,000       10.5%    $    1.38
New investors..........................    3,600,000       37.7        68,200,000       89.5%    $   18.94
                                         -----------      -----    --------------      -----
    Total..............................    9,557,150      100.0%   $   76,165,000      100.0%
                                         -----------      -----    --------------      -----
                                         -----------      -----    --------------      -----


- ------------------------


(1) The sale of shares by the Selling Stockholders in the Offering will reduce the number of shares held by existing stockholders to 5,197,150 shares, or 54.4% of the total Common Stock outstanding after the Offering, and will increase the number of shares held by new investors to 4,360,000 shares, or 45.6% (49.1% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the Offering.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of March 30, 1996 and such capitalization as adjusted to give effect to the conversion of the Convertible Participating Preferred Stock into shares of Ordinary Common Stock, the exercise of all outstanding warrants to purchase Ordinary Common Stock, the sale by the Company of 3,600,000 shares of Ordinary Common Stock in the Offering and a reduction in indebtedness upon application of the net proceeds of the Offering to the Company. This table should be read in conjunction with the Pro Forma Condensed Consolidated Financial Information, the Selected Consolidated Financial Information, and the Financial Statements of the Company and the Notes thereto contained elsewhere in this Prospectus.



                                                                           MARCH 30, 1996
                                                                      ------------------------
                                                                        ACTUAL     AS ADJUSTED
                                                                      -----------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Cash................................................................  $     2,146  $     9,074
                                                                      -----------  -----------
                                                                      -----------  -----------
Long-term debt, including current portion:
  Senior debt.......................................................  $     2,722  $   --
  11.00% Senior Secured Notes due 2000 (1)..........................       43,194      --
  10.92% Senior Secured Notes due 2000 (1)..........................        9,696      --
  11.00% Senior Subordinated Notes due 2005.........................      110,000      110,000
  Notes payable and other indebtedness..............................        6,035        6,035
                                                                      -----------  -----------
    Total long-term debt............................................      171,647      116,035
                                                                      -----------  -----------

Stockholders' equity:
  Capital stock.....................................................            1            9
  Additional paid-in capital (2)....................................        7,964       76,156
  Retained earnings (1).............................................         (679)      (4,859)
  Accumulated translation adjustment................................         (846)        (846)
                                                                      -----------  -----------
    Total stockholders' equity (1)(2)...............................        6,440       70,460
                                                                      -----------  -----------
Total capitalization................................................  $   178,087  $   186,495
                                                                      -----------  -----------
                                                                      -----------  -----------


- ------------------------

(1) In connection with the reduction in indebtedness upon application of a portion of the net proceeds to the Company from the Offering, the Company will incur prepayment penalties estimated to approximate $4.0 million which, together with the write-off of related deferred offering costs and debt discounts, would have resulted in an extraordinary charge, net of tax, of approximately $4.2 million at March 31, 1996.



(2) As adjusted to reflect proceeds to the Company from the Offering and exercise of warrants which are estimated to be net of underwriting discounts and commissions and estimated Offering expenses totaling approximately $7.4 million.

                        PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION


    The unaudited pro forma condensed consolidated financial information for the fiscal year ended December 31, 1995 and the three months ended April 1, 1995 present the Company's unaudited pro forma consolidated statements of operations as if the Steinway Acquisition, the conversion of the Convertible Participating Preferred Stock into shares of Ordinary Common Stock and the exercise of all outstanding warrants to purchase Ordinary Common Stock had occurred as of January 1, 1995. The unaudited supplementary pro forma consolidated statements of operations for the periods discussed above and for the three months ended March 30, 1996 give effect to the transactions described above and to a reduction in interest expense as a result of reductions in indebtedness upon the application of the net proceeds to the Company of the Offering, as if the Offering had occurred as of January 1, 1995. The supplementary pro forma balance sheet data as of March 30, 1996 gives effect to (i) the reduction in indebtedness upon application of the net proceeds of the Offering, (ii) the conversion of the Convertible Participating Preferred Stock into shares of Ordinary Common Stock, and (iii) the exercise of all outstanding warrants to purchase Ordinary Common Stock, as if all such transactions had occurred on March 30, 1996. The pro forma and supplementary pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma and supplementary pro forma financial information does not purport to represent the results of operations of the Company which actually would have occurred had the Steinway Acquisition and the Offering been consummated on January 1, 1995. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the Company's Consolidated Financial Statements.


    The pro forma financial data should be read in conjunction with the financial statements of the Company and Notes thereto contained elsewhere in this Prospectus.

                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995


                                                                                 SUPPLEMENTARY     SUPPLEMENTARY
                           HISTORICAL  HISTORICAL    PRO FORMA      PRO FORMA      PRO FORMA         PRO FORMA
                             SELMER     STEINWAY    ADJUSTMENTS     COMBINED      ADJUSTMENTS        COMBINED
                           ----------  ----------  --------------  -----------  ----------------  ---------------
                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
INCOME STATEMENT DATA:
  Net sales..............  $ 108,907   $ 124,824   $      --       $  233,731     $      --        $   233,731
  Cost of sales..........     75,116      92,739      (8,481)(1)      159,374                          159,374
                           ----------  ----------    -------       -----------                    ---------------
      Gross profit.......     33,791      32,085       8,481           74,357                           74,357

  Operating expenses.....     19,445      28,486         907(2)        48,838          (242)(5)         48,596
                           ----------  ----------    -------       -----------      -------       ---------------
  Earnings from
   operations............     14,346       3,599       7,574           25,519           242             25,761
  Other (income) expense:
    Other income.........       (561)       (161)                        (722)                            (722)
    Interest expense.....      9,150       7,235       3,861(3)        20,246        (6,818)(6)         13,428
                           ----------  ----------    -------       -----------      -------       ---------------
      Other expense,
       net...............      8,589       7,074       3,861           19,524        (6,818)            12,706
                           ----------  ----------    -------       -----------      -------       ---------------
  Income (loss) before
   income taxes..........      5,757      (3,475)      3,713            5,995         7,060             13,055
  Provision for income
   taxes.................      2,559         466       2,863(4)         5,888         2,660(4)           8,548
                           ----------  ----------    -------       -----------      -------       ---------------
      Net income (loss)
       (7)...............  $   3,198   $  (3,941)  $     850       $      107     $   4,400        $     4,507
                           ----------  ----------    -------       -----------      -------       ---------------
                           ----------  ----------    -------       -----------      -------       ---------------
  Net income per share
   (7)...................                                          $     0.02                      $      0.49
  Weighted average common
   and common equivalent
   shares outstanding
   (8)...................                                           5,684,763                        9,284,763

OTHER FINANCIAL DATA:
  EBITDA (9).............  $  17,492   $  19,792   $     561(2)    $   37,845                      $    37,845
  Capital expenditures...      1,679       2,387                        4,066                            4,066
  Cash flows from: (10)
    Operating
     activities..........      4,200         444      (2,899)           1,745         3,881              5,626
    Investing
     activities..........   (107,333)        812          --         (106,521)           --           (106,521)
    Financing
     activities..........    103,467         782          --          104,249            --            104,249

MARGINS:
  Gross profit...........       31.0%       25.7%                        31.8%                            31.8%
  EBITDA (9).............       16.1        15.9                         16.2                             16.2


    See accompanying Notes to Pro Forma Condensed Consolidated Statements of
                                  Operations.

                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED APRIL 1, 1995


                                                                                     SUPPLEMENTARY     SUPPLEMENTARY
                             HISTORICAL   HISTORICAL     PRO FORMA      PRO FORMA      PRO FORMA         PRO FORMA
                               SELMER      STEINWAY     ADJUSTMENTS     COMBINED      ADJUSTMENTS        COMBINED
                             -----------  -----------  --------------  -----------  ----------------  ---------------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
INCOME STATEMENT DATA:
  Net sales................   $  31,880    $  28,103   $      --       $   59,983     $      --        $    59,983
  Cost of sales............      21,733       18,210         686(1)        40,629                           40,629
                             -----------  -----------    -------       -----------                    ---------------
      Gross profit.........      10,147        9,893        (686)          19,354                           19,354
  Operating expenses.......       5,466        6,564         544(2)        12,574           (61)(5)         12,513
                             -----------  -----------    -------       -----------      -------       ---------------
  Earnings (loss) from
   operations..............       4,681        3,329      (1,230)           6,780            61              6,841
  Other (income) expense:
    Other income...........        (104)         (90)         --             (194)           --               (194)
    Interest expense.......       1,712          920       2,333(3)         4,965        (1,587)(6)          3,378
                             -----------  -----------    -------       -----------      -------       ---------------
      Other expense, net...       1,608          830       2,333            4,771        (1,587)             3,184
                             -----------  -----------    -------       -----------      -------       ---------------
  Income (loss) before
   income taxes............       3,073        2,499      (3,563)           2,009         1,648              3,657
  Provision (benefit) for
   income taxes............       1,125        1,564        (896)(4)        1,793           621(4)           2,414
                             -----------  -----------    -------       -----------      -------       ---------------
      Net income (loss)
       (7).................   $   1,948    $     935   $  (2,667)      $      216     $   1,027        $     1,243
                             -----------  -----------    -------       -----------      -------       ---------------
                             -----------  -----------    -------       -----------      -------       ---------------
  Net income per share
   (7).....................                                            $     0.04                      $      0.13
  Weighted average common
   and common equivalent
   shares outstanding
   (8).....................                                             5,660,000                        9,260,000

OTHER FINANCIAL DATA:
  EBITDA (9)...............   $   5,500    $   4,059   $     334(2)    $    9,893                      $     9,893
  Capital expenditures.....         679          672                        1,351                            1,351
  Cash flows from: (10)
    Operating activities...       6,164          866      (1,755)           5,275           898              6,173
    Investing activities...        (874)       2,028          --            1,154            --              1,154
    Financing activities...      (4,520)      (2,843)         --           (7,363)           --             (7,363)

MARGINS:
  Gross profit.............        31.8%        35.2%                        32.3%                            32.3%
  EBITDA (9)...............        17.3         14.4                         16.5                             16.5


    See accompanying Notes to Pro Forma Condensed Consolidated Statements of
                                  Operations.

                 SUPPLEMENTARY PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 30, 1996


                                                                    SUPPLEMENTARY    SUPPLEMENTARY
                                                     HISTORICAL       PRO FORMA        PRO FORMA
                                                       COMPANY       ADJUSTMENTS       COMBINED
                                                    -------------  ---------------  ---------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                     INFORMATION)
INCOME STATEMENT DATA:
  Net sales.......................................  $      69,049   $        --      $     69,049
  Cost of sales...................................         47,329            --            47,329
                                                    -------------  ---------------  ---------------
      Gross profit................................         21,720            --            21,720
  Operating expenses..............................         13,613           (61)(5)        13,552
                                                    -------------  ---------------  ---------------
  Earnings from operations........................          8,107            61             8,168
  Other (income) expense:
    Other income..................................           (131)                           (131)
    Interest expense..............................          4,791        (1,641)(6)         3,150
                                                    -------------  ---------------  ---------------
      Other expense, net..........................          4,660        (1,641)            3,019
                                                    -------------  ---------------  ---------------
  Income before income taxes......................          3,447         1,702             5,149
  Provision for income taxes......................          1,866           641(4)          2,507
                                                    -------------  ---------------  ---------------
      Net income..................................  $       1,581   $     1,061      $      2,642
                                                    -------------  ---------------  ---------------
                                                    -------------  ---------------  ---------------
  Net income per share............................  $        0.27                    $       0.28
  Weighted average common and common equivalent
   shares outstanding (8).........................      5,957,150                       9,557,150(8)
OTHER FINANCIAL DATA:
  EBITDA (9)......................................  $      11,036                    $     11,036
  Capital expenditures............................            706                             706
  Cash flows from: (10)
    Operating activities..........................            916           924             1,840
    Investing activities..........................            (99)           --               (99)
    Financing activities..........................         (2,242)           --            (2,242)
MARGINS:
  Gross profit....................................           31.5%                           31.5%
  EBITDA (9)......................................           16.0                            16.0
BALANCE SHEET DATA (AT PERIOD END):
  Cash............................................  $       2,146   $     6,928      $      9,074
  Current assets..................................        132,603         6,928           139,531
  Total assets....................................        260,370         5,388           266,252
  Current liabilities.............................         41,356                          41,356
  Total debt......................................        171,647       (55,612)          116,035
  Stockholders' equity............................          6,440        63,664            70,460


    See accompanying Notes to Pro Forma Condensed Consolidated Statements of
                                  Operations.

                          NOTES TO PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

(1) To reflect adjustments to cost of sales for the following:

                                                                                 THREE MONTHS
                                                           TWELVE MONTHS ENDED  ENDED APRIL 1,
                                                            DECEMBER 31, 1995        1995
                                                           -------------------  --------------
                                                                 (DOLLARS IN THOUSANDS)
Increase in inventory value upon application of purchase
 accounting not reflective of future inventory costs.....       $  (9,638)
Increased depreciation from write-up of plant and
 equipment...............................................             782         $      474
Increased value of piano bank disposals..................             375                212
                                                                  -------            -------
                                                                $  (8,481)        $      686
                                                                  -------            -------
                                                                  -------            -------

(2) To reflect adjustments to Steinway's operating expenses for the following:


                                                                                 THREE MONTHS
                                                           TWELVE MONTHS ENDED  ENDED APRIL 1,
                                                            DECEMBER 31, 1995        1995
                                                           -------------------  --------------
                                                                 (DOLLARS IN THOUSANDS)
Additional amortization expense, net.....................       $   1,343         $      805
Additional depreciation expense..........................             125                 73
Net administrative costs of Steinway eliminated as a
 result of the Steinway Acquisition (primarily comprised
 of salaries and benefits paid to former owners of
 Steinway discontinued upon Steinway's acquisition)......            (561)              (334)
                                                                  -------            -------
                                                                $     907         $      544
                                                                  -------            -------
                                                                  -------            -------


(3) To reflect additional interest expense, net.

(4) To reflect the tax effect of pro forma or supplementary pro forma adjustments.


(5) To reflect a reduction in amortization of deferred financing costs related to indebtedness to be retired upon application of the net proceeds of the Offering to the Company.



(6) To reflect a reduction in interest expense as a result of the reduction in indebtedness upon application of the net proceeds of the Offering to the Company.



(7) Supplementary net income for the year ended December 31, 1995 does not include an extraordinary charge of $4,589 ($0.49 per share) which would have been incurred by the Company in connection with the reduction in indebtedness upon application of a portion of the net proceeds to the Company from the Offering had such repayment occurred on December 31, 1995.



(8) As adjusted, to reflect (i) the conversion of the Convertible Participating Preferred Stock into shares of Ordinary Common Stock, (ii) the exercise of all outstanding warrants to purchase Ordinary Common Stock and (iii) the sale by the Company of 3,600,000 shares of Ordinary Common Stock in the Offering.



(9) EBITDA represents earnings before depreciation and amortization, net interest expense, other expenses (including certain management fees and bank fees) and income tax expense (benefit), adjusted to exclude non-recurring charges. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements which the Company believes certain investors find to be useful. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.



(10) For more information regarding cash flow data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial information for the Company. The selected historical balance sheet data as of December 31, 1991, 1992, August 10, 1993, and December 31, 1993, 1994 and 1995, and the
selected operating data for the fiscal years ended December 31, 1991 and 1992, the period January 1, 1993 through August 10, 1993, the period August 11, 1993 through December 31, 1993, and the fiscal years ended December 31, 1994 and 1995 are derived from the audited financial statements of the Company. The selected historical financial data as of and for the three month periods ended April 1, 1995 and March 30, 1996 are unaudited but, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The table should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                         PREDECESSOR (1)
                                                                 -------------------------------
                                                                      YEAR ENDED
                                                                                                          COMPANY
                                                                                                  ------------------------
                                                                                                               YEAR ENDED
                                                                                               PERIOD           DECEMBER
                                                                     DECEMBER 31,      ----------------------      31,
                                                                 --------------------  1/1/93 -    8/11/93 -   -----------
                                                                   1991       1992      8/10/93    12/31/93       1994
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
INCOME STATEMENT DATA:
Net sales......................................................  $  83,232  $  85,895  $  57,171  $    34,339  $   101,114
Cost of sales..................................................     56,093     56,437     39,216       28,855       69,453
                                                                 ---------  ---------  ---------  -----------  -----------
Gross profit (3)...............................................     27,139     29,458     17,955        5,484       31,661
Operating expenses:
  Sales and marketing..........................................      9,325      9,772      6,570        4,116       11,328
  Provision for doubtful accounts..............................      1,800      1,600        919          157          655
  General and administrative...................................      5,103      5,522      3,121        2,158        5,435
  Amortization.................................................      2,498      2,512      1,527          409        1,067
  Other expense................................................        420        819        298          284          704
                                                                 ---------  ---------  ---------  -----------  -----------
Total operating expenses.......................................     19,146     20,225     12,435        7,124       19,189
                                                                 ---------  ---------  ---------  -----------  -----------
Earnings (loss) from operations................................      7,993      9,233      5,520       (1,640)      12,472
Other (income) expense:
  Other income, principally interest and late charges..........     (1,238)      (829)      (360)        (226)        (503)
  Interest and amortization of debt discount...................      8,403      7,626      4,432        3,254        8,255
                                                                 ---------  ---------  ---------  -----------  -----------
Other expense, net.............................................      7,165      6,797      4,072        3,028        7,752
                                                                 ---------  ---------  ---------  -----------  -----------
Income (loss) before income taxes..............................        828      2,436      1,448       (4,668)       4,720
Provision (benefit) for income taxes...........................         62         93         43       (1,559)       1,798
                                                                 ---------  ---------  ---------  -----------  -----------
Net income (loss) before extraordinary item....................  $     766  $   2,343  $   1,405  $    (3,109) $     2,922
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                 ---------  ---------  ---------  -----------  -----------
Net income (loss) before extraordinary item per share..........     --         --         --      $     (2.07) $      0.52
Weighted average common and common equivalent shares
 outstanding...................................................     --         --         --        1,499,900    5,660,000
SUPPLEMENTARY INCOME STATEMENT DATA: (4)
  Supplementary net income before extraordinary item...........
  Supplementary extraordinary item -- early extinguishment of debt, net of tax (5)........................................
  Supplementary net income (loss)..............................
  Supplementary net income per share before extraordinary
   item........................................................
  Supplementary extraordinary item per share -- early
   extinguishment of debt, net of tax (5)......................
  Supplementary net income (loss) per share....................
  Supplementary weighted average common and common equivalent shares outstanding:.........................................
OTHER FINANCIAL DATA:
Gross profit (3)...............................................  $  27,139  $  29,458  $  17,955  $    10,238  $    31,925
EBITDA (3)(6)..................................................     13,128     14,437      8,522        4,597       16,638
Capital expenditures...........................................        744        720        576          303        1,112
Cash flows from: (7)
  Operating activities.........................................      8,952      6,847     (8,565)      15,102       10,973
  Investing activities.........................................       (676)      (553)      (577)     (94,413)      (1,202)
  Financing activities.........................................     (9,845)    (5,967)     9,512       78,648       (9,549)
MARGINS:
Gross profit (3)...............................................       32.6%      34.3%      31.4%        29.8%        31.6%
EBITDA (3)(6)..................................................       15.8       16.8       14.9         13.4         16.5


                                                                                     THREE MONTHS

                                                                                        ENDED
                                                                               ------------------------
                                                                                APRIL 1,     MARCH 30,
                                                                   1995 (2)       1995       1996 (2)
                                                                 ------------  -----------  -----------

INCOME STATEMENT DATA:
Net sales......................................................  $    189,805  $    31,880   $  69,049
Cost of sales..................................................       139,587       21,733      47,329
                                                                 ------------  -----------  -----------
Gross profit (3)...............................................        50,218       10,147      21,720
Operating expenses:
  Sales and marketing..........................................        21,001        3,570       8,272
  Provision for doubtful accounts..............................           797          250         229
  General and administrative...................................        11,612        1,251       3,931
  Amortization.................................................         3,041          282       1,100
  Other expense................................................           665          113          81
                                                                 ------------  -----------  -----------
Total operating expenses.......................................        37,116        5,466      13,613
                                                                 ------------  -----------  -----------
Earnings (loss) from operations................................        13,102        4,681       8,107
Other (income) expense:
  Other income, principally interest and late charges..........          (583)        (104)       (131)
  Interest and amortization of debt discount...................        14,923        1,712       4,791
                                                                 ------------  -----------  -----------
Other expense, net.............................................        14,340        1,608       4,660
                                                                 ------------  -----------  -----------
Income (loss) before income taxes..............................        (1,238)       3,073       3,447
Provision (benefit) for income taxes...........................           836        1,125       1,866
                                                                 ------------  -----------  -----------
Net income (loss) before extraordinary item....................  $     (2,074) $     1,948   $   1,581
                                                                 ------------  -----------  -----------
                                                                 ------------  -----------  -----------
Net income (loss) before extraordinary item per share..........  $      (1.36) $      0.34   $    0.27
Weighted average common and common equivalent shares
 outstanding...................................................     1,524,663    5,660,000   5,957,150
SUPPLEMENTARY INCOME STATEMENT DATA: (4)
  Supplementary net income before extraordinary item...........  $      2,326               $    2,642
  Supplementary extraordinary item -- early extinguishment of
   debt, net of tax (5)........................................        (4,589)                  --
                                                                 ------------               -----------
  Supplementary net income (loss)..............................  $     (2,263)              $    2,642
                                                                 ------------               -----------
                                                                 ------------               -----------
  Supplementary net income per share before extraordinary
   item........................................................  $       0.25               $     0.28
  Supplementary extraordinary item per share -- early
   extinguishment of debt, net of tax (5)......................         (0.49)                  --
                                                                 ------------               -----------
  Supplementary net income (loss) per share....................  $      (0.24)              $     0.28
                                                                 ------------               -----------
                                                                 ------------               -----------
  Supplementary weighted average common and common equivalent
   shares outstanding:.........................................     9,284,763                9,557,150
OTHER FINANCIAL DATA:
Gross profit (3)...............................................  $     59,856  $    10,147  $   21,720
EBITDA (3)(6)..................................................        30,479        5,500      11,036
Capital expenditures...........................................         3,162          679         706
Cash flows from: (7)
  Operating activities.........................................         6,663        6,164         916
  Investing activities.........................................      (107,702)        (874)        (99 )
  Financing activities.........................................       104,365       (4,520)     (2,242 )
MARGINS:
Gross profit (3)...............................................          31.5%        31.8%       31.5 %
EBITDA (3)(6)..................................................          16.1         17.3        16.0

                                                                         PREDECESSOR (1)
                                                                 -------------------------------
                                                                      YEAR ENDED
                                                                                                          COMPANY
                                                                                                  ------------------------
                                                                                                               YEAR ENDED
                                                                                               PERIOD           DECEMBER
                                                                     DECEMBER 31,      ----------------------      31,
                                                                 --------------------  1/1/93 -    8/11/93 -   -----------
                                                                   1991       1992      8/10/93    12/31/93       1994
                                                                 ---------  ---------  ---------  -----------  -----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
BALANCE SHEET DATA (AT PERIOD END):
Cash...........................................................  $     473  $     402  $     716  $        53  $       380
Current assets.................................................     54,671     55,712     69,563       56,736       56,265
Total assets...................................................     85,649     82,785     95,349       88,970       85,524
Current liabilities............................................      8,870      9,519      9,907       10,174       13,388
Total debt.....................................................     60,374     55,024     65,053       71,369       62,057
Partners'/Stockholders' equity.................................     14,537     16,626     17,999        4,226        7,253


                                                                                     THREE MONTHS

                                                                                        ENDED
                                                                               ------------------------
                                                                                APRIL 1,     MARCH 30,
                                                                   1995 (2)       1995       1996 (2)
                                                                 ------------  -----------  -----------

BALANCE SHEET DATA (AT PERIOD END):
Cash...........................................................  $      3,706  $     1,210   $   2,146
Current assets.................................................       132,380       55,287     132,603
Total assets...................................................       263,796       84,601     260,370
Current liabilities............................................        41,767       14,909      41,356
Total debt.....................................................       174,039       57,605     171,647
Partners'/Stockholders' equity.................................         5,828        9,261       6,440

- ------------------------------
(1) On August 10, 1993, the Company purchased substantially all of the assets and certain liabilities of the Predecessor.

(2) The Company acquired Steinway in May 1995.

(3) Gross profit and EBITDA under the captions "Other Financial Data" and "Margins" for the period August 11, 1993 to December 31, 1993 and the years ended 1994 and 1995 reflect positive adjustments of $4,754, $264 and $9,638, respectively, relating to purchase accounting adjustments to inventory for the acquisition of Selmer in 1993 and the Steinway Acquisition in 1995.


(4) As adjusted to give effect to (i) a reduction in interest expense as a result of reductions in indebtedness upon application of the net proceeds to the Company of the Offering, (ii) conversion of the Convertible Participating Preferred Stock into shares of Ordinary Common Stock and (iii) the exercise of all outstanding warrants to purchase Ordinary Common Stock, in each case as if all such transactions had occurred on January 1, 1995. See "Use of Proceeds." Supplementary weighted average common and common equivalent shares reflect the additional shares assumed to be outstanding to effect the transactions described above.



(5) In connection with the reduction in indebtedness upon application of the net proceeds to the Company from the Offering, the Company will incur prepayment penalties estimated to approximate $4.0 million which, together with the write-off of related deferred offering costs and debt discounts, would have resulted in an extraordinary charge, net of tax, of approximately $4,589 during the year ended December 31, 1995.



(6) EBITDA represents earnings before depreciation and amortization, net interest expense, other expenses (including certain management fees and bank fees) and income tax expense (benefit), adjusted to exclude non-recurring charges. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements which the Company believes certain investors find to be useful. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.



(7) For more information regarding cash flow data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION OF STEINWAY

    The following table sets forth selected consolidated financial information for Steinway. The selected historical balance sheet data as of and for each of the five years in the period ended June 30, 1994 are derived from the audited financial statements of Steinway. The selected historical financial data as of and for the nine month periods ended March 31, 1994 and 1995 are unaudited but, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The table should be read in conjunction with the Consolidated Financial Statements of Steinway, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                                  NINE MONTHS ENDED
                                                     FISCAL YEAR ENDED JUNE 30,                ------------------------
                                        -----------------------------------------------------   MARCH 31,    MARCH 31,
                                          1990       1991       1992       1993       1994        1994         1995
                                        ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                    (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales...........................  $  92,037  $  98,816  $  89,240  $  89,714  $ 101,896   $  77,724    $  93,539
  Gross profit........................     33,673     35,586     30,759     26,139     31,636      24,178       31,000
  Operating income....................     10,096      9,124      4,556      1,919      8,795       7,334       12,304
  Income (loss) from continuing
   operations.........................      3,077      2,753     (2,930)    (3,009)     2,487       1,940        4,430
  Net income (loss) (1)...............      3,618      2,825    (10,335)    (3,009)     3,115       1,940        4,430

OTHER DATA:
  EBITDA (2)..........................  $  13,500  $  13,535  $   9,591  $   6,067  $  13,068   $  10,243    $  15,205
  Non-recurring charges (3)...........      1,861      2,319      2,532      2,047      1,658       1,244        1,115
  Interest expense, net...............      3,448      3,186      3,307      4,390      3,842       3,048        2,664
  Depreciation and amortization (4)...      1,669      2,099      2,675      2,695      2,664       1,944        2,017
  Capital expenditures (5)............      2,451      1,889      1,936      1,237      1,145         838        1,569
  Steinway grand pianos sold (in
   units).............................      3,558      3,282      2,648      2,245      2,569       2,027        2,248

CASH FLOWS FROM: (6)
  Operating activities................      5,684      2,104     (5,417)     3,829      8,437       7,485        5,119
  Investing activities................     (3,375)    (4,280)       899      8,058     (3,436)     (2,118)         508
  Financing activities................     (1,894)    (2,024)     4,097    (10,856)    (5,354)     (5,345)      (6,595)

MARGINS:
  Gross profit........................       36.6%      36.0%      34.5%      29.1%      31.0%       31.1%        33.1%
  EBITDA (2)..........................       14.7       13.7       10.7        6.8       12.8        16.3         16.3

BALANCE SHEET DATA (AT PERIOD END):
  Cash................................  $   1,110  $     664  $     564  $   1,606  $   1,396   $   1,197    $   1,080
  Current assets......................     68,306     70,120     73,300     56,259     58,760      55,466       61,459
  Total assets........................     85,701     87,832     91,784     72,677     76,019      72,467       79,445
  Current liabilities.................     30,327     32,078     45,602     31,896     32,969      27,280       29,034
  Total debt..........................     47,919     49,576     55,353     44,397     38,468      39,058       32,934
  Redeemable equity...................      3,614      4,227      1,471      1,000        270       1,092          510
  Stockholders' equity................      9,066     10,606      3,690        767      4,935       2,741        9,696


- ------------------------------
(1) Net loss for the fiscal year ended June 30, 1992 includes loss from discontinued operations of $7,405 as a result of Steinway's September 14, 1992 disposition of its Gemeinhardt Company, Inc. subsidiary.

(2) EBITDA represents earnings before depreciation and amortization, net interest expense, other expenses (including certain management fees and bank fees) and income tax expense (benefit), adjusted to exclude non-recurring charges and charges related to previous ownership, which were eliminated. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements which management believes certain investors find to be a useful tool for measuring the ability to service debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.

(3) Non-recurring charges represent certain costs and expenses primarily consisting of certain executive compensation and benefits and office related expenses of Steinway which, as a result of the Steinway Acquisition, have been eliminated.

(4) Depreciation and amortization for the fiscal year ended June 30, 1994 excludes approximately $563 of amortization of deferred financing costs written off pursuant to a debt refinancing effected in April 1994.

(5) Capital expenditures of Steinway exclude expenditures for additions to the Concert and Artist Piano Bank. See "Business -- Sales and Marketing."


(6) For more information regarding cash flow data, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the Company's Consolidated Financial Statements included elsewhere in this Prospectus.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    The following discussion provides an assessment of the results of operations and liquidity and capital resources for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus. All references to years are to fiscal years, and all note references are to the accompanying Notes to the Company's Consolidated Financial Statements. The Company's fiscal year ends on December 31 and, prior to the Steinway Acquisition, Steinway's fiscal year ended on June 30.

                                  THE COMPANY

OVERVIEW


    The Company, through its subsidiaries Steinway and Selmer, is one of the world's leading manufacturers of musical instruments. On a pro forma combined basis, the Company's net sales and earnings from operations improved 8.7% and 28.0%, respectively, for 1995 compared to 1994. The Company believes that these operating performance improvements have resulted from implementation of the Company's strategy to capitalize on its strong brand names and leading market positions.



    Steinway's piano sales are influenced by general economic conditions in the United States and Europe, demographic trends and general interest in music and the arts. Steinway's operating results are primarily influenced by grand piano sales. Given the total number of grand pianos sold by Steinway in any year (2,797 sold in 1995), a decrease in a relatively few number of units being sold can have a material impact on the Company's business and operating results. Domestic grand piano unit sales have increased 42.3% from 1992 to 1995, largely attributable to the economic recovery in the United States as well as increased selling and marketing efforts. Grand piano unit sales to international markets have decreased by 3.5% over the same period primarily as a result of the weakness of the European economies. In 1995, approximately 50% of Steinway's net sales were in the United States, 37% in Europe and the remaining 13% primarily in Asia.


    Selmer is the largest domestic manufacturer of band and orchestral instruments and related accessories, including a complete line of brasswind, woodwind, percussion and stringed instruments used by student, amateur and professional musicians. Beginner instruments accounted for 76% of Selmer's units sales and 53% of instrument revenues in 1995 with advanced and professional instruments representing the balance.

    Sales of student instruments are influenced primarily by trends in school enrollment and general interest in music and the arts. The school instrument business is generally resistant to macroeconomic cycles and strongly correlated to the number of school children in the United States, which is expected to grow steadily over the next ten years.

    Selmer's instrument unit sales have grown an average of 4% a year, and net sales have grown an average of 9% a year, since 1993. This unit and net sales growth is the result of management's efforts to improve Selmer's manufacturing and sales capabilities as well as an increase in student enrollment and the level of interest in music. In addition, management has increased production to meet the increasing demand for its products.

    Although the Company cannot accurately predict the precise effect of inflation on its operations, it does not believe that inflation has had a material effect on net sales or results of operations in recent years. Net sales to customers outside the United States represent approximately 38% of consolidated net sales, with Steinway's net sales accounting for over 77% of these international sales. A significant portion of Steinway's net international sales originate from its German manufacturing facility, resulting in net sales, cost of sales and related operating expenses denominated in Deutsche Marks. While currency translation has affected international net sales, cost of sales and related operating expenses, it has not had a material impact on operating income. The Company utilizes financial instruments such as forward exchange contracts and currency options to reduce the impact of exchange rate fluctuations on firm and anticipated cash flow exposures and certain assets and liabilities denominated in currencies other than the functional currency. The Company does not purchase currency related financial instruments for purposes other than exchange rate risk management.

RESULTS OF OPERATIONS

    The results of operations for the period beginning January 1, 1993 and ending August 10, 1993, during which the Company was owned by an affiliate of Integrated Resources, Inc., and for the period beginning August 11, 1993 and ending December 31, 1993, during which the Company was owned by its current owners, have been combined for comparative purposes.

    On May 25, 1995, the Company acquired Steinway for approximately $104.0 million. The Steinway Acquisition was effected pursuant to a Merger Agreement dated as of April 11, 1995. The Steinway Acquisition is being accounted for as a purchase for financial reporting purposes. The Consolidated Financial Statements of the Company as of and for the year ending December 31, 1995 include the effects of the Steinway Acquisition as well as the results of operations for Steinway for the period May 25, 1995 to December 31, 1995.

    The following table is derived from the Company's Consolidated Statements of Operations for the periods indicated and presents the results of operations as a percentage of net sales:

                                                                                              THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,         -----------------------------------------
                                            -------------------------------------   APRIL 1,    APRIL 1, 1995    MARCH 30,
                                               1993         1994         1995         1995        PRO FORMA         1996
                                            -----------  -----------  -----------  -----------  --------------  ------------
INCOME STATEMENT DATA:
  Net sales...............................      100.0%       100.0%       100.0%       100.0%        100.0%          100.0%
  Cost of sales (1).......................       69.2         68.4         68.5         68.2          67.7            68.5
                                                -----        -----        -----        -----         -----           -----
    Gross profit (1)......................       30.8         31.6         31.5         31.8          32.3            31.5
  Total operating expenses................       21.4         19.0         19.6         17.1          21.0            19.7
                                                -----        -----        -----        -----         -----           -----
    Earnings from operations (1)..........        9.4%        12.6%        11.9%        14.7%         11.3%           11.7%

- ------------------------
(1) Gross profit and earnings from operations for the years ended 1993, 1994 and 1995 reflect positive adjustments of $4,754, $264 and $9,638, respectively, relating to purchase accounting adjustments to inventory for the acquisition of Selmer in 1993 and the Steinway Acquisition in 1995.

    THREE MONTHS ENDED MARCH 30, 1996 COMPARED TO THREE MONTHS ENDED APRIL 1,
1995


    NET SALES -- Net sales increased by $37.2 million (116.6%) to $69.0 million in the first quarter of 1996. The Steinway Acquisition contributed $31.8 million in net sales to the first quarter of 1996. Selmer's net sales increased $5.4 million (17.0%) with instrument unit growth of 8.4% representing $2.3 million of the increase. The balance of the sales increase relates to price realization. On a pro forma basis, net sales increased $9.1 million (15.1%) reflecting strong growth at Selmer and increased contribution from Steinway, primarily as a result of a 15% increase in domestic unit sales of grand pianos.


    GROSS PROFIT -- Gross profit increased by $11.6 million (114.1%) to $21.7 million in the first quarter of 1996. Steinway contributed $9.6 million of gross profit. On a pro forma basis, gross profit improved $2.4 million (12.2%), with gross profit margins declining from 32.3% to 31.5% due to product mix changes.

    OPERATING EXPENSES -- Operating expenses increased by $8.1 million (149.0%) to $13.6 million in the first quarter of 1996. Steinway operating expenses were $7.6 million for the quarter. On a pro forma basis, operating expenses increased $1.0 million (8.3%); however, operating expenses as a percentage of net sales decreased from 21.0% to 19.7%.

    EARNINGS FROM OPERATIONS -- Earnings from operations increased by $3.4 million (73.2%) to $8.1 million in the first quarter of 1996. Steinway contributed $2.0 million of operating income during the period. On a pro forma basis, earnings from operations increased $1.3 million (19.6%), primarily due to earnings on the increased net sales and a decrease in operating expenses as a percentage of sales.

    NET INTEREST EXPENSE -- Net interest expense increased by $3.1 million (189.8%) to $4.7 million in the first quarter of 1996 primarily due to higher outstanding long-term debt balances relating to the Steinway Acquisition. On a pro forma basis, net interest expense decreased $.1 million (2.3%), primarily due to lower outstanding debt balances.

    1995 COMPARED TO 1994


    NET SALES -- Net sales increased by $88.7 million (87.7%) to $189.8 million in 1995. Steinway's net sales contributed $80.9 million during the period May 25, 1995 to December 31, 1995. Selmer's net sales increased $7.8 million (7.7%) as compared to 1994. Modest instrument unit growth contributed $2.0 million. The remaining increase can be attributed to price realization in most divisions.


    GROSS PROFIT -- Gross profit increased by $27.9 million (87.5%) to $59.9 million in 1995 after positive adjustments of $9.6 million and $0.3 million in 1995 and 1994, respectively, relating to purchase accounting adjustments to inventory. Selmer gross profits increased by $1.9 million (5.8%) to $33.8 million. Steinway contributed $26.1 million of gross profit. Gross profit as a percentage of net sales remained essentially unchanged.

    OPERATING EXPENSES -- Operating expenses increased by $17.9 million (93.4%) to $37.1 million in 1995. Steinway operating expenses were $17.7 million for the period. Selmer operating expenses increased $0.2 million (1.3%) to $19.4 million, but decreased as a percentage of net sales from 19.0% in 1994 to 17.9% in 1995.

    EARNINGS FROM OPERATIONS -- Earnings from operations (excluding charges incurred by the Company in the amounts of $9.6 million and $0.2 million in 1995 and 1994, respectively, relating to the purchase accounting adjustments to inventory) increased by $10.0 million (78.6%) to $22.7 million. Steinway operating income was $8.4 million for the period. Selmer operating income increased by $1.6 million (12.6%) to $14.3 million, primarily due to the earnings on the increased sales and minimal increases in operating expenses.

    NET INTEREST EXPENSE -- Net interest expense increased by $6.6 million (85.0%) to $14.3 million in 1995 due to the higher outstanding long-term debt relating to the Steinway Acquisition.

    1994 COMPARED TO 1993


    NET SALES -- Net sales increased by $9.6 million (10.5%) to $101.1 million in 1994. Virtually all of Selmer's product lines increased due to strong industry demand. Instrument unit volume increases, ranging from 4.4% for band instruments to 11.5% for acoustic percussion instruments, represented $4.5 million of the increase. The balance of the sales increase was primarily attributable to price realization.


    GROSS PROFIT -- Gross profit increased by $3.7 million (13.1%) to $31.9 million in 1994, after positive adjustments of $0.2 million and $4.8 million in 1994 and 1993, respectively, relating to purchase accounting adjustments to inventory. Gross profit as a percentage of net sales increased from 30.8% in 1993 to 31.6% in 1994. The increase resulted primarily from overall price appreciation exceeding cost increases.

    OPERATING EXPENSES -- Operating expenses decreased $0.4 million (1.9%) to $19.2 million in 1994. This decrease was attributable to a $0.9 million reduction in amortization expenses due to the higher amortization expense incurred prior to the acquisition of Selmer in 1993. The provision for doubtful accounts was reduced by $0.4 million in 1994. These decreases were offset by an increase in sales and marketing expenses of $0.6 million (6.0%), to $11.3 million relating to incentive programs directly associated with customer purchases.

    EARNINGS FROM OPERATIONS -- Earnings from operations (excluding charges incurred by the Company in the amounts of $0.2 million and $4.8 million in 1994 and 1993, respectively, relating to the purchase accounting adjustments to inventory) increased $4.1 million (47.5%) to $12.7 million as a result of the increased sales for the year.

    NET INTEREST EXPENSE -- Net interest expense increased by $0.7 million (9.2%) to $7.8 million in 1994 due to higher outstanding debt balances.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has relied primarily upon cash provided by operations, supplemented as necessary by seasonal borrowings under its Bank Credit Facility, to finance its operations, repay long-term indebtedness and fund capital expenditures.



    The Company has financed its major acquisitions through the issuance of long-term debt and stock. Cash provided from the issuance of $110.0 million of Senior Subordinated Notes funded the Steinway Acquisition in 1995. Cash provided from the issuance of $55.0 million of Senior Secured Notes, $5.0 million of Subordinated Notes, and $5.0 million of Common Stock funded the Selmer acquisition in 1993. The balance of the financing for the Selmer acquisition was funded by borrowings under the Company's Bank Credit Facility.



    Cash provided by operations was $6.7 million in 1995, $11.0 million in 1994 and $6.5 million for the combined periods in 1993. The decrease in cash provided by operations in 1995 is primarily due to $7.4 million invested in increased accounts receivable, inventories and prepaid assets, offset by an additional $3.1 million of cash earnings from operations. The increase in cash provided by operations in 1994 as compared to 1993 is primarily attributable to $3.1 million provided from changes in inventory and current liability balances and an additional $1.4 million provided by cash earnings from operations.



    The Company's investing activities used cash of $102.8 million in 1995 and $94.1 million in 1993 to acquire Steinway and Selmer, respectively.


    Capital expenditures in 1995, 1994 and 1993 were $3.2 million, $1.1 million and $0.9 million, respectively. These capital expenditures were used primarily for the purchase of new machinery and building improvements. The Company expects to increase its level of capital expenditures to approximately $5.0 million in each of 1996 and 1997 in order to modernize, expand and renovate its facilities.

    Like most of its competitors, Selmer sells band instruments almost entirely on credit. These programs create large working capital requirements during the year when band instrument receivable balances reach highs of approximately $50.0 million in August and September, and lows of approximately $20.0 million in January and February. The financing programs, intended to assist dealers with the seasonality inherent in the industry and to facilitate the rent-to-own programs offered to students by many retailers, also allow Selmer to match its production and delivery schedules. Selmer offers the following two forms of financing to qualified band instrument dealers:

         (i) RECEIVABLE DATING: Purchases made from January through September have payment due in October. Purchases made from October through December have payment due in January. Customers are offered discounts for early payment.

        (ii) NOTE RECEIVABLE FINANCING: Qualified dealers may convert open accounts to a note payable to Selmer. The note program is offered in January and October, and coincides with the receivable dating program. The note receivable is secured by dealer inventories and receivables. The majority of Selmer's notes receivable are purchased by a third-party financial institution, on a full recourse basis. Selmer's current arrangement, which allows the financial institution to purchase, at its option, up to an aggregate of $15.0 million of notes receivable per year, expires in 1997. Net notes receivable sales generated approximately $13.0 million and $12.0 million in cash in 1995 and 1994, respectively.

    Unlike many of its competitors in the piano industry, Steinway does not provide extended financing arrangements to its dealers. To facilitate long-term financing required by some dealers, Steinway has arranged for financing through a third-party provider which generally involves no guarantee by Steinway.

    The Bank Credit Facility was restated on May 25, 1995, and provides the Company with a potential borrowing capacity of up to $60.0 million, based on eligible accounts receivable and inventory. Borrowings are secured by a first lien on the Company's domestic inventory, receivables, a first lien on

Steinway's fixed assets and a second lien on Selmer's fixed assets. As of March 30, 1996, $2.7 million was outstanding, and availability was approximately $51.7 million. The Bank Credit Facility bears interest, at the option of the Company, at (i) the higher of the prime rate or the federal funds rate plus 0.5% on any day, plus 1.5%, or (ii) the Eurodollar rate plus 3.0%, and expires March 31, 2000. Open account loans with foreign banks also provide for borrowings by Steinway's foreign subsidiaries of up to 20 million Deutsche Marks (approximately $13.1 million as of the date hereof).


    At March 30, 1996, the Company's outstanding long-term indebtedness amounted to $171.6 million. Such long-term indebtedness consists of $110 million of 11.00% Senior Subordinated Notes due 2005, $43.2 million of 11.00% Senior Secured Notes due 2000, $9.7 million of 10.92% Senior Secured Notes due 2000, and $6.0 million of notes payable to foreign banks. Cash interest paid during the three months ended April 1, 1995 and March 30, 1996 was $271,000 and $189,000, respectively, and during fiscal 1993, 1994 and 1995 was $6.5 million, $8.0 million and $13.4 million, respectively. The net proceeds of the Offering will be used to repay and defease the 11.00% Senior Secured Notes due 2000 and the 10.92% Senior Secured Notes due 2000. See "Use of Proceeds." The Company's debt agreements contain restrictive covenants that place certain restrictions on the Company, including restrictions to the Company's ability to make investments in other entities or to pay cash dividends. See "Description of Certain Indebtedness."

    The Company believes that cash on hand, together with cash flow anticipated from operations and available borrowings under the Bank Credit Facility, will be adequate to meet debt service requirements, fund continuing capital requirements and satisfy working capital and general corporate needs through the next twelve months.

    The Company may need to raise additional funds through public or private debt or equity financing in order to take advantage of opportunities that may become available to the Company, including more rapid expansion and acquisition of businesses or products.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which the Company adopted effective January 1996. SFAS No. 121 is not expected to have a material effect on the Company's net income or financial position. In October 1995, the FASB issued SFAS No. 123, "Accounting for
Stock-Based Compensation." SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25 which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company adopted SFAS No. 123 effective January 1, 1996 and intends to account for employee stock-based compensation arrangements under APB Opinion No. 25.

                                    STEINWAY

RESULTS OF OPERATIONS

    The following table is derived from Steinway's Statements of Operations for the periods indicated and presents the results of operations as a percentage of net sales:

                                                            FISCAL YEAR ENDED JUNE       NINE MONTHS ENDED
                                                                     30,             --------------------------
                                                           ------------------------   MARCH 31,     MARCH 31,
                                                              1993         1994          1994          1995
                                                           -----------  -----------  ------------  ------------
INCOME STATEMENT DATA:
  Net sales..............................................      100.0%       100.0%        100.0%        100.0%
  Cost of sales..........................................       70.9         69.0          68.9          66.9
                                                               -----        -----         -----         -----
    Gross profit.........................................       29.1         31.0          31.1          33.1
  Operating expenses.....................................       27.0         22.4          21.7          20.0
    Operating income.....................................        2.1%         8.6%          9.4%         13.2%

    NINE MONTHS ENDED MARCH 31, 1995 COMPARED TO NINE MONTHS ENDED MARCH 31,
1994


    NET SALES -- Net sales increased by $15.8 million (20.3%) to $93.5 million for the nine months ended March 31, 1995. Steinway's strong recovery continued through the nine months ended March 31, 1995. This increase was principally attributable to an 8.9% increase in units sold. In addition, sales were favorably affected by increases in selling prices of approximately 5.0%, both at the wholesale and retail levels. The strengthening of the Deutsche Mark relative to the dollar likewise positively affected sales, contributing $4.4 million to the overall increase.


    GROSS PROFIT -- Gross profit for the nine months ended March 31, 1995 increased by $6.8 million (28.2%) to $31.0 million, and gross profit margins improved to 33.1% from 31.1% for the comparable period in 1994. These improvements reflect both the sales volume increase and improved absorption of production overhead as activity in the manufacturing plants continued to increase to meet higher demand.


    OPERATING EXPENSES -- Selling, general and administrative ("SG&A") expenses increased by $1.9 million (11.0%) to $18.7 million for the nine months ended March 31, 1995. The balance is consistent with the higher level of sales activity. The strengthening of the Deutsche Mark accounted for $0.8 million of this increase. As a percentage of sales, SG&A expenses decreased to 20.0% from 21.7% .


    OPERATING INCOME -- The increase in sales volume, improved production efficiency and continued cost containment resulted in an increase in operating income of $5.0 million (67.8%) to $12.3 million for the nine month period ended March 31, 1995.

    NET INTEREST EXPENSE -- Net interest expense decreased by $0.4 million (12.6%) to $2.7 million principally due to Steinway's reduction in amounts outstanding under its revolving credit lines with cash generated by operations.

    FISCAL YEAR JUNE 30, 1994 COMPARED TO FISCAL YEAR JUNE 30, 1993


    NET SALES -- Net sales increased by $12.2 million (13.6%) to $101.9 million in fiscal 1994. The continued economic recovery in the United States and, to a lesser extent, Europe contributed to an increase in unit sales of 17.6%. This volume increase was somewhat offset by a weakening in the value of the Deutsche Mark which resulted in a decrease of $3.2 million in sales.


    GROSS PROFIT -- In fiscal 1994, gross profit improved by $5.5 million (21.0%) to $31.6 million. The gross margin improved to 31.0% from 29.1% in fiscal 1993. These performance indicators, which substantially exceed the improvement at the sales level, reflect the positive impact of cost reduction programs implemented in fiscal 1992 and fiscal 1993 as well as the increased manufacturing efficiency associated with the higher production volume.


    OPERATING EXPENSES -- SG&A expenses (which in 1993 included a pension curtailment gain of $1.1 million and restructuring charges of $0.8 million) decreased by $1.4 million (5.7%) in fiscal 1994. Approximately one-half of this decrease is attributable to the weakening of the Deutsche Mark. The balance resulted from reductions implemented during the year.


    OPERATING INCOME -- The impact of cost reduction programs implemented during fiscal 1992 and fiscal 1993, as well as the continued economic recovery, contributed to a tremendous improvement in operating profits, which increased by $6.9 million (358%) to $8.8 million in fiscal 1994. These improved results were achieved even as unit sales remained well below traditional levels. The total grand piano unit sales for fiscal 1994 of 2,572 was only 76.3% of Steinway's 30-year average of 3,011.

    NET INTEREST EXPENSE -- Net interest expense decreased by $0.5 million (12.5%) to $3.8 million in fiscal 1994 principally due to Steinway's reduction in amounts outstanding under its revolving credit lines with cash generated by operations.

                                    BUSINESS

GENERAL

    The Company, through its subsidiaries Steinway and Selmer, is one of the world's leading manufacturers of musical instruments. Steinway produces the highest quality piano in the world and has one of the most widely recognized and prestigious brand names. For more than a century, the Steinway concert grand has been the piano of choice for the world's greatest and most popular pianists, including artists such as Vladimir Horowitz, George Gershwin and Billy Joel. More than 90% of all concert piano performances worldwide were on Steinway grand pianos during the 1995 concert season. Selmer is the leading domestic manufacturer of band and orchestral instruments and related accessories, including a complete line of brasswind, woodwind, percussion and stringed instruments. SELMER PARIS saxophones, BACH trumpets and trombones and LUDWIG snare drums are considered by many to be the finest such instruments in the world. In 1995, Selmer's domestic market share was approximately 42% in advanced and professional band instruments and 25% in beginner instruments.

    Steinway concentrates on the high-end grand piano segment of the industry. Steinway also offers vertical pianos as well as a mid-priced line of grand and vertical pianos under the Boston brand name to provide dealers with a broader product line. Steinway hand crafts its pianos in New York and Germany and sells them through more than 200 independent piano dealers worldwide and five Steinway-operated retail showrooms located in New York, New Jersey, London, Hamburg and Berlin. In 1995, approximately 50% of Steinway's net sales were in the United States, 37% in Europe and the remaining 13% primarily in Asia.

    Selmer has the leading domestic market share in virtually all of its product lines, with such widely recognized brand names as SELMER PARIS, BACH, GLAESEL, WILLIAM LEWIS, LUDWIG and MUSSER. Selmer's products are made by highly skilled craftsmen at manufacturing facilities in Indiana, North Carolina, Ohio and Illinois, and sold through more than 1,600 independent dealers. Beginner instruments accounted for 76% of Selmer's unit sales and 53% of instrument revenues in 1995 with advanced and professional instruments representing the balance. In 1995, 81% of Selmer's net sales were in the United States.

    The Company acquired Selmer in August 1993 from an affiliate of Integrated Resources, Inc., and Steinway in May 1995 from John and Robert Birmingham.

HISTORY

    STEINWAY. Steinway & Sons was founded in 1853 by Henry Engelhard Steinway and his three sons. Steinway's superior instruments and aggressive marketing efforts resulted in rapid expansion. By 1860, Steinway was the world's largest piano manufacturer with 350 employees and a weekly production of thirty square and five grand pianos. In 1875, the Steinways established a showroom and concert hall in London and, in 1880, a factory in Hamburg, Germany. In 1928, Steinway's current foreign manufacturing facility was opened in Hamburg.

    Steinway's global success and fame was symbolized by the 1925 opening of a new Steinway Hall on West 57th Street in New York. In 1972, the Steinway family sold their piano business to an affiliate of the Columbia Broadcasting System television network ("CBS"), but remained intimately involved with the management of the operations. In 1985, CBS sold Steinway to John and Robert Birmingham. In May 1995, the Company acquired Steinway from the Birmingham brothers.

    SELMER. In 1885, Henri Selmer, a renowned French clarinetist, founded Henri Selmer et Cie ("Selmer Paris"), a French musical instrument manufacturer. Alexander Selmer, Henri's brother, began to use clarinets manufactured by Selmer Paris in symphony performances throughout France and America. After receiving many inquiries and requests for the clarinets, Alexander opened a retail shop in New York to sell musical instruments. Alexander returned to Paris and left the American Selmer concern to an employee, George Bundy. Mr. Bundy directed the firm until his death in 1951 and grew Selmer into a leading manufacturer and importer of musical instruments and related merchandise.

    Through a number of selected acquisitions and internal growth, Selmer has expanded into a full-line musical instrument manufacturer. In 1978, Selmer acquired Glaesel Stringed Instrument Service, Inc., a manufacturer and distributor of violins, cellos and stringed basses. In 1981, Selmer acquired Ludwig Industries, a leading drum manufacturer, and Musser, its orchestral percussion division. In 1993, the Company purchased Selmer's assets from an affiliate of Integrated Resources, Inc. In 1995, Selmer acquired the assets of William Lewis & Son, a manufacturer of orchestral stringed instruments, from Gemeinhardt Company, Incorporated.

BUSINESS STRATEGY


    The Company believes that there are significant opportunities in the Steinway and Selmer businesses which were not fully pursued by the previous owners. The Company's strategy is to capitalize on its strong brand names and leading market positions to grow sales and profitability. On a pro forma combined basis, the Company's net sales and earnings from operations improved 8.7% and 28.0%, respectively, for 1995 compared to 1994, and 15.1% and 19.4%, respectively, for the first quarter of 1996 over the comparable period in 1995. The Company intends to pursue the following strategic opportunities.


    CAPITALIZE ON SELMER'S STRONG INDUSTRY DEMAND

    The Company believes that the domestic demand for band and orchestral instruments has increased significantly over the last few years as a result of strong demographic trends and a heightened overall interest in music. Sales of Selmer instruments have been generally resistant to macroeconomic cycles and are strongly correlated to the number of school children in the United States. The domestic student population is currently the largest it has been over the past 30 years and is expected to grow steadily over the next decade. During the past two years, Selmer has been unable to manufacture enough instruments to satisfy the demand for its products. Selmer has recently made investments to improve production output and expand capacity, including hiring and training of additional personnel and installation of state-of-the-art equipment. The Company expects to benefit from increased production in 1996. For the first quarter of 1996, Selmer's net sales were up 17.0% with instrument unit volumes up 8.4% compared to the first quarter of 1995.

    INCREASE STEINWAY'S PENETRATION OF DOMESTIC MARKET

    Steinway's share of the domestic grand piano market was approximately 7% in 1995. The Company believes there is a significant opportunity to better penetrate the domestic market through improved selling and marketing techniques and better training and selection of dealers. During the past two years, Steinway has increased its focus on these efforts and has developed several new initiatives. For example, dealer training material has been redesigned and customized marketing campaigns have been developed for all dealers. In addition, each market is reviewed periodically and rated relative to its size and demographic potential. Underperforming markets are targeted and a comprehensive plan is developed to improve performance. Largely as a result of these measures, domestic unit sales of grand pianos increased 11% from 1994 to 1995 and 15% from the first quarter of 1995 to the comparable period in 1996.


    The institutional segment of the U.S. piano market, which includes music schools, conservatories and universities, currently represents less than 10% of Steinway's domestic sales. Until recently, many institutions have been reluctant to purchase new pianos because of the high cost and their limited annual budgets. The Company estimates that existing institutional pianos have an average age of approximately 30 years and are, therefore, prime candidates for replacement. In 1995, Steinway introduced a new marketing initiative, supported by a unique third-party financing program, which enables institutions to purchase pianos on a long-term installment basis at attractive financing terms. The historically high resale value of Steinway pianos allows the third-party lender to provide this attractive financing program without any obligation on the part of the Company. The Company believes that this program will significantly enhance its institutional sales efforts. Since its recent implementation, the program has helped generate additional institutional sales, including the sale of over 80 pianos to two major U.S. universities which had previously been using competitors' pianos.

    PURSUE STRATEGIC ACQUISITIONS

    The Company believes that the fragmented nature of the music industry provides significant opportunities for acquisitions to further increase its growth. The Company considers itself uniquely positioned to make strategic acquisitions in complementary music-related businesses due to its market leadership, broad distribution capabilities and history of successful acquisitions. Several acquisition opportunities have been identified with candidates that have attractive market shares and growth potential, as well as other candidates whose manufacturing and distribution systems can be combined with the Company's systems to achieve operating efficiencies. Currently, the Company is at various stages of discussions with several potential acquisition candidates.

    EXPLOIT INTERNATIONAL OPPORTUNITIES

    The Company believes that Steinway is well positioned to benefit from further economic recovery in Europe. Since 1992, the number of Steinway grand pianos sold outside the United States has been relatively flat at approximately 900 units per year. However, for the 15 years prior to 1992, Steinway's foreign operations sold approximately 1,200 to 1,400 grand pianos annually. The Company believes this recent decline is primarily due to relatively weak economies in Europe, particularly in its largest markets of Germany, Switzerland, France and Italy. The Company believes that it has at least maintained its market share in its foreign markets throughout this period and expects to benefit significantly from a recovery of foreign sales to levels which more closely resemble Steinway's higher historical experience.

    In addition, the Company is exploring expansion opportunities for Steinway beyond its traditional markets of North America and Western Europe. One of the most attractive opportunities for Steinway lies in its continued expansion into the Asian piano market. Steinway's current market share in Japan and Korea combined is less than 1.0%, although these countries are two of the largest piano markets in the world. Although the Steinway piano has an excellent reputation in Asia and is the piano of choice in virtually every Japanese concert venue, Steinway has not historically focused significant selling or marketing efforts in these markets. The Company is reviewing these important markets and is taking steps to improve Steinway's local distribution and marketing capabilities.

    Although Selmer's brand names are recognized worldwide, foreign sales have historically represented less than 20% of Selmer's net sales, due largely to manufacturing capacity limitations at its present facilities. The Company believes that the European market presents significant opportunities for growth, particularly in the professional segment. To target this market, the Company is aggressively pursuing relationships with new dealers as well as utilizing the existing Steinway dealer network.

    IMPROVE MANUFACTURING EFFICIENCIES

    The Company believes that Steinway and Selmer manufacture the highest quality musical instruments in the world. The manufacturing processes of both companies require a significant level of hand craftsmanship. A Steinway grand piano contains more than 12,000 parts. At Selmer, the manufacturing process for a typical instrument involves thousands of intricate and precise steps. The Company believes that, over time, portions of the manufacturing processes for Steinway and Selmer can be simplified or stream-lined to improve productivity without compromising the quality and integrity of the finished product. The Company has increased its capital expenditure budget for 1996 and 1997 to approximately $5.0 million from $4.1 million in 1995 on a pro forma basis. The majority of this spending is targeted for capacity expansion and manufacturing quality and productivity improvements.

PRODUCTS

    STEINWAY. Steinway concentrates on the high-end grand piano segment of the industry. Steinway also offers vertical pianos as well as a mid-priced line of grand and vertical pianos under the Boston brand name to provide dealers with a broader product line. Steinway pianos differ from all others in design specifications, materials used and assembly process. All of Steinway's patented designs and innovations, referred to in the piano industry as "The Steinway System," contribute to the unique sound and quality of the Steinway piano.

    GRAND PIANOS. Grand pianos historically have accounted for the bulk of Steinway's production. Steinway offers eight models of the grand piano that range in length from 155 cm (5'1") for a baby grand to 274 cm (9') for the largest concert-style piano. The smaller grands are sold to both individual and institutional customers, while the concert grands are sold primarily to institutions. Grand pianos are at the premium end of the piano market in terms of quality and price, with the Steinway grands dominating the high end of the market with retail prices generally ranging from $27,600 to $101,200 in the United States.


    In 1995, Steinway sold 2,797 grand pianos, with 1,912 units shipped from its New York facility and 885 units shipped from its Hamburg facility. The following table shows the Steinway grand piano units sold per year for the past five years.



         HISTORICAL STEINWAY GRAND PIANO UNIT SALES FOR YEARS 1991-1995



 CALENDAR
   YEAR       NEW YORK      HAMBURG      TOTAL
- -----------  -----------  -----------  ---------
   1991           1,550        1,438       2,988
   1992           1,344          917       2,261
   1993           1,631          887       2,518
   1994           1,798          953       2,751
   1995           1,912          885       2,797


    VERTICAL PIANOS. Steinway produces vertical pianos primarily to offer its dealers a complete line of pianos and to satisfy the needs of institutions and other customers who are constrained by space limitations but unwilling to compromise on quality. Steinway's four models of vertical pianos range in height from 114 cm (45") to 132 cm (52").

    THE BOSTON PIANO LINE. In October 1991, Steinway introduced the Boston piano, a complete line of grand and vertical pianos designed by Steinway and manufactured by a Japanese manufacturer to provide Steinway dealers with pianos priced in the high end of the middle range of the piano market. The line provides dealers with an opportunity to realize better margins in the mid-market price range while capturing sales that would have otherwise gone to a competitor. The product line increases Steinway's business with its dealers, making Steinway the dealers' primary supplier in many instances. Furthermore, because historically 75% of Steinway customers have previously owned a piano, the Boston piano is expected to provide an entry-level product for future Steinway grand piano customers. The Boston line is comprised of nine upright and grand piano models, with retail prices ranging from $4,995 to $33,310.

    SERVICES. Steinway provides restoration services and sells piano parts from its New York, London, Berlin and Hamburg locations. Steinway also provides tuning and regulating services. Restoration, repair, tuning and regulating services are important because they lead to potential new customers. In 1995, restoration services and piano parts accounted for approximately 7% of revenue, with gross margins of approximately 29%. As a result of the quality of its restorations and repairs, the demand for restoration of existing Steinways has increased.

    SELMER.    Selmer  produces  and  distributes  a  wide  variety  of  musical instruments and related products through its four operating divisions.

    SELMER DIVISION manufactures brasswind and woodwind instruments, including clarinets, flutes, piccolos, trumpets, cornets, trombones, saxophones, oboes and bassoons. The division also manufactures mouthpieces and distributes accessories such as oils, lubricants, polishes, stands, batons, sax straps, mutes and reeds. The division's products are manufactured under the SELMER, BACH, BUNDY and SIGNET brand names and are sold to student, amateur and professional musicians. Products sold to professional musicians are often customized to meet specific design options or sound characteristics. The Company believes that specialization of products helps Selmer maintain a competitive edge in quality and product design.

    Selmer owns the exclusive U.S. distribution rights for SELMER PARIS products. The SELMER PARIS saxophone is generally considered to be one of the best in the world. SELMER PARIS, in turn, has exclusive distribution rights to Selmer's woodwind and brasswind products in France. Selmer expects to renew the 99 year SELMER PARIS distribution rights agreement when it expires in 1998. SELMER PARIS products represented approximately 7% of Selmer's net sales in 1995. While the extension of these distribution rights is expected, the Company believes that the failure to extend such rights would not have a material adverse effect on Selmer's operating results.

    LUDWIG/MUSSER DIVISION manufactures acoustical and tuned percussion instruments, including outfit drums, marching drums, concert drums, marimbas, xylophones, vibraphones, orchestra bells, chimes, mallets and accessories. This division manufactures its products in Monroe, North Carolina and La Grange, Illinois under the LUDWIG and MUSSER brand names. LUDWIG is considered a leading brand name in drums and MUSSER has the dominant market share of tuned percussion products.

    GLAESEL/WILLIAM LEWIS DIVISION manufactures and distributes stringed instruments, including violins, violas, cellos and basses, and accessories such as bridges, covers, mutes, pads, chin rests, rosins, strings, bows, cases and instrument care products. Components are primarily imported from several European and Asian suppliers and are assembled at the factory in Cleveland, Ohio.

    VINCENT BACH INTERNATIONAL, LTD. ("VBI"), located in London, England, is a wholly-owned subsidiary of Selmer. VBI distributes Selmer's products, in addition to other products that do not compete directly with Selmer's products, in the United Kingdom. Selmer also exports products to Europe and other parts of the world under its trademark name of VINCENT BACH INTERNATIONAL.

CUSTOMERS

    STEINWAY. Steinway's core customer base consists of professional artists and amateur pianists, as well as institutions such as concert halls, conservatories, colleges, universities and music schools. Customers purchase Steinway pianos either through one of the Company's five retail stores or through independently owned dealerships. Over 90% of Steinway piano sales in the United States are to individuals. In other countries, sales to individuals are a smaller percentage and represent an opportunity for further market penetration. For example, sales to individuals represent less than 60% of sales in Germany. Steinway pianos primarily are purchased by affluent individuals with incomes in excess of $100,000 per year. The typical customer is over 45 years old and has a serious interest in music. Steinway's largest dealer accounted for approximately 8% of sales in 1995, while the top 15 accounts represented 28% of sales.

    The Company believes there is a significant opportunity to better penetrate the domestic market through improved selling and marketing techniques and better training and selection of dealers. During the past two years, Steinway has increased its focus on these efforts and has developed several new initiatives. For example, dealer training material has been redesigned and customized marketing campaigns have been developed for all dealers. In addition, each market is reviewed periodically and rated relative to its size and demographic potential. Underperforming markets are targeted and a comprehensive plan is developed to improve performance. For example, the Chicago market was targeted for a remedial action plan in 1993 that included increased promotional activities and a change in dealer location. Largely as a result of these measures, Chicago's sales volume doubled by 1995.

    SELMER. Historically, a majority of Selmer's net sales has been to students in elementary and high school. Traditionally, students join school bands or orchestras at age 10 or 11 and learn on beginner level instruments. After several years, they progress to an advanced or professional level instrument. In addition, certain large instruments typically are purchased directly by school systems. Selmer also sells to professional players. Selmer's customers include over 1,600 musical instrument dealers. Selmer's largest customer accounted for approximately 4% of sales in 1995, while the top 15 accounts represented approximately 26% of sales.

SALES AND MARKETING

    STEINWAY. Steinway distributes its products primarily on a wholesale basis through over 200 select dealers and distributors around the globe. The New York manufacturing facility supplies dealers in North and Latin America, while the Hamburg plant manufactures pianos for sale through dealers and distributors in Europe, Africa and Asia. The New York manufacturing facility manufactured approximately 67% of Steinway pianos sold in 1995.

    Steinway operates five retail stores in New York, New Jersey, London, Hamburg and Berlin. Steinway's West 57th Street store in New York City, known as Steinway Hall, is one of the largest and most famous piano stores in the world.

    In 1995, approximately 90% of Steinway unit sales were sold on a wholesale basis, with the remaining 10% being sold directly by Steinway at one of its five company-owned retail locations. According to industry statistics, Steinway's domestic market share of the grand piano market was approximately 7% in 1995.

    Dealers are attracted to Steinway for several reasons. A Steinway dealership carries with it an elevated status because the dealer represents the best piano available in the industry. Further, Steinway pianos attract premium customers and command higher profit margins than the instruments of other manufacturers. The Company believes that a Steinway dealership tends to be the most profitable in any given market. Steinway's "Partnership Program" provides a mutual commitment between Steinway and its dealers. Dealers are assigned significant exclusive sales territories, provided extensive sales training and unique pre-scripted promotional materials. In turn, dealers must carry a representative level of inventory, support Steinway's concert and artist activities and actively promote Steinway as the world's premier piano.

        NORTH AND LATIN AMERICA: Steinway pianos are sold by dealers in 45 states across the United States. The major markets for Steinway pianos are in and around major metropolitan areas. The two largest regions in terms of sales are California and New York, which together accounted for approximately 29% of domestic wholesale revenue in 1995. Recognizing that the emerging markets in Latin America may continue to grow, Steinway has recently added dealers in Brazil and Argentina.

        EUROPE: Germany, Switzerland, France, the United Kingdom and Italy account for the greatest percentage of sales outside the Americas. Steinway grand pianos are also sold in other European countries. As in the United States, Steinway is widely recognized in Europe as the highest quality piano and dominates the top segment of the market. The largest European markets for Steinway pianos in 1995 were Germany and Switzerland.

        ASIA: Japan and Korea are two of the largest piano markets in the world. The largest market for Steinway pianos in Asia today is Japan, where Steinway recently positioned a full-time employee to head the Asian marketing efforts. Steinway grand pianos are also sold in most other East Asian countries, many of which may present attractive growth opportunities.

    STEINWAY ARTISTS. The most effective form of marketing for Steinway is the endorsement by world class pianists who voluntarily select the Steinway piano. Unlike many of its competitors, Steinway does not pay artists to endorse its instruments. Indeed, to become a "Steinway Artist" a pianist must not only meet certain performance and professional criteria, he or she must first own a Steinway piano. The Steinway Artist roster currently exceeds over 1,000 of the world's finest pianists. Steinway Artists play only on a Steinway. In turn, they have access to the Piano Bank described below. For years Steinway has successfully used artist endorsements to form marketing programs. Those ongoing programs have helped solidify brand-name recognition by the general public as well as clearly demonstrate that Steinway pianos surpass all other brands in quality. In addition, various promotional events have been organized to maintain and strengthen public awareness of the superiority of the Steinway piano.

    THE CONCERT AND ARTIST PIANO BANK. Virtually all major venues throughout the world own a Steinway piano. However, to ensure all pianists, and especially Steinway Artists, have a broad selection of instruments to meet each individual's touch and tonal preferences, Steinway maintains the famed Concert and Artist Piano Bank (the "Piano Bank"). The Piano Bank includes approximately 330 instruments worldwide. Of these instruments, approximately 275 are located in the United States. In New York City, the Steinway concert department has approximately 86 concert grands available for various occasions. The balance of the domestic-based pianos are leased to dealers around the country who actively support the Steinway Artists program. In addition to promoting Steinway's name in the music industry, the Piano Bank provides Steinway with feedback on the quality and performance of the instruments from its most critical customer, the professional pianist. Since the average age of the instruments in the Piano Bank is approximately 3.3 years, Steinway receives continuous feedback on recently produced instruments. Generally, the Piano Bank instruments are sold after five years and are replaced with new pianos.


    INSTITUTIONAL SALES. Many musical institutions and music teachers have chosen to endorse Steinway pianos. For example, The Juilliard School in New York uses Steinway pianos exclusively and currently has more than 200 of these pianos in use. Nevertheless, in the United States, such sales to institutions historically have represented only a small percentage of Steinway's business. Colleges and universities have been reluctant to purchase new pianos because of the high cost and their limited annual budgets. The Company estimates that existing institutional pianos have an average age of approximately 30 years and are, therefore, prime candidates for replacement. In 1995, Steinway introduced a new marketing initiative, supported by a unique third-party financing program with Banc One Leasing Corporation, which enables institutions to purchase pianos on a long-term installment basis at attractive financing terms. The historically high resale value of Steinway pianos allows the third-party lender to provide this attractive financing program without any obligation on the part of the Company. The Company believes that this program will significantly enhance its institutional sales efforts. Since its recent implementation, the program has helped generate additional institutional sales, including the sale of over 80 pianos to two major U.S. universities which had previously been using competitors' pianos.


    LIMITED EDITIONS. In 1993 Steinway introduced its first limited edition of 280 pianos commemorating its 140th anniversary. These pianos featured unique case designs and finishes. The success of the anniversary edition lead to the production of a second limited edition of 146 pianos in 1995 featuring historic Steinway case designs and decals. Both limited editions were sold out in a matter of days, providing premium margin sales for Steinway and further product differentiation for its dealers. Steinway intends to introduce similar limited editions in the future at appropriate time intervals.

    DISTRIBUTION, SALES AND MARKETING OF THE BOSTON PIANO LINE. The Boston piano line is targeted toward the high end of the mid-market segment of the market. The line was introduced to provide a broader product offering for dealers and provide an entry-level product for future Steinway grand piano customers, since historically 75% of Steinway customers have previously owned a piano. With certain limited exceptions, Steinway allows only Steinway dealers to carry the Boston piano line and thus ensures that the pianos will be marketed as a complementary product line. Increased traffic generated by the Boston piano creates current and future customers for Steinway. The introduction of a lower-priced alternative has not negatively impacted the sales of other Steinway pianos. The Boston piano line profits from the "spillover" effect created by the marketing efforts supporting Steinway's main product lines.

    SELMER. Selmer has 18 domestic district sales managers who, in addition to their retail music distribution responsibilities, form relationships with high school and college band directors within their territories. Each sales manager is required to make scheduled calls to educators and professionals. The local dealer or distributor is typically responsible for making direct selling efforts to an individual school and is often a designated supplier for such school. School band and orchestra directors refer students to the designated dealer for the purchase of instruments. Students are normally offered rent-to-own arrangements with payments averaging from $20 to $40 a month over a one- to two-year period. Typically only larger instruments such as tubas and stringed basses are purchased by schools.

    Selmer supports dealers through incentive programs, advertising and promotional activities. Trade shows, print media, direct mail and personal sales calls are the primary methods of reaching customers. Selmer actively advertises in consumer trade magazines. In addition, Selmer executives attend several trade shows a year, including the two largest in Anaheim, California and Frankfurt, Germany. Selmer also provides educational materials and up-to-date instrument catalogs to educators in the band, orchestral and percussion fields.

    In 1995, Selmer's domestic market share was approximately 42% in advanced and professional band instruments and 25% in beginner instruments.

MUSICAL INSTRUMENT INDUSTRY

    PIANOS. In 1995, approximately 50% of Steinway's total sales were in the United States and 37% were in Europe. The Company believes that the high-end niche of the piano market occupied by Steinway is stable in the United States and Western Europe, and significant growth is possible in both Asia and Latin America.

    The Company believes that since piano sales tend to follow general economic trends, an upswing in the piano industry can be expected to occur as the general economy continues to improve. The Company further believes that the high end of the grand piano market generally lags behind the rest of the market in both the downturn and recovery phases of the industry cycle.

    Vertical piano sales have been impacted not only by the general economic recession, but also by the increase in competition stemming from electronic alternatives to the vertical piano and lower-cost and smaller grand pianos mass produced by Asian manufacturers. Since only a small percentage of Steinway's profits are derived from sales of vertical pianos, the Company believes this trend will not have a material adverse effect on Steinway's operating results.

    UNITED STATES. In 1995, the musical instrument industry in the United States generated retail sales of approximately $5.5 billion. Meanwhile, the acoustic piano industry, which represents approximately 11% of the total musical instrument industry, had retail sales of $598 million in 1995, up 7% from 1994 which included an 11% increase for grand pianos over five feet in length. Sixty-one percent of this increase was attributable to grand piano sales.

    During the period from 1991 to 1995, total dollar sales of grand pianos increased at an average annual rate of 7.3% from $287.8 million to $371.8 million, whereas vertical piano dollar sales increased during such period at an average annual rate of only 1.5%. For Steinway, this market differential between verticals versus grands is significant, as the vast majority of Steinway's net sales is attributable to grand pianos.

    FOREIGN MARKETS. Korea, China and Japan are the three largest piano markets in the world. Steinway's strongest international markets outside the Americas are Germany, Japan, Switzerland, France, the United Kingdom and Italy.

    BAND AND ORCHESTRAL INSTRUMENTS. Selmer believes that the band and orchestral instrument industry has historically been impacted more by demographic trends than by macroeconomic cycles. Since 1984, both student enrollment (grades K through 12) and school expenditures have increased steadily. The U.S. Department of Education projects that student enrollment is expected to grow steadily over the next decade. The following table shows the relationship between domestic industry unit sales for the years indicated and the number of live births in the United States 11 years prior.

    RELATIONSHIP BETWEEN LIVE BIRTHS 11 YEARS PRIOR AND BAND INDUSTRY UNITS
                                 (IN THOUSANDS)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             UNITS               LIVE BIRTHS
1974             595       1974          4098
1975             503       1975          4027
1976             497       1976          3760
1977             472       1977          3606
1978             472       1978          3521
1979             478       1979          3502
1980             462       1980          3600
1981             494       1981          3731
1982             462       1982          3556
1983             443       1983          3258
1984             363       1984          3137
1985             365       1985          3160
1986             371       1986          3144
1987             449       1987          3168
1988             475       1988          3327
1989             456       1989          3329
1990             441       1990          3468
1991             437       1991          3623
1992             429       1992          3645
1993             465       1993          3690
1994             465       1994          3616
1995             475       1995          3697
                           1996          3749
                           1997          3731
                           1998          3829
                           1999          3914
                           2000          4022
                           2001          4179

    The band and orchestral instrument industry experienced moderate sales declines starting in the mid to late 1970s, which Selmer believes were primarily due to a reduction in the number of students enrolled in grades 4 through 12. The Company estimates that there are approximately 25,000 high schools with one or more bands. Historically, approximately 1 in 10 ten-year-olds in the United States has played a band or orchestral instrument.

    Sales improvements have also been caused by recent cultural and social trends. The Company believes that parents are encouraging their children to pursue musical instruments as a response to recent studies that show participation in music programs increase a student's ability to excel in other aspects of their education (e.g., college entrance test scores). Additionally, many school band directors are promoting band programs as social organizations rather than the first step of intensive music study.

PRODUCTION PROCESS

    STEINWAY. The manufacturing process of a Steinway piano is an exercise in diligence and precision. Much of the construction of a finished piano is performed by hand. A Steinway grand piano consists of approximately 12,000 parts, each of them carefully made, shaped and inspected. The manufacturing process takes up to nine months and primarily involves the fabrication and assembly of piano components by skilled workers, each of whom has his or her own area of specialization. At the end of this process, each piano is tuned, voiced and regulated to achieve the high standard of sound that customers have come to expect from a Steinway piano.

    SELMER. Selmer's manufacturing process involves a large number of tasks performed by skilled craftsmen. Employees perform welding, forming, drilling and polishing applications throughout the process. Selmer maintains a fairly constant production schedule, minimizing labor disruptions and keeping inventory relatively stable. Selmer's Ludwig/Musser Division primarily assembles percussion parts and components purchased from both domestic and foreign suppliers. Stringed instruments, except cellos (which Selmer manufactures), are assembled and finished at the Glaesel/William Lewis Division with unfinished components imported from Europe and Asia.

    Raw materials for use in the production of the Company's instruments are purchased predominately in the United States.

LABOR

    As of March 30, 1996, the Company employed 1,945 people, consisting of 1,443 hourly and 502 salaried employees. Of the 1,945 employees, 1,507 are employed in the United States and the remaining 438 are employed in Europe. At the New York manufacturing and retail facilities, all employees except executives, supervisory employees and clerical, administrative and retail sales department employees are organized under Local 102 of the United Furniture Workers/IUE, AFL/CIO. The current labor agreement covering domestic employees expires on September 30, 1997. In Hamburg, manufacturing employees are represented by the workers' council, Gewerkschaft Holz und Kunststoff, which negotiates on their behalf. In Germany, Steinway participates in a consortium with other local manufacturers in similar industries, primarily woodworking, to negotiate labor rates. Wage increases tend to track those of the major unions in Germany. Steinway's current contract covering salaries and wages for hourly German employees is negotiated annually. Many of the Company's craftsmen are second or third generation employees of Steinway. The United Auto Workers and the United Brotherhood of Carpenters represent 670 members of the Company's workforce. The Company has experienced only one labor strike which lasted for 10 days in March 1994 and involved 415 hourly employees. The Company's collective bargaining agreements expire in November 1996, February 1997 and September 1997. The Company believes that its relationship with its employees is generally good.

PROPERTIES

    The Company owns most of its manufacturing and warehousing facilities. Substantially all of the domestic real estate has been pledged to secure the Company's debt. The Company believes its facilities to be in good operating condition. The following table lists the Company's owned and leased facilities.

                                          APPROXIMATE
                                          FLOOR SPACE
       LOCATION           OWNED/LEASED   (SQUARE FEET)                             USE
- -----------------------  --------------  -------------  ---------------------------------------------------------
New York, NY                 Owned            449,900   Piano manufacturing; restoration center; parts sales;
                                                         sales; research and development; executive offices;
                                                         training
                             Leased            38,750   Steinway Hall retail store/showroom; Piano Bank for the
                                                         New York City metropolitan area
Hamburg, Germany             Owned            220,660   Piano manufacturing; executive offices; training
                             Leased            11,300   Steinway Haus retail store/showroom
Elkhart, IN                  Owned            144,000   Brasswind manufacturing
                             Owned             77,000   Woodwind manufacturing
                             Owned             75,000   Warehouse
                             Owned             25,000   Executive offices
LaGrange, IL                 Owned             46,000   Percussion instrument manufacturing
                             Leased            18,000   Timpani production
Monroe, NC                   Leased            44,000   Drum warehouse
                             Leased            42,000   Drum assembly
                             Leased            40,000   Case assembly
                             Leased            21,000   Drum woodshop
Cleveland, OH                Leased            35,000   Stringed instrument manufacturing
London, England              Leased            20,000   Vincent Bach International
                             Leased             9,580   Steinway Hall retail store/showroom
                             Leased             5,780   Piano repair/restoration
Berlin, Germany              Leased             5,650   Steinway Haus retail store/showroom
Paramus, NJ                  Leased             4,200   Steinway Hall West retail store

PATENTS AND TRADEMARKS

    The Company has several trademarks and patents effective in the United States and in several foreign countries for varying lengths of time, including the trademarks STEINWAY, STEINWAY & SONS, the Lyre symbol, STEINWAY THE INSTRUMENT OF THE IMMORTALS, BOSTON, DESIGNED BY STEINWAY, SELMER, BACH, BUNDY, SIGNET, WILLIAM LEWIS, LUDWIG and MUSSER. Steinway has pioneered the development of the modern piano with over 125 patents granted since its founding. Several of the Company's patents remain in force, with additional patents pending. The Company considers its various trademarks and patents to be important and valuable assets.

COMPETITION

    STEINWAY. In general, the piano market in which Steinway operates is competitive; however, the level of competition Steinway faces depends to a large extent on the market definition. While there are many makers of pianos, both domestically and abroad, only a few compete directly with Steinway. Steinway holds a unique position at the top end of the market for grand and vertical pianos, both in terms of quality and price. Other manufacturers of higher priced pianos include Yamaha, Bechstein, Baldwin, Bosendorfer and Fazioli Pianoforti SLR. However, these manufacturers' instruments are generally not considered comparable in quality to the Steinway piano.

    Because of the potential savings associated with buying a used instrument, as well as the durability of the Steinway piano, a relatively large market for used Steinways exists. It is difficult to estimate the significance of used piano sales, since most are conducted in the private aftermarket. The Company, however, believes that used Steinway pianos provide the most significant competition in its market segment. To capitalize on this segment, Steinway has recently increased its emphasis on both its restoration services and the procurement, refurbishment and sale of used Steinway pianos.

    SELMER. A number of domestic and foreign manufacturers compete in the musical instrument industry. Other manufacturers of band and orchestral instruments include Yamaha, United Musical Instruments and LeBlanc. However, Selmer is the largest domestic producer of band and orchestral instruments and enjoys leading market shares in many of its product lines. New entrants have difficulty competing with Selmer due to the long learning curve inherent in the production of musical instruments, cost of tooling, significant capital requirements, lack of name-brand recognition and an effective distribution system.

ENVIRONMENTAL MATTERS

    The Company is subject to compliance with various federal, state, local and foreign environmental regulations. On August 9, 1993, Philips Electronics North America Corporation ("Philips") agreed to continue to indemnify Selmer for any and all losses, damages, liabilities and claims relating to environmental matters resulting from certain activities of Philips occurring prior to December 29, 1988 (the "Environmental Indemnity Agreement"). To date, Philips has fully performed its obligations under the Environmental Indemnity Agreement. The Environmental Indemnity Agreement terminates on December 29, 2008.

    Three unsettled matters covered by the Environmental Indemnity Agreement are currently pending. For two of these sites, Philips has entered into Consent
Orders with the Environmental Protection Agency ("EPA") or the North Carolina Department of Environment, Health and Natural Resources, as appropriate, whereby Philips has agreed to pay required response costs. For the third site, the EPA has notified Selmer it intends to carry out the final remediation remedy itself. The EPA estimates that this remedy has a present net cost of approximately $12 million. Over 40 persons or entities have been named by the EPA as potentially responsible parties at this site. This matter has been tendered to Philips pursuant to the Environmental Indemnity Agreement. The potential liability of the Company at any of these sites is affected by several factors including, but not limited to, the method of remediation, the Company's portion of the materials on the site relative to other named parties, the number of parties participating and the financial capabilities of the other potentially responsible parties once the relative share has been determined.

    The matters discussed above and the Company's compliance with environmental laws and regulations are not expected to have a material impact on the Company's capital expenditures, earnings or competitive position. The Company has taken several remedial and preventative steps to comply with federal and state environmental regulations over the last 10 to 15 years. These measures have included independent site assessments, installation of water treatment equipment and installation of a hazardous material recycling system. The Company believes that to the best of its knowledge, no further incident of contamination has occurred since December 1988. No assurance can be given, however, that additional environmental issues will not require additional, currently unanticipated investigation, assessment or remediation expenditures or that Philips will make payments that it is obligated to make under the Environmental Indemnity Agreement.

LEGAL PROCEEDINGS

    In the ordinary course of its business, the Company is a party to various legal actions that the Company believes are routine in nature and incidental to the operation of its business. While the outcome of such actions cannot be predicted with certainty, the Company believes that, based on the experience of the Company in dealing with these matters, the ultimate resolution of these matters will not have a material adverse impact on the business, financial condition and results of operations or prospects of the Company. See "-- Environmental Matters."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

    Set forth below are the names, ages, positions and offices held and a brief account of the business experience for each executive officer and director of the Company.


        NAME              AGE                                      POSITION
- ---------------------     ---     --------------------------------------------------------------------------
Kyle R. Kirkland          34      Chairman of the Board
Dana D. Messina           34      Chief Executive Officer and Director
Thomas Burzycki           52      President -- Selmer and Director
Bruce Stevens             53      President -- Steinway and Director
Dennis Hanson             42      Chief Financial Officer
Michael R. Vickrey        53      Executive Vice President
Thomas Kurrer             47      Managing Director, Steinway-Germany
Peter McMillan            38      Director



    KYLE R. KIRKLAND, CHAIRMAN OF THE BOARD AND DIRECTOR. Mr. Kirkland has been a principal of Kirkland Messina, Inc. since 1994. Mr. Kirkland was a Senior Vice President of a Los Angeles-based investment bank from 1991 to 1994, where he was responsible for its private placement financing activities. From 1990 to 1991, Mr. Kirkland was employed by Canyon Partners as a Vice President. From 1988 to 1990 he was employed by Drexel Burnham Lambert in its High Yield Bond
Department. Mr. Kirkland is also a director, at the request of certain creditors, of International Airline Support Group, Inc.



    DANA D. MESSINA, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Messina has been a principal of Kirkland Messina, Inc. since 1994. Mr. Messina was a Senior Vice President of a Los Angeles-based investment bank from 1990 to 1994, where he was responsible for all of its corporate finance and merchant banking activities. From 1987 to 1990, he was employed at Drexel Burnham Lambert in its High Yield Bond Department.



    THOMAS BURZYCKI, PRESIDENT-SELMER AND DIRECTOR. Mr. Burzycki joined Selmer in 1990 as President. From 1978 to 1990, Mr. Burzycki held various financial and operational positions with United Musical Instruments, including President from 1985 to 1990.



    BRUCE STEVENS, PRESIDENT-STEINWAY AND DIRECTOR. Mr. Stevens was employed by the Polaroid Corporation for 18 years. Mr. Stevens held various positions at Polaroid and in 1980 moved to Tokyo, Japan, where he operated a $100 million subsidiary of Polaroid, eventually returning to the United States as Director of Marketing for all of Polaroid's international business. After leaving Polaroid in 1984, he became the President of Robert Williams, Inc. He joined Steinway in 1985 when Steinway was acquired from CBS. He has served on numerous industry and music education committees.



    DENNIS HANSON, CHIEF FINANCIAL OFFICER. Mr. Hanson serves as the Company's Chief Financial Officer as well as the Company's General Counsel. Mr. Hanson started his career in public accounting at Haskins and Sells in 1976. In 1980, he joined Computervision Corporation, where he held various financial positions including Vice President of Audit. He joined Steinway in 1988 as Vice President Finance and assumed duties as General Counsel in 1993.



    MICHAEL R. VICKREY, EXECUTIVE VICE PRESIDENT. Mr. Vickrey has been employed by Selmer since 1970. He has held the positions of Controller, Accounting Manager, Cost Accounting Manager and Regional Credit Manager. Prior to joining Selmer, Mr. Vickrey spent seven years in the banking industry, specializing in commercial finance.


    THOMAS KURRER, MANAGING DIRECTOR, STEINWAY-GERMANY. Mr. Kurrer was employed by the German-American Chamber of Commerce in New York from 1976 to 1978. Between 1978 and 1989, he held various positions of increasing responsibility with the Otto Wolff-Group, a conglomerate of steel and machinery equipment companies. Mr. Kurrer's last position with the Otto Wolff-Group was Managing Director of Wirth Gmbh. Mr. Kurrer joined Steinway in 1989 as Managing Director of the Hamburg facility.


    PETER MCMILLAN, DIRECTOR. Mr. McMillan is Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc. As Chief Investment Officer, Mr. McMillan has overall investment management responsibility for the major asset classes in SunAmerica's portfolio, including government securities, mortgage-backed securities, public and private bonds, and commercial and residential mortgages. Mr. McMillan joined SunAmerica Investments, Inc. in 1989 after managing the fixed-income portfolio for Aetna Life Insurance and Annuity Company.


    Each director of the Company is elected for a period of one year and serves until his successor is duly elected and appointed.

EXECUTIVE COMPENSATION

    The following table sets forth the annual compensation paid and accrued by the Company for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993 to (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company serving at the end of the last completed fiscal year ("Named Executive Officer").

                       SUMMARY COMPENSATION TABLE (1)(2)


                                                                              ANNUAL COMPENSATION
                                                                 ---------------------------------------------
                                                                                              OTHER ANNUAL
NAME AND PRINCIPAL POSITION                         FISCAL YEAR    SALARY        BONUS        COMPENSATION
- --------------------------------------------------  -----------  -----------  -----------  -------------------
Kyle R. Kirkland..................................       1995    $         1      --                   (3)
 Chairman of the Board                                   1994    $         1      --                   (3)
                                                         1993    $         1      --                   (3)
Dana D. Messina...................................       1995    $         1      --                   (3)
 Chief Executive Officer                                 1994    $         1      --                   (3)
                                                         1993    $         1      --                   (3)
Thomas Burzycki...................................       1995    $   268,000  $   263,000
 President -- Selmer                                     1994    $   268,000  $   180,000
                                                         1993(4) $   268,000  $    82,000
Bruce Stevens ....................................       1995(5) $   340,000  $    70,000
 President -- Steinway
Dennis Hanson ....................................       1995(5) $   170,000  $   100,000
 Chief Financial Officer
Michael R. Vickrey................................       1995    $   100,000  $   112,000
 Executive Vice President                                1994    $   100,000  $    70,000
                                                         1993(4) $   100,000  $    45,000
Thomas Kurrer ....................................       1995(5) $   278,300  $   135,043
 Managing Director, Steinway-Germany


- ------------------------
(1) The table does not include the cost for personal benefits made available by the Company. However, no executive officer named in the Summary Compensation Table received such compensation in excess of the lesser of $50,000 or 10% of such officer's cash compensation, nor did all executive officers together receive such other compensation in excess of the lesser of $50,000 times the number of such executive officers or 10% of such officers' aggregate cash compensation.

(2) The Company did not have any stock option or other long-term incentive plans based on the performance of the Company during the periods reflected in the Summary Compensation Table.

(3) Kyle Kirkland and Dana Messina received compensation indirectly pursuant to the Selmer and Steinway Management Agreements which allowed, subject to certain performance criteria, the payment of $400,000 in the aggregate. The Selmer and Steinway Management Agreements have been replaced with agreements which allow for a payment of $200,000 for each of Kyle Kirkland and Dana Messina. See "Employment Contracts." In connection with the Offering, Kirkland Messina, Inc., a company owned by Kyle Kirkland and Dana Messina, will receive a fee of $1.0 million for arranging, negotiating, obtaining bank waivers and other required consents, financial and market analyses and other similar consulting and investment banking services. See "Related Party Agreements."


(4) Salary and bonus for 1993 reflect payments made by the Company after the Company's acquisition of Selmer in August 1993 as well as payments made by the Predecessor prior to that date.

(5) Salary and bonus for 1995 reflect payments made by the Company after the Steinway Acquisition in May 1995 as well as payments made by Steinway prior to that date.

EMPLOYMENT CONTRACTS


    Contemporaneous with the Offering, the Company will enter into an agreement with Kyle Kirkland and Kirkland Messina, Inc. which will provide that until December 31, 2006, unless earlier terminated in accordance with its terms, Mr. Kirkland will serve as Chairman of the Company. The consideration for such services will be an annual payment of $200,000 subject to an annual cost of living adjustment. In addition, Mr. Kirkland may be entitled to receive bonuses and certain other employment benefits as determined by the Board of Directors in its discretion. Mr. Kirkland will be required to devote his time to the Company as may be reasonably required to discharge his obligations under the agreement and otherwise will be permitted to render similar services to other companies. Upon a Change of Control (as defined in the agreement), the contract will terminate.



    Contemporaneous with the Offering, the Company will enter into an agreement with Dana Messina and Kirkland Messina, Inc. which will provide that until December 31, 2006, unless earlier terminated in accordance with its terms, Mr. Messina will serve as Chief Executive Officer of the Company. The consideration for such services will be an annual payment of $200,000 subject to an annual cost of living adjustment. In addition, Mr. Messina may be entitled to receive bonuses and certain other employment benefits as determined by the Board of Directors in its discretion. Mr. Messina will be required to devote his time to the Company as may be reasonably required to discharge his obligations under the agreement and otherwise will be permitted to render similar services to other companies. Upon a Change of Control (as defined in the agreement), the contract will terminate.


    On June 22, 1993, the Company entered into an Employment Agreement with Thomas Burzycki that became effective on August 11, 1993. Such agreement provides that until December 31, 1996 unless affirmatively terminated, Mr. Burzycki will serve as President of Selmer in consideration of an annual base salary of $268,000 per year, which base salary may be increased following the end of each year of service. In addition to a base salary, Mr. Burzycki is eligible to receive bonuses and certain other employment benefits. Mr. Burzycki's Employment Agreement provides that, in certain circumstances, the Company is obligated to pay up to $550,000 to Mr. Burzycki upon termination of his employment by Selmer.


    On May 1, 1995, the Company entered into an Employment Agreement with Bruce Stevens that provides that until December 31, 1996, Mr. Stevens will serve as President of Steinway in consideration of an annual base salary of $340,000 per year, which base salary may be increased following the end of each year of service. In addition to a base salary, Mr. Stevens is eligible to receive bonuses and certain other employment benefits. Mr. Stevens' Employment Agreement provides that, in certain circumstances, the Company is obligated to pay up to $340,000, plus the salary for the remainder of his term, to Mr. Stevens upon termination of his employment by Steinway.



    On May 1, 1995, the Company entered into an Employment Agreement with Dennis Hanson that provides that until December 31, 1996, Mr. Hanson will serve as Chief Financial Officer of the Company in consideration of an annual base salary of $170,000 per year, which base salary may be increased following the end of each year of service. In addition to a base salary, Mr. Hanson is eligible to receive bonuses and certain other employment benefits. Mr. Hanson's Employment Agreement provides that, in certain circumstances, the Company is obligated to pay up to $210,000, plus the salary for the remainder of his term, to Mr. Hanson upon termination of his employment by Steinway.


    On December 19, 1995, the Company entered into an Employment Agreement with Michael Vickrey that provides that until December 31, 1996, Mr. Vickrey will serve as Executive Vice President of the Company in consideration of an annual base salary of $100,000 per year, which base salary may be increased following the end of each year of service. In addition to a base salary, Mr. Vickrey is eligible to receive bonuses and certain other employment benefits. Mr. Vickrey's Employment Agreement provides that, in certain circumstances, the Company is obligated to pay $100,000, plus the salary for the remainder of his term, to Mr. Vickrey upon termination of his employment by the Company.


    As of May 8, 1989, Steinway entered into an Employment Agreement with Thomas Kurrer that provides that Mr. Kurrer will serve as Managing Director of Steinway's German operations in consideration of an annual base salary of Deutsch Mark 300,000, which base salary may be increased following the end of each year of service. In addition to a base salary, Mr. Kurrer is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews every three years unless at least 12 months' notice is given by either party.

RELATED PARTY AGREEMENTS

    Selmer  previously  entered  into   a  Management  Agreement  (the   "Selmer
Management Agreement") with Kirkland Messina, Inc., a company owned by Kyle Kirkland and Dana Messina, pursuant to which Selmer agreed to pay Kirkland Messina, Inc. an aggregate of $250,000 per year to provide management and consulting services, monitor the business of Selmer and conduct periodic reviews of such business as reasonably requested by Selmer's board of directors, assist in developing a long-term strategic plan and identify, review and analyze merger and acquisition opportunities. In addition, the Company paid Kirkland Messina, Inc. a one-time transaction and consulting fee of $750,000 in connection with the Steinway Acquisition pursuant to an unwritten agreement for its services in arranging and structuring the Steinway Merger Agreement, obtaining long-term financing, negotiating the terms of the Bank Credit Facility and related documents and providing financial and market analyses and other similar consulting and investment banking services.

    Steinway previously entered into a Management Agreement (the "Steinway Management Agreement") with Kirkland Messina, Inc., pursuant to which Steinway agreed to pay Kirkland Messina, Inc. up to an aggregate of $150,000 per year to provide, among other things, management and consulting services similar to those provided under the Selmer Management Agreement.

    Upon  consummation  of  the  Offering,  both  of  the  Selmer  and  Steinway
Management Agreements will be terminated and replaced with the agreements discussed above under "Employment Contracts."


    In connection with the Offering, Kirkland Messina, Inc. will receive a fee of $1.0 million for arranging, negotiating and obtaining waivers and other required consents and for providing financial and market analyses and other similar consulting and investment banking services.



    Kirkland Messina, Inc. is a merchant banking firm founded by Kyle Kirkland and Dana Messina in 1994. The firm is a licensed broker-dealer and has participated in numerous financing, leveraged recapitalization and restructuring transactions. See "Risk Factors -- Control by Principal Stockholders; Conflicts of Interest."



1996 STOCK PLAN



    Contemporaneous with the Offering, the Company will adopt the 1996 Stock Plan. The total number of shares of Ordinary Common Stock subject to issuance under the 1996 Stock Plan is 778,250, subject to adjustments as provided in the 1996 Stock Plan. The 1996 Stock Plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Internal Revenue Code of

1986, as amended, and non-qualified stock options), stock appreciation rights ("SARs") and other stock awards (including restricted stock awards and stock bonuses) to employees of the Company, its subsidiaries, affiliates or any consultant or advisor engaged by the Company who renders bona fide services to the Company or the Company's subsidiaries or affiliates in connection with their businesses; provided, that such services are not in connection with the offer or sale of securities in a capital raising transaction. Prior to the date when securities are first registered pursuant to Section 12 of the Exchange Act, the 1996 Stock Plan will be administered by the Company's Board of Directors. Upon registration of the Ordinary Common Stock, the 1996 Stock Plan will be administered by the Option Committee of the Board of Directors (the "Committee") which will be comprised of "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act. Stock options may be granted by the Committee on such terms, including vesting and payment forms, as it deems appropriate in its discretion; provided, that no option may be exercised later than ten years after its grant, and the purchase price for incentive stock options and non-qualified stock options shall not be less than 100% and 85% of the fair market value of the Ordinary Common Stock at the time of grant, respectively. SARs may be granted by the Committee on such terms, including payment forms, as the Committee deems appropriate, provided that a SAR granted in connection with a stock option shall become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). A SAR shall not be exercisable during the first six months of its term and only when the fair market value of the underlying Ordinary Common Stock exceeds the SAR's exercise price and is exercisable subject to any other conditions on exercise imposed by the
Committee. Unless terminated by the Board of Directors, the 1996 Stock Plan continues for ten years from the date of adoption. Upon the occurrence of an event constituting a change in control of the Company, in the sole discretion of the Committee, all options, SARs and other awards will become immediately exercisable in full for the remainder of their terms and restrictions on stock granted pursuant to a restricted stock award will lapse. The Board of Directors has authorized the grant of options to certain officers and key employees to
purchase an aggregate of        shares of  Ordinary Common Stock under the  1996
Stock Plan at the initial public offering price contingent upon the consummation of the Offering.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1995, the Company's Board of Directors did not have a compensation committee or other committee performing similar functions. All compensation decisions concerning the Company's executive officers during fiscal 1995 were made by the entire Board of Directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of March 30, 1996, certain information regarding the beneficial ownership of voting securities of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, (ii) each of the directors and named officers of the Company, and (iii) all executive officers and directors of the Company as a group.


                                                                         AMOUNT AND NATURE OF BENEFICIAL
                               AMOUNT AND NATURE OF BENEFICIAL        OWNERSHIP OF CLASS A COMMON STOCK (1)
                             OWNERSHIP OF ORDINARY COMMON STOCK
                           ---------------------------------------   ---------------------------------------
                            BEFORE                AFTER               BEFORE               AFTER
                           OFFERING   PERCENT   OFFERING   PERCENT   OFFERING   PERCENT   OFFERING   PERCENT
                           ---------  -------   ---------  -------   --------   -------   --------   -------
SunAmerica Life Insurance
 Company.................  1,553,356   28.4%    1,553,356   17.1%      --        --         --        --
  1 SunAmerica Center
  Los Angeles, California
  90067
John Hancock Mutual Life
 Insurance Company.......  1,543,638   28.2%    1,241,927   13.7%      --        --         --        --
  200 Clarendon Street
  John Hancock Place,
  57th Floor Boston,
  Massachusetts 02117
Equitable Capital Private
 Income and Equity
 Partnership II, L.P.....    583,150   10.6%      446,451    4.9%      --        --         --        --
  c/o Alliance Corporate
  Finance Group, Inc.
  1285 Avenue of the
  Americas, 19th Floor
  New York, New York
  10019
Directors
  Thomas T. Burzycki.....    197,081    3.6%      197,081    2.2%      --        --         --        --
  Kyle Kirkland (3)......    191,792    3.5%      191,792    2.1%    226,949     47.5%    226,949     47.5%
  Dana D. Messina (3)....    198,267    3.6%      198,267    2.2%    251,004     52.5%    251,004     52.5%
  Bruce Stevens..........     86,174    1.6%       86,174    0.9%      --        --         --        --
  Peter McMillan (2).....     (2)       (2)
Other Executive Officers
  Dennis Hanson..........     41,601    0.8%       41,601    0.5%      --        --         --        --
  Michael R. Vickrey.....    145,134    2.6%      145,134    1.6%      --        --         --        --
  Thomas Kurrer..........     41,601    0.8%       41,601    0.5%
All directors and
 executive officers as a
 group (8 persons)
 (2)(3)..................    901,650   16.5%      901,649    9.9%    477,953    100.0%    477,953    100.0%


- ------------------------------
(1) Each share of Class A Common Stock has 98 votes. Each share of Ordinary Common Stock has one vote.


(2) Mr. McMillan is Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc. As Chief Investment Officer, Mr. McMillan has overall investment management responsibility for the major asset classes in SunAmerica's investment portfolio, including the 1,553,356 shares owned by SunAmerica Life Insurance Company. Mr. McMillan disclaims beneficial ownership of such shares.



(3) Includes 6,922 shares owned by Kirkland Messina, Inc., which may be deemed to be beneficially owned by both Kyle Kirkland and Dana Messina.

                              SELLING STOCKHOLDERS



    The following table sets forth information regarding the shares of Ordinary Common Stock (i) beneficially owned by the Selling Stockholders and (ii) to be sold by the Selling Stockholders in the Offering.



                                                                        SHARES TO
                                                                       BE SOLD IN
                                              SHARES OWNED PRIOR TO        THE      SHARES TO BE OWNED AFTER THE
                                                   THE OFFERING         OFFERING              OFFERING
                                             ------------------------  -----------  ----------------------------
NAME AND ADDRESS                               NUMBER     PERCENTAGE    NUMBER(1)    NUMBER(1)    PERCENTAGE(1)
- -------------------------------------------  -----------  -----------  -----------  -----------  ---------------
John Hancock Mutual Life Insurance
 Company...................................    1,543,638        28.2%     301,711     1,241,927          13.7%
  200 Clarendon Street
  John Hancock Place, 57th Floor
  Boston, Massachusetts 02117
Equitable Capital Private Income and Equity
 Partnership II, L.P. .....................      583,150        10.6%     136,699       446,451           4.9%
  c/o Alliance Corporate Finance Group,
  Inc.
  1285 Avenue of the Americas,
  19th Floor
  New York, New York 10019
BNY Financial Corporation..................      198,100         3.6%     198,100             0             0%
  1290 Avenue of the Americas
  3rd Floor
  New York, New York
Allstate Life Insurance Company............       82,328         1.5%      82,328             0             0%
  Allstate Plaza West M2A
  3100 Sanders Road
  Northbrook, Illinois 60062
BEA Associates.............................       82,328         1.5%      20,582        62,746             *
  c/o Atwell & Co.
  P O Box 456
  Wall Street Station
  New York, New York 10005
Lipper & Company...........................       20,580           *       20,580             0             0%
  101 Park Avenue, 6th Floor
  New York, New York 10178


- ------------------------

*   Represents less than one percent.



(1) If the Underwriters' over-allotment option is exercised in full, John Hancock Mutual Life Insurance Company will sell an additional 84,198 shares in the Offering and Equitable Capital Private Income and Equity Partnership II, L.P. will sell an additional 38,246 shares in the Offering.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation (the "Certificate") and Bylaws ("Bylaws") is a summary and is qualified in its entirety by the provisions of the Certificate and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


    Upon completion of the Offering, the authorized capital stock of the Company will consist of (i) 90,000,000 shares of Ordinary Common Stock, $.001 par value per share, of which 9,557,150 shares will be outstanding, (ii) 5,000,000 shares of Class A Common Stock, $.001 par value per share, of which 477,953 will be outstanding and (iii) 5,000,000 shares of Preferred Stock, $.001 par value per share ("Preferred Stock"), of which no shares will be outstanding.


ORDINARY COMMON STOCK AND CLASS A COMMON STOCK

    The Certificate authorizes two classes of Common Stock designated as Ordinary Common Stock and Class A Common Stock. With the exception of disparate voting power, both classes of Common Stock are substantially identical.

    Each share of Ordinary Common Stock and Class A Common Stock entitles the record holder to one vote and 98 votes, respectively, at any meeting of stockholders or in any action by written consent of stockholders in lieu of meeting. The holders of Ordinary Common Stock and Class A Common Stock vote together as a single class on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Neither the holders of Ordinary Common Stock nor the holders of Class A Common Stock have cumulative voting or preemptive rights.

    Holders of Common Stock will be entitled to receive such dividends and other distributions as may be declared by the Board of Directors out of assets or funds of the Company legally available therefor after payment of any preferential dividends on shares of Preferred Stock as provided in the Certificate.

    The holders of more than 50% of the Ordinary Common Stock and Preferred Stock, voting as a class, must approve any proposal to amend the Bylaws of the Company in a way that would affect the respective designations, rights or preferences of holders of Ordinary Common Stock and Preferred Stock. Any amendment, modification or waiver to the Certificate requires the approval of at least 66 2/3% of the holders of each class of Common Stock adversely affected by such action.


    Only Messrs. Kirkland and Messina, and their wholly-owned entities, may hold Class A Common Stock. If at any time, any share of Class A Common Stock shall become owned by a stockholder other than Dana Messina or Kyle Kirkland, or their wholly-owned entities, such share of Class A Common Stock shall automatically convert into Ordinary Common Stock on a share-per-share basis. Holders of Ordinary Common Stock as a result of such conversion would be entitled to one vote per share.


    In the event of any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to holders of any outstanding Preferred Stock, in proportion to the number of shares they hold.


    The Ordinary Common Stock has been approved for listing, subject to notice of issuance, on the NYSE under the symbol "LVB."


PREFERRED STOCK

    The Board of Directors, without further action by the stockholders, may issue shares of the Preferred Stock in one or more series and may fix or alter the relative, participating, optional or other rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and the description of and number of shares constituting any wholly unissued series of Preferred Stock. The Board of Directors, without further stockholder approval, can issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock. The

Company currently has no plans to issue shares of Preferred Stock and, upon completion of the Offering, no shares of Preferred Stock will be outstanding. The issuance of Preferred Stock in certain circumstances may have the effect of delaying or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of the holders of Common Stock.


    As of the date hereof, there are 1,000,000 shares of the Convertible Participating Preferred Stock outstanding. Pursuant to the Certificate, upon consummation of the Offering such Preferred Stock shall be automatically converted into 2,830,000 shares of Ordinary Common Stock.


DELAWARE LAW AND CERTAIN CORPORATE PROVISIONS

    Upon the consummation of the Offering, the Company will be subject to the provisions of Section 203 of the General Corporation Law ("GCL") of Delaware. In general, this statute prohibits a publicly held Delaware corporation from engaging under certain circumstances in any "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder, (ii) the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, or (iii) the business combination is approved by the Board of Directors and by 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An
"interested stockholder" is a person who (x) owns 15% or more of the corporation's voting stock or (y) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.


    The Company's Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay or prevent a change of control of the Company. These provisions include (a) a requirement that, in the event that Kyle Kirkland and Dana Messina, collectively, cease to have directly or indirectly, voting control of at least 50% of the voting securities of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting and not by written consent of the stockholders, (b) a requirement that, in the event that Kyle Kirkland and Dana Messina, collectively, cease to have directly or indirectly, voting control of at least 50% of the voting securities of the Company entitled to vote generally in the election of directors, the stockholders will not be able to remove a member of the Board of Directors without cause, and (c) a provision that holders of the Class A Common Stock shall have 98 votes per share on all matters to be voted upon by the stockholders. See also "Risk Factors -- Control by Principal Stockholders; Conflicts of Interest."


LIMITATION OF LIABILITY AND INDEMNIFICATION

    As permitted by the GCL, the Certificate provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) under Section 174 of the GCL or any amendment thereto or successor provision thereto, (ii) for any breach of the director's duty of loyalty to the Company or its stockholders, (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iv) for any transaction from which the director derives any improper personal benefit. In addition, the Company's Bylaws provide for indemnification of the Company's officers and directors to the fullest extent permitted under Delaware law. Insofar as indemnification for liabilities arising under the

Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock will be Continental Stock Transfer & Trust Company.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK CREDIT FACILITY

    The Bank Credit Facility with BNY Financial Corporation (the "Bank") provides Steinway and Selmer (collectively, the "Borrowers" and, together with the Company, the "Credit Parties") with a line of credit consisting of a revolver and a term loan subfacility with aggregate commitments of $60.0 million. The principal terms of the Bank Credit Facility are described herein. The information contained herein relating to the Bank Credit Facility is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The proceeds of the Bank Credit Facility may be used for the following purposes by the Credit Parties: (i) general working capital needs; (ii) certain capital expenditures; (iii) payment of administrative and legal expenses; (iv) payment of capitalized and interest expenses; (v) repurchase of the Textron Notes (as defined below); and (vi) limited repurchase of Senior Secured Notes (as defined below). The final maturity of the Bank Credit Facility is March 31, 2000, with the amounts then outstanding to be paid in full on such date, unless extended pursuant to mutual agreement by the parties thereto.

    Borrowings under the Bank Credit Facility bear interest, at the option of the Company, at (i) the higher of the prime rate or the federal funds rate plus 0.5% on any day, plus 1.5%, or (ii) the Eurodollar rate plus 3.0%. The Bank Credit Facility is secured by a first lien on the inventory, receivables and intangibles of Selmer and the domestic assets of Steinway and a second lien on Selmer's fixed assets. Additionally, the Bank Credit Facility is guaranteed by the Company and the Company's direct and indirect domestic subsidiaries.


    Covenants contained in the Bank Credit Facility include (i) maintenance by the Borrowers of a minimum consolidated net worth; (ii) maintenance by the Borrowers of a minimum quick asset ratio, fixed charge coverage ratio and interest coverage ratio; (iii) limitations on the creation of liens by the Credit Parties; (iv) limitations on the Credit Parties' ability to make investments; (v) limitations on the Credit Parties' capital expenditures; (vi) limitations on the Credit Parties' ability to pay dividends; (vii) limitations on the Credit Parties ability to incur additional indebtedness; (viii) limitations on transactions with affiliates of the Credit Parties; and (ix) restrictions on the transfer of assets by the Credit Parties.


    Events of default include: (i) failure by the Borrowers to make any payment of principal, interest or any other amount owing in respect of any obligation under the Bank Credit Facility when due and payable; (ii) a representation or warranty by a Credit Party proves to have been materially false or misleading when made; (iii) failure by a Credit Party to furnish financial information when due or to permit inspection of books or records; (iv) issuance of a notice of a material lien or similar charge; (v) breach of certain of the covenants contained in the Bank Credit Facility or any other agreement with the Bank; (vi) any judgment rendered or judgment lien filed for an amount in excess of $500,000 against a Credit Party; (vii) application for the appointment of a receiver, custodian, trustee or liquidator, an admission of inability to pay debts, a general assignment for the benefit of creditors, or a commencement of a voluntary case under the bankruptcy laws by a Credit Party; (viii) default under any agreement, instrument or arrangement which has a material adverse effect on the conditions or affairs of a Credit Party; (ix) termination or breach of certain other documents or guarantees delivered in connection with the Bank Credit Facility; (x) any change in control (as such event is defined in the Bank Credit Facility); (xi) any offset by Philips of any amounts Philips owes pursuant to the Environmental Indemnity Agreement or a default under such agreement (see "Business -- Environmental Matters"); (xii) any failure by Textron to purchase the Textron Notes pursuant to the Textron Note Purchase Agreement (as defined below); (xiii) determination that any material provision of the Bank Credit Facility or certain other related documents ceases to be valid and binding on any Credit Party; and (xiv) any competition by Kyle Kirkland or Dana Messina with a Credit Party.

11% SENIOR SUBORDINATED NOTES DUE 2005

    The Company's 11% Senior Subordinated Notes due 2005 (the "Notes") will mature on May 15, 2005. As of March 30, 1996, there were $110.0 million of Notes outstanding. Proceeds from the Notes were used to pay a portion of the cash consideration payable in connection with the Steinway Acquisition and to repay certain indebtedness of Steinway. The information contained herein relating to the Notes is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    The Notes are general unsecured obligations of Selmer, subordinated in right of payment to all senior debt (as such term is defined in the Indenture. The Notes are guaranteed by the Company, Steinway and certain of Steinway's subsidiaries (the "Guarantors"). The Notes have no mandatory redemption or sinking fund payments until maturity. The Notes are redeemable at the option of the Company beginning June 1, 2000 at 104.125%, with the redemption price declining ratably each year thereafter to par on June 1, 2003.

    The Indenture contains certain covenants including limitations on (i) the incurrence by Selmer and its subsidiaries of additional indebtedness; (ii) the ability of Selmer and its subsidiaries to pay dividends; (iii) transactions by Selmer and its subsidiaries with affiliates; (iv) the retention of proceeds by Selmer and its subsidiaries from the sales of assets; (v) the ability of Selmer and its subsidiaries to incur certain liens; and (vi) Selmer's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets, to another entity.

    Events of default under the Indenture include (i) default in the payment of interest on the Notes when due and payable, which default continues for 30 days;
(ii) default in the payment of the principal of or any applicable premium when due and payable on the Notes; (iii) Selmer or any Guarantor fails to observe or perform any covenant, condition, or agreement made pursuant to the Indenture of the Notes, which failure remains uncurred after notice of such default is provided to Selmer; (iv) default under any mortgage, indenture, or instrument evidencing any indebtedness of Selmer or its subsidiaries; (v) failure by Selmer or any of its subsidiaries to discharge within 60 days final judgments entered by a court which in the aggregate exceed $5.0 million; (vi) any guarantee under the Indenture or the Notes held by a judicial proceeding to be unenforceable or invalid, or if any Guarantor defaults on, denies or disaffirms its obligations under its guarantee; and (vii) certain events of bankruptcy or insolvency with respect to Selmer or any of its subsidiaries.

SENIOR SECURED NOTES DUE 2000

    The Company intends to use a portion of the net proceeds from the Offering to redeem its 11.00% Senior Secured Notes due 2000 and 10.92% Senior Secured Notes due 2000 (collectively, the "Senior Secured Notes"). See "Use of
Proceeds." As of March 30, 1996, there were $52.9 million of Senior Secured Notes outstanding. The information contained herein relating to the Senior Secured Notes is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

    Proceeds from the Senior Secured Notes were used to pay a portion of the cash consideration payable in connection with the Company's acquisition of Selmer in 1993. The indenture governing the Senior Secured Notes contains certain covenants, similar to those contained in the Indenture relating to the Notes. See "-- 11% Senior Subordinated Notes due 2005" above.

    The Senior Secured Notes are redeemable at the option of the Company beginning July 31, 1996. At any time on or after such date and upon 30 days' notice, the Company may prepay the Senior Secured Notes at a redemption price equal to the sum of 100% of the principal amount to be prepaid, together with accrued and unpaid interest, plus a premium equal to the Make-Whole Amount (as defined in the Senior Secured Notes). See "Capitalization." The Company intends to send a notice of redemption to the holders of the Senior Secured Notes upon consummation of the Offering.

NOTES RECEIVABLE FINANCING


    Certain of Selmer's dealers may convert their open accounts to Selmer into a promissory note. The program divides the year into two periods commencing in January and October, and dealers must elect to participate in the program in advance at the beginning of each year. If dealers elect to participate in this program with respect to purchases made from January through September, then the initial payment on their notes receivable is due in October. Notes receivable applicable to purchases made from October through December have their initial payment due in February. The term of the notes receivable range from six to twelve months, and bear interest at 3% to 5% over the prime rate. The notes receivable are secured by the respective dealer's inventory. Substantially all of the notes receivable are purchased by a third-party financial institution on a recourse basis.


    The notes receivable are currently being purchased by Textron pursuant to a Master Note Purchase and Repurchase Agreement dated December 2, 1994 (the "Textron Note Purchase Agreement") by and between the Company and Textron. The Textron Note Purchase Agreement, which expires in December 1997, permits the Company to sell and have outstanding up to $15.0 million of such notes receivable to Textron (the "Textron Notes").

    The Company may enter into other financing arrangements with its dealers and/or other financial institutions in the future; however, there can be no assurance that the Company will secure financing arrangements on the same terms as currently exist under the Textron Note Purchase Agreement.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Immediately after consummation of the Offering, the Company will have outstanding 9,557,150 shares of Common Stock, including 477,953 shares of Class A Common Stock, assuming no exercise of the over-allotment option granted to the Underwriters. Of these shares, the 4,360,000 shares of Ordinary Common Stock sold in the Offering (or a maximum of 5,022,444 shares if the over-allotment option is exercised in full) will be freely tradable without restrictions or further registration under the Securities Act unless purchased by "affiliates" of the Company (as that term is defined under Rule 144 of the Securities Act ("Rule 144")). The remaining 5,197,150 shares of Common Stock, including the 477,953 shares of Class A Common Stock, will be "restricted securities" as defined under the Securities Act, and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 or another applicable exemption from registration under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the usage of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted securities for at least two years, is entitled to sell within any three-month period that number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Ordinary Common Stock or (ii) the average weekly trading volume of the then outstanding securities for the four weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale restrictions and notice requirements, and to the availability of current public information about the Company.

    A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during 90 days immediately preceding the sale and who has beneficially owned the shares proposed to be sold for at least three years is entitled to sell such shares pursuant to Rule 144(k) under the Securities Act without regard to the limitations described above. The Commission has published a notice of rulemaking that, if adopted as proposed, would shorten the two-year holding period under Rule 144 to one year and would shorten the three-year holding period under Rule 144(k) to two years. If such amendments are adopted, certain shares of Ordinary Common Stock may be sold under Rule 144 immediately following the Offering. The Company cannot predict whether such amendments will be adopted.

    The Company and certain of the Company's stockholders have agreed, subject to certain exceptions, not to sell, offer to sell, grant any option (other than pursuant to the Company's existing stock option plans) for the sale of or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock (except for the shares offered hereby) for a period of 180 days after the date of this Prospectus.

    No prediction can be made as to the effect, if any, that future sales of shares, or availability of shares for future sale, will have on the market price of the Ordinary Common Stock prevailing from time to time. Sales of substantial amounts of Ordinary Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Ordinary Common Stock, with the result that the Company's ability to raise additional capital in the equity markets could be adversely affected.


    In accordance with a registration rights agreement dated as of August 9, 1993 (the "Registration Rights Agreement"), the Company granted to certain holders of outstanding Ordinary Common Stock, warrants exercisable into Ordinary Common Stock and preferred stock convertible into Ordinary Common Stock the right to require the Company to register such shares of Ordinary Common Stock for resale under the Securities Act. Such holders have the right beginning 180 days after the closing of the Offering, to twice demand that the Company cause all, or any portion, of those holders' shares to be registered for resale under the Securities Act. In addition, such holders have the "piggyback" right to require the Company to include their shares with other shares that may be registered by the Company under the Securities Act. Such holders waived their "piggyback" rights in connection with the Offering.


    In the event that additional shares of Ordinary Common Stock are registered as a result of the exercise of either their demand or piggyback registration rights pursuant to the Registration Rights Agreement, the prevailing market price for the Ordinary Common Stock and the Company's ability to raise additional capital could be adversely affected.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Ordinary Common Stock applicable to "Non-United States Holders." A "Non-United States Holder" is any beneficial owner of Ordinary Common Stock that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a non-resident fiduciary of a foreign estate or trust as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective investors are urged to consult with their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Ordinary Common Stock.

DIVIDENDS

    Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under proposed United States Treasury regulations not currently in effect, a Non-United States Holder would be required to file certain forms accompanied by a statement from a competent authority of the treaty country in order to claim the benefits of a tax treaty. Dividends paid to a holder with an address within the United States generally will not be subject to withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder.

    Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States resident. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Form 4224 (Statement Claiming Exemption from Withholding of Tax on Income Effectively Connected With the Conduct of Business in the United States) each year with the Company or its paying agent prior to the payment of the dividends for such year. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments.

    A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF ORDINARY COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax with respect to a gain realized upon the sale or a disposition of Ordinary Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder, (ii) the Non-United States Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met, or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. The

Company has determined that it is not, has not been for the last five years, and does not believe that it will become a "United States real property holding corporation" for federal income tax purposes. If a Non-United States Holder falls under clause (i) above, the Non-United States holder will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates (and, with respect to corporate Non-United States Holders, may also be subject to the branch profits tax described above). If an individual Non-United States Holder falls under clause (ii) above, the Non-United States Holder generally will be subject to a 30% tax on the gain derived from the sale, which gain may be offset by United States capital losses recognized within the same taxable year of such sale.


BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    Unless the Company has actual knowledge that a holder is a non-United States person, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an exempt recipient as defined in Treasury Regulation Section 1.6049-4(c)(1)(ii) (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person.)

    If the proceeds of the disposition of Ordinary Common Stock by a Non-United States Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding at a rate of 31% unless the disposing holder certifies as to its name, address and status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through an office outside the United States of a broker that is either (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, and (b) the broker fails to maintain documentary evidence in its files that the holder is a Non-United States Holder and that certain conditions are met or that the holder otherwise is entitled to an exemption.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to 31% backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.


    The United States Treasury has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.


ESTATE TAX

    An individual Non-United States Holder who is treated as the owner of Ordinary Common Stock at the time of his or her death or has made certain lifetime transfers of an interest in Ordinary Common Stock will be required to include the value of such Ordinary Common Stock in his or her gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

                                 LEGAL MATTERS


    Certain legal matters with respect to the Ordinary Common Stock have been passed upon for the Company by Milbank, Tweed, Hadley & McCloy, Los Angeles, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for the period January 1, 1993 to August 10, 1993, the period August 10, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995 and the consolidated financial statements of Steinway as of June 30, 1993 and 1994 and for each of the three years in the period ended June 30, 1994 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated March 8, 1996 and
September 9, 1994, respectively, appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Ordinary Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement including the exhibits and schedules thereto. For further information with respect to the Company or the Ordinary Common Stock, reference is made to the Registration Statement and the schedules and exhibits filed as a part thereof. Statements contained in this Prospectus regarding the contents of any contract or any other document are necessarily summaries and each such statement is qualified in its entirety by reference to the copy of such contract or other document filed as an exhibit to the Registration Statement. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files periodic reports and other information with the Commission relating to its business, financial statements and other matters. The Registration Statement and other information, including exhibits thereto, may be inspected at the Commission's principal office in Washington, D.C., and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. Reports, proxy statements and other information regarding the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


    The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES
  Independent Auditors' Report.............................................................................        F-2
  Consolidated Balance Sheets..............................................................................        F-3
  Consolidated Statements of Operations....................................................................        F-4
  Consolidated Statements of Partners' Equity..............................................................        F-5
  Consolidated Statements of Stockholders' Equity..........................................................        F-6
  Consolidated Statements of Cash Flows....................................................................        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8
  Condensed Consolidating Financial Statements.............................................................       F-22

STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
  Independent Auditor's Report.............................................................................       F-28
  Consolidated Balance Sheets..............................................................................       F-29
  Consolidated Statements of Stockholders' Equity..........................................................       F-30
  Consolidated Statements of Operations....................................................................       F-31
  Consolidated Statements of Cash Flows....................................................................       F-32
  Notes to Consolidated Financial Statements...............................................................       F-33
  Supplemental Condensed Consolidating Financial Statements................................................       F-42

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Steinway Musical Instruments, Inc. (formerly Selmer Industries, Inc.) Elkhart, Indiana



    We have audited the accompanying consolidated financial statements of Steinway Musical Instruments, Inc. (formerly Selmer Industries, Inc.) and subsidiaries (the "Successor") as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 and the period from August 10, 1993 to December 31, 1993, and of The Selmer Company, Inc. (formerly, The Selmer Company, L.P.) and subsidiaries (the "Predecessor") for the period from January 1, 1993 to August 10, 1993 listed in the table of contents. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Steinway Musical Instruments, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994 and the period from August 10, 1993 to December 31, 1993, and the results of operations and cash flows of The Selmer Company, Inc. and subsidiaries for the period January 1, 1993 to August 10, 1993 in conformity with generally accepted accounting principles.


    As discussed in Note 1 to the financial statements, on August 10, 1993, the net assets of the Predecessor were acquired in a transaction accounted for as a purchase. Accordingly, the financial statements of the Successor reflect the revaluation of the net assets at the date of acquisition, and the amounts reported for the Successor are not comparable to the amounts shown for the Predecessor in prior periods.


Chicago, Illinois
March 8, 1996 (         , 1996 as to the fifth paragraph of Note 9)



    The accompanying financial statements include the effects of a stock split of the Company's common stock and its name change approved by the Company's Board of Directors subject to stockholder approval prior to the date of effectiveness of this offering. The above opinion is the form which will be signed by Deloitte & Touche LLP upon consummation of the stock split, which is described in Note 9 of the notes to the financial statements, and assuming that, from March 8, 1996 to the date of such stock split, no other events have occurred that would affect the accompanying financial statements and notes thereto.



DELOITTE & TOUCHE LLP
Chicago, Illinois
July 1, 1996

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 DECEMBER 31, 1994 AND 1995 AND MARCH 30, 1996



                                                                                                       MARCH 30,
                                                                       DECEMBER 31,    DECEMBER 31,       1996
                                                                           1994            1995       (UNAUDITED)
                                                                      --------------  --------------  ------------
                                                                              (DOLLARS IN THOUSANDS EXCEPT
                                                                                   PER SHARE AMOUNTS)
                                       ASSETS
Current assets:
  Cash..............................................................    $      380     $      3,706    $    2,146
  Accounts, notes and leases receivable, net of allowance for bad debts of $5,003, $6,281 and $6,599 in 1994, 1995 and 1996,
   respectively.....................................................        26,940           41,860        46,693
  Inventories.......................................................        26,807           79,063        76,189
  Prepaid expenses and other current assets.........................         1,038            3,058         2,946
  Deferred tax asset................................................         1,100            4,693         4,629
                                                                      --------------  --------------  ------------
Total current assets................................................        56,265          132,380       132,603
Property, plant and equipment, net..................................        15,341           64,132        62,557
Other assets, net...................................................         3,469           32,114        30,616
Cost in excess of fair value of net assets acquired, net of
 accumulated amortization of $376, $1,024 and $1,243 in 1994, 1995
 and 1996, respectively.............................................        10,449           35,170        34,594
                                                                      --------------  --------------  ------------
TOTAL ASSETS........................................................    $   85,524     $    263,796    $  260,370
                                                                      --------------  --------------  ------------
                                                                      --------------  --------------  ------------
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion of long-term debt...............                   $      2,306    $    2,245
  Accounts payable..................................................    $    2,825            8,172         5,763
  Other current liabilities.........................................        10,563           31,289        33,348
                                                                      --------------  --------------  ------------
Total current liabilities...........................................        13,388           41,767        41,356
Long-term debt......................................................        62,057          171,733       169,402
Deferred taxes......................................................           500           29,452        28,463
Non-current pension liability.......................................         2,326           15,016        14,709
                                                                      --------------  --------------  ------------
Total liabilities...................................................        78,271          257,968       253,930
Commitments and Contingencies
Stockholders' equity:
  Convertible, participating preferred stock, $.001 par value, authorized 14,150,000 shares, 2,830,000 shares issued and
   outstanding......................................................             1                1             1
  Class A Common Stock, $.001 par value, authorized 1,415,000
   shares, 477,953 shares issued and outstanding....................        --              --             --
  Common stock, $.001 par value, authorized 26,885,000 shares, issued and outstanding -- 1,021,946 in 1994 and 1,319,097 shares
   in 1995 and 1996.................................................        --              --             --
  Warrants, 1,330,100 common stock equivalents outstanding..........         2,335            2,335         2,335
  Additional paid-in capital........................................         4,999            5,629         5,629
  Accumulated deficit...............................................          (187)          (2,261)         (679)
  Accumulated translation adjustment................................           105              124          (846)
                                                                      --------------  --------------  ------------
    Total stockholders' equity......................................         7,253            5,828         6,440
                                                                      --------------  --------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........................    $   85,524     $    263,796    $  260,370
                                                                      --------------  --------------  ------------
                                                                      --------------  --------------  ------------


                See notes to consolidated financial statements.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              PERIODS ENDED AUGUST 10, 1993 AND DECEMBER 31, 1993
                   YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
                 PERIODS ENDED APRIL 1, 1995 AND MARCH 30, 1996



                                      PREDECESSOR                    SUCCESSOR
                                     -------------  -------------------------------------------     PERIOD        PERIOD
                                        PERIOD        PERIOD       YEAR ENDED      YEAR ENDED      1/1/95 -      1/1/96 -
                                       1/1/93 -      8/10/93 -    DECEMBER 31,    DECEMBER 31,      4/1/95       3/30/96
                                        8/10/93      12/31/93         1994            1995       (UNAUDITED)   (UNAUDITED)
                                     -------------  -----------  --------------  --------------  ------------  ------------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net sales..........................   $    57,171   $    34,339   $    101,114    $    189,805    $   31,880    $   69,049
Cost of sales......................        39,216        28,855         69,453         139,587        21,733        47,329
                                     -------------  -----------  --------------  --------------  ------------  ------------
Gross profit.......................        17,955         5,484         31,661          50,218        10,147        21,720
Operating Expenses:
  Sales and marketing..............         6,570         4,116         11,328          21,001         3,570         8,272
  Provision for doubtful
   accounts........................           919           157            655             797           250           229
  General and administrative.......         3,121         2,158          5,435          11,612         1,251         3,931
  Amortization.....................         1,527           409          1,067           3,041           282         1,100
  Other expense....................           298           284            704             665           113            81
                                     -------------  -----------  --------------  --------------  ------------  ------------
Total Operating Expenses...........        12,435         7,124         19,189          37,116         5,466        13,613
                                     -------------  -----------  --------------  --------------  ------------  ------------
Earnings (loss) from operations....         5,520        (1,640)        12,472          13,102         4,681         8,107
Other (income) expense:
  Other income, principally
   interest and late charges.......          (360)         (226)          (503)           (583)         (104)         (131)
  Interest and amortization of debt
   discount........................         4,432         3,254          8,255          14,923         1,712         4,791
                                     -------------  -----------  --------------  --------------  ------------  ------------
Other expense, net.................         4,072         3,028          7,752          14,340         1,608         4,660
                                     -------------  -----------  --------------  --------------  ------------  ------------
Income (loss) before income
 taxes.............................         1,448        (4,668)         4,720          (1,238)        3,073         3,447
Provision for (benefit of) income
 taxes.............................            43        (1,559)         1,798             836         1,125         1,866
                                     -------------  -----------  --------------  --------------  ------------  ------------
Net income (loss)..................   $     1,405   $    (3,109)  $      2,922    $     (2,074)   $    1,948    $    1,581
                                     -------------  -----------  --------------  --------------  ------------  ------------
                                     -------------  -----------  --------------  --------------  ------------  ------------
Net income (loss) per share........                 $     (2.07)  $        .52    $      (1.36)   $      .34    $      .27
                                                    -----------  --------------  --------------  ------------  ------------
                                                    -----------  --------------  --------------  ------------  ------------
Weighted average common and common
 equivalent shares outstanding.....                   1,499,900      5,660,000       1,524,663     5,660,000     5,957,150
                                                    -----------  --------------  --------------  ------------  ------------
                                                    -----------  --------------  --------------  ------------  ------------


                See notes to consolidated financial statements.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                          PERIOD ENDED AUGUST 10, 1993


                                                                  THE SELMER COMPANY, L.P. (PREDECESSOR)
                                                       -------------------------------------------------------------
                                                                               ACCUMULATED
                                                                               TRANSLATION      PENSION
                                                        CAPITAL    DEFICIT     ADJUSTMENT      LIABILITY     TOTAL
                                                       ---------  ---------  ---------------  -----------  ---------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE, December 31, 1992...........................  $  22,366  $  (5,021)    $    (260)     $    (459)  $  16,626
Net income for the period............................                 1,405                                    1,405
State tax withholdings...............................       (108)                                               (108)
Foreign currency translation adjustment..............                                 (56)                       (56)
Recognition of additional minimum pension
 liability...........................................                                                132         132
                                                       ---------  ---------        ------     -----------  ---------
BALANCE, August 10, 1993.............................  $  22,258  $  (3,616)    $    (316)     $    (327)  $  17,999
                                                       ---------  ---------        ------     -----------  ---------
                                                       ---------  ---------        ------     -----------  ---------

                See notes to consolidated financial statements.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    FOR THE PERIOD ENDED DECEMBER 31, 1993,
                 THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
                        THE PERIOD ENDED MARCH 30, 1996



                                                                STEINWAY MUSICAL INSTRUMENTS, INC.
                                                                   AND SUBSIDIARIES (SUCCESSOR)
                                      --------------------------------------------------------------------------------------
                                                                                 ADDITIONAL                    ACCUMULATED
                                         PREFERRED       COMMON                    PAID IN     ACCUMULATED     TRANSLATION
                                           STOCK          STOCK      WARRANTS      CAPITAL       DEFICIT       ADJUSTMENT
                                      ---------------  -----------  -----------  -----------  -------------  ---------------
                                                                      (DOLLARS IN THOUSANDS)
INITIAL STOCK ISSUANCE
  August 10, 1993...................     $       1         --        $   2,335    $   4,999
Net loss for the period.............                                                            $  (3,109)
                                                --
                                                            -----   -----------  -----------  -------------        ------
BALANCE, December 31, 1993..........             1         --            2,335        4,999        (3,109)
Net income for the year.............                                                                2,922
Foreign currency translation
 adjustment.........................                                                                            $     105
                                                --
                                                            -----   -----------  -----------  -------------        ------
BALANCE, December 31, 1994..........             1         --            2,335        4,999          (187)            105
Net loss for the year...............                                                               (2,074)
Foreign currency translation
 adjustment.........................                                                                                   19
Issuance of 297,150 shares of common
 stock..............................                                                    630
                                                --
                                                            -----   -----------  -----------  -------------        ------
BALANCE, December 31, 1995..........             1         --            2,335        5,629        (2,261)            124
Net income for the period
 (unaudited)........................                                                                1,581
Foreign currency translation
 adjustment (unaudited).............                                                                   (1)           (970)
                                                --
                                                            -----   -----------  -----------  -------------        ------
BALANCE, March 30, 1996
 (unaudited)........................     $       1         --        $   2,335    $   5,629     $    (679)      $    (846)
                                                --
                                                --
                                                            -----   -----------  -----------  -------------        ------
                                                            -----   -----------  -----------  -------------        ------


                See notes to consolidated financial statements.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              PERIODS ENDED AUGUST 10, 1993 AND DECEMBER 31, 1993
                   YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
                 PERIODS ENDED APRIL 1, 1995 AND MARCH 30, 1996

                                              PREDECESSOR                    SUCCESSOR
                                             -------------  -------------------------------------------     PERIOD        PERIOD
                                                PERIOD        PERIOD       YEAR ENDED      YEAR ENDED      1/1/95 -      1/1/96 -
                                               1/1/93 -      8/10/93 -    DECEMBER 31,    DECEMBER 31,      4/1/95       3/30/96
                                                8/10/93      12/31/93         1994            1995       (UNAUDITED)   (UNAUDITED)
                                             -------------  -----------  --------------  --------------  ------------  ------------
                                                                             (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Net income (loss)........................    $   1,405     $  (3,109)   $      2,922     $   (2,074)    $    1,948    $    1,581
  Adjustments to reconcile net income
   (loss) to net cash flows from operating
   activities:
    Depreciation and amortization..........        2,704         1,199           3,198          7,739            819         2,773
    Provision for doubtful accounts........          919           157             655            766            250           176
    Amortization of senior note discount...       --                91             248            277             68            76
    Deferred tax provision (benefit).......       --            (1,600)          1,000         (5,083)        --              (582)
    Other..................................          424             3              14             93         --            --
    Changes in operating assets and
     liabilities:
      Accounts, notes and leases
       receivable..........................      (15,313)       12,947          (2,126)        (4,172)          (722)       (5,274)
      Inventories..........................          989         4,235           2,586          7,664          2,203         1,959
      Prepaid expense and other current
       assets..............................          (81)          183             137           (701)            77          (200)
      Accounts payable.....................          766          (908)          1,170          1,354          1,316        (3,408)
      Accrued expenses.....................         (378)        1,904           1,169            800            205         3,815
                                             -------------  -----------  --------------  --------------  ------------  ------------
    Net cash flows from operating
     activities............................       (8,565)       15,102          10,973          6,663          6,164           916
Cash flows from investing activities
  Capital expenditures.....................         (576)         (303)         (1,112)        (3,162)          (679)         (706)
  Proceeds from disposals of fixed assets..            4             6              17             51         --                12
  Increase in other assets.................           (5)           (5)           (107)        (1,801)          (195)          595
  Acquisition of Steinway Musical
   Properties, Inc. (net of cash
   acquired)...............................       --            --             --            (102,790)        --            --
  Acquisition of The Selmer Company, L.P...       --           (94,111)        --              --             --            --
                                             -------------  -----------  --------------  --------------  ------------  ------------
    Net cash flows from investing
     activities............................         (577)      (94,413)         (1,202)      (107,702)          (874)          (99)
Cash flows from financing activities
  Borrowing under line of credit
   agreement...............................       12,992        60,916          88,830        147,993         24,119        44,210
  Repayments under line of credit
   agreement...............................       (3,372)      (47,268)        (97,958)      (148,486)       (28,639)      (46,183)
  Proceeds from issuance of long-term
   debt....................................       --            57,630         --             110,000         --            --
  Proceeds from issuance of stock and
   warrants................................       --             7,370         --                 630         --            --
  Repayments of long-term debt.............       --            --                (421)        (5,772)        --              (269)
Other financing activities.................         (108)       --             --              --             --            --
                                             -------------  -----------  --------------  --------------  ------------  ------------
    Net cash flows from financing
     activities............................        9,512        78,648          (9,549)       104,365         (4,520)       (2,242)
Effects of foreign exchange rate changes on
 cash......................................          (56)       --                 105         --                 60          (135)
                                             -------------  -----------  --------------  --------------  ------------  ------------
Increase (Decrease) in Cash................          314          (663)            327          3,326            830        (1,560)
Cash, beginning of period..................          402           716              53            380            380         3,706
                                             -------------  -----------  --------------  --------------  ------------  ------------
Cash, end of period........................    $     716     $      53    $        380     $    3,706     $    1,210    $    2,146
                                             -------------  -----------  --------------  --------------  ------------  ------------
                                             -------------  -----------  --------------  --------------  ------------  ------------

                See notes to consolidated financial statements.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              PERIODS ENDED AUGUST 10, 1993 AND DECEMBER 31, 1993
                   YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
           (UNAUDITED) PERIODS ENDED APRIL 1, 1995 AND MARCH 30, 1996
                             (DOLLARS IN THOUSANDS)

(1) NATURE OF BUSINESS

    Steinway Musical Instruments, Inc. (formerly Selmer Industries, Inc.) and subsidiaries (the "Company" or the "Successor") is a major manufacturer and distributor of woodwind, brasswind, percussion and string musical instruments, pianos and related accessories and services.



    On August 10, 1993, the Company purchased substantially all of the assets and certain liabilities of The Selmer Company, L.P. (the "Predecessor"), a wholly owned subsidiary of Integrated Resources, Inc. ("Integrated"), for $94.1 million, including fees and expenses. The Selmer Company, L.P. was reorganized as The Selmer Company, Inc. ("Selmer").


    On May 25, 1995, Selmer purchased the assets of Steinway Musical Properties, Inc. and its wholly-owned subsidiaries ("Steinway") for approximately $104 million. The acquisition has been accounted for as a purchase for financial reporting purposes.

    The unaudited financial statements for the periods ended April 1, 1995 and March 30, 1996 reflect all adjustments, all of which are of a normal recurring nature, necessary in the opinion of management for a fair presentation of the results for such interim periods and are not necessarily indicative of full-year results.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements of the Company include the accounts of Selmer and its wholly-owned subsidiaries, Steinway and Vincent Bach International, Ltd. ("VBI"). Significant intercompany balances have been eliminated in consolidation.

    REVENUE RECOGNITION -- Revenue is recognized at the date of shipment. The Company provides for the estimated costs of warranties at the time of sale.

    INCOME TAXES -- Income taxes are provided using an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    INVENTORIES -- Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market. On August 10, 1993, Selmer inventories were adjusted up by approximately $5,000 to reflect their fair market value. On May 25, 1995, Steinway inventories were adjusted up by approximately $9,638 to reflect their fair market value. Cost of sales for the period from August 10, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995 included $4,800, $200, and $9,638, respectively, of such adjustments.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    DEPRECIATION AND AMORTIZATION -- Property, plant and equipment are recorded at cost. Assets existing at the acquisition date were revalued to fair value at that date. Depreciation has been computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining term of the respective lease, whichever is shorter. Estimated useful lives are as follows:



Building and improvements......................................  15-30 years
Leasehold improvements.........................................   5-15 years
Machinery, equipment and tooling...............................   3-10 years
Office furniture and fixtures..................................   3-10 years
Concert and artist and rental pianos...........................     15 years


    Cost in excess of fair value acquired is amortized over 40 years. Trademarks acquired are recorded at appraised value and are amortized over 10 years. Deferred financing costs are amortized on a straight-line basis over the repayment periods of the under-lying debt.

    FOREIGN CURRENCY TRANSLATION -- Assets and liabilities of non-U.S. operations are translated into U.S. dollars at year-end rates, and revenues and expenses at average rates of exchange prevailing during the year. The resulting translation adjustments are reported as a separate component of stockholders' equity. Foreign currency transaction gains and losses are recognized in income currently.

    FOREIGN EXCHANGE CONTRACTS -- The Company enters into foreign exchange contracts as a hedge against foreign currency transactions. Gains and losses arising from fluctuations in exchange rates are recognized at the end of each reporting period. Such gains and losses directly offset the foreign exchange gains or losses associated with the hedged receivable or payable. Gains and losses on foreign exchange contracts which exceed the related balance sheet or firm purchase commitment exposure are included in foreign currency gain or loss in the statement of operations.

    INCOME (LOSS) PER COMMON SHARE -- Income (loss) per common share has been computed using the weighted average number of common and common equivalent shares outstanding.

    RECLASSIFICATIONS -- Certain reclassifications of 1993 and 1994 amounts have been made to conform to the financial statement classification adopted in 1995.

    ENVIRONMENTAL MATTERS -- Potential environmental liabilities are accounted for in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies", which requires a liability to be recorded when it is probable that a loss has been incurred and its amount can reasonably be estimated.

    NEW ACCOUNTING PRONOUNCEMENTS -- In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which the Company must adopt by fiscal year 1996. SFAS 121 is not expected to have a material effect on the Company's net income or financial position. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". The Company has no stock-based compensation which meets the criteria for SFAS 123.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(3) INVENTORIES
    Inventories consist of the following:

                                                                 DECEMBER 31
                                                             --------------------  MARCH 30
                                                               1994       1995       1996
                                                             ---------  ---------  ---------
Raw materials..............................................  $   3,383  $  11,332  $  11,104
Work in process............................................     13,273     37,793     34,357
Finished goods.............................................     10,151     29,938     30,728
                                                             ---------  ---------  ---------
Total......................................................  $  26,807  $  79,063  $  76,189
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

(4) PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consists of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------
Land...................................................................  $     770  $  18,296
Building and improvements..............................................      5,636     19,949
Leasehold improvements.................................................        196        690
Machinery, equipment and tooling.......................................      9,235     16,612
Office furniture and fixtures..........................................      2,085      4,191
Concert and artist and rental pianos...................................                11,087
Construction in progress...............................................        464        903
                                                                         ---------  ---------
                                                                            18,386     71,728
Less accumulated depreciation and amortization.........................      3,045      7,596
                                                                         ---------  ---------
Total..................................................................  $  15,341  $  64,132
                                                                         ---------  ---------
                                                                         ---------  ---------

(5) OTHER ASSETS
    Other assets consist of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
Trademarks..............................................................             $  22,548
Deferred financing cost.................................................  $   2,842     10,340
Other assets............................................................      1,727      2,708
                                                                          ---------  ---------
                                                                              4,569     35,596
Less accumulated amortization...........................................      1,100      3,482
                                                                          ---------  ---------
Total...................................................................  $   3,469  $  32,114
                                                                          ---------  ---------
                                                                          ---------  ---------

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(6) OTHER CURRENT LIABILITIES
    Other current liabilities consist of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1994       1995
                                                                         ---------  ---------
Accrued payroll and related benefits...................................  $   3,930  $  10,983
Current pension liability..............................................      1,800      2,433
Accrued promotional expenses...........................................      2,340      2,357
Accrued warranty expense...............................................                 2,175
Accrued taxes..........................................................        892      3,980
Accrued interest.......................................................        208      1,541
Other accrued expenses.................................................      1,393      7,820
                                                                         ---------  ---------
Total..................................................................  $  10,563  $  31,289
                                                                         ---------  ---------
                                                                         ---------  ---------

(7) INCOME TAXES
    The components of the income tax expense (benefit) are as follows:

                                                                PERIOD         YEAR ENDED
                                                               8/10/93 -  --------------------
                                                               12/31/93     1994       1995
                                                               ---------  ---------  ---------
Federal:
  Current....................................................             $     600  $   2,439
  Deferred...................................................  $  (1,284)       882     (1,684)
State and local:
  Current....................................................         11         41        574
  Deferred...................................................       (316)       108       (321)
Foreign:
  Current....................................................         30        167      2,906
  Deferred...................................................                           (3,078)
                                                               ---------  ---------  ---------
Total........................................................  $  (1,559) $   1,798  $     836
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    The Company's income tax (benefit) differed from the statutory federal rate as follows:

                                                                 PERIOD         YEAR ENDED
                                                                8/10/93 -  --------------------
                                                                12/31/93     1994       1995
                                                                ---------  ---------  ---------
Statutory rate applied to earnings before income taxes........  $  (1,587) $   1,605  $    (433)
Increase (decrease) in income taxes resulting from:
  Foreign income taxes........................................         30        167       (172)
  State income taxes..........................................       (305)       149        (49)
  Valuation allowance on foreign tax credits..................                            1,277
  Other.......................................................        303       (123)       213
                                                                ---------  ---------  ---------
Income tax (benefit)..........................................  $  (1,559) $   1,798  $     836
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(7) INCOME TAXES (CONTINUED)
    The components of net deferred taxes are as follows:

                                                                            DECEMBER 31,
                                                                        ---------------------
                                                                          1994        1995
                                                                        ---------  ----------
Deferred tax assets:
  AMT credit carry-forward............................................  $     350
  Uniform capitalization adjustment to inventory......................        336  $    2,303
  Allowance for doubtful accounts.....................................        300       1,406
  Accrued expenses and other current assets and liabilities...........        579       2,709
  Foreign tax credits.................................................                 22,086
  Other...............................................................        135         223
  Valuation allowances................................................                (13,534)
                                                                        ---------  ----------
    Total deferred tax assets.........................................      1,700      15,193

Deferred tax liabilities
  Pension contributions...............................................       (500)     (1,759)
  Fixed assets........................................................       (358)    (23,488)
  Intangibles.........................................................       (232)    (14,705)
  Other...............................................................        (10)
                                                                        ---------  ----------
    Total deferred tax liabilities....................................     (1,100)    (39,952)
                                                                        ---------  ----------
Net deferred taxes....................................................  $     600  $  (24,759)
                                                                        ---------  ----------
                                                                        ---------  ----------

    Valuation allowances provided relate to excess foreign tax credits generated over expected credit absorption. Of these valuation allowances, $12,257 were recorded at the date of acquisition of Steinway. Should the related tax benefits be recognized in the future, the effect of removing the valuation allowances would generally be a decrease in goodwill. During 1995, these valuation allowances increased by $1,277 due to the generation of deferred foreign tax credits for which realization does not appear likely. Foreign tax credit carryforwards expire in varying amounts through 2000.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(8) NOTES PAYABLE AND LONG TERM DEBT
    Notes payable and long-term debt consists of the following:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                         1994        1995
                                                                       ---------  -----------
Senior Debt, bearing interest at prime plus 1 1/2% due March 31, 2000
 (9.25% and 8.5%)....................................................  $   4,520  $     4,439
Senior Secured Notes:
  11% Notes, due June 30, 2000, net of unamortized discount of $1,644
   and $1,418........................................................     42,906       43,132
  10.92% Notes, due June 30, 2000, net of unamortized discount of
   $369 and $318.....................................................      9,631        9,682
11% Senior Subordinated Notes, due May 15, 2005......................                 110,000
10% Subordinated Notes, due July 31, 2001............................      5,000
Note payable to a foreign bank, due in annual installments of of principal and interest of DM 645 ($449 at the December 31, 1995 exchange rate) at an interest rate of 8.75% with the balance due in
 September 2005......................................................                   2,874
Note payable to a foreign bank, due in quarterly installments of DM
 250 ($174 at the December 31, 1995 exchange rate) through September
 30, 1999, plus interest at 6.5%.....................................                   2,611
Note payable to a foreign bank, due in monthly installments of DM 25
 ($17 at the December 31, 1995 exchange rate) through August 31,
 1997, plus interest at 9.6%.........................................                     348
Open account loan, payable on demand to a foreign bank...............                     953
                                                                       ---------  -----------
Total................................................................     62,057      174,039
Less current portion.................................................                   2,306
                                                                       ---------  -----------
Long-term debt.......................................................  $  62,057  $   171,733
                                                                       ---------  -----------
                                                                       ---------  -----------

    Scheduled maturities of long-term debt as of December 31, 1995 are as follows:

                                                                           AMOUNT
                                                                         -----------
1996...................................................................  $     2,306
1997...................................................................        2,300
1998...................................................................        4,680
1999...................................................................        6,776
2000...................................................................       46,279
Thereafter.............................................................      111,698
                                                                         -----------
Total..................................................................  $   174,039
                                                                         -----------
                                                                         -----------

    The open account loan provides for borrowings by foreign subsidiaries of up to DM 10,000 ($6,961 at the December 31, 1995 exchange rate) payable on demand, of which up to DM 4,000 ($2,784 at the December 31, 1995 exchange rate) may be drawn as a term loan for 30, 60, 90 or 180 days. Demand borrowings bear interest at the rate of 8.25% and term borrowings bear interest at the Euromarket rate plus 2%.

    In connection with the merger discussed in Note 17, the Company entered into a restated and amended Senior Bank Credit Agreement. The restated agreement provides for borrowings by Selmer

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(8) NOTES PAYABLE AND LONG TERM DEBT (CONTINUED) and Steinway's domestic subsidiaries up to $60 million and extends the due date to March 31, 2000. Interest on the outstanding balances accrues at the prime rate plus 1 1/2% or the Eurodollar rate plus 3%. Borrowings are collateralized by domestic accounts receivable and inventory balances, a first lien on Steinway's domestic fixed assets, and a second lien on Selmer's fixed assets. The available balance is determined by eligible domestic accounts receivable and inventory balances and was approximately $40.7 million on December 31, 1995.


    The Senior Secured Notes are secured by the fixed assets and common stock of The Selmer Company, Inc. and mature on various dates from December 31, 1996 through June 30, 2000. The notes are guaranteed by the Company. In connection with the merger discussed in Note 17, the Senior Secured Note Indenture was amended to provide for the additional guarantee of the Senior Notes by the Steinway Guarantors.


    All of the Company's debt agreements contain certain financial covenants which, among other things, require the maintenance of certain financial ratios and net worth, place certain limitations on additional borrowings and capital expenditures, and prohibit the payment of cash dividends. The Company is in compliance with all such covenants.

(9) STOCKHOLDERS' EQUITY AND WARRANTS
    Funding for the Company's acquisition discussed in Note 1 was provided in part by the issuance of capital stock on August 10, 1993. Holders of the Convertible Participating Preferred Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available for such purpose. The Company is restricted from paying dividends on common stock unless dividends are made on the preferred stock in an amount equal to the dividend payable upon conversion of each share of preferred stock. The preferred stock has a liquidation value of $4.50 per share.

    Each share of Class A Common Stock is entitled to 98 votes, and each share of ordinary common stock is entitled to one vote. Holders of preferred stock are entitled to a number of votes equal to the number of ordinary common shares into which the preferred shares may be converted. Class A Common Stock shall automatically convert to ordinary common stock if, at any time, the Class A Common Stock is not owned by an original Class A holder.


    The Company issued warrants in conjunction with the issuance of the Senior Secured Notes on August 10, 1993. The warrants, which may be exercised after the earlier of August 1, 1995, or change of control, entitle holders to purchase 1,330,100 shares of ordinary common stock at a purchase price of $0.01 per share. The warrants expire on August 1, 2000.


    The Company has the option to convert the preferred stock and to set a date for exercising the warrants if a registered public offering of common stock raising $15 million in the aggregate is made.


    On May 14, 1996, the Company filed a registration statement with the Securities and Exchange Commission for the proposed sale of shares of the Company's ordinary common stock. On July xx, 1996, the Company effected a 2.83-to-1 stock split. All share and per share amounts have been retroactively adjusted for all periods presented to give effect to the stock split. Additionally, on July , 1996, the Company changed its name to Steinway Musical Instruments, Inc.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(10) COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS -- The Company has entered into various operating leases for certain facilities and equipment, some of which have noncancelable terms, expiring at various times through 2016 with various renewal options. Minimum lease payments under noncancelable leases for the years ending December 31, are as follows:

                                                                            AMOUNT
                                                                           ---------
1996.....................................................................  $   3,182
1997.....................................................................      2,970
1998.....................................................................      1,722
1999.....................................................................        860
2000.....................................................................        564
Thereafter...............................................................      2,742
                                                                           ---------
Total....................................................................  $  12,040
                                                                           ---------
                                                                           ---------


    Rent expense was $662 for the period January 1, 1993 to August 10, 1993, $344 for the period from August 10, 1993 to December 31, 1993, and $970 and $2,202 for the years ended December 31, 1994 and 1995, respectively,


    NOTES RECEIVABLE SOLD WITH RECOURSE -- The Company sells notes receivable on a recourse basis to a commercial finance company under a three-year facility. Pursuant to the terms of the facility, the commercial finance company may, at its option, purchase at any one time up to an aggregate principal amount of $15 million of the Company's notes receivable. The Company received proceeds of approximately $12.0 and $13.0 million from the sales of such notes for the years ended December 31, 1994 and 1995, respectively. Approximately $6.8 and $7.5 million of these notes remain outstanding as of December 31, 1994 and 1995, respectively.

    ENVIRONMENTAL MATTERS -- Certain environmental matters are pending against the Company, which might result in monetary damages, the amount of which, if any, cannot be determined at the present time. Philips Electronics, a previous owner of the Company, has agreed to hold the Company harmless from any financial liability arising from these environmental matters which were pending as of December 29, 1988. Management believes that these matters will not have a material adverse impact on the Company's results of operations or financial condition.

    LITIGATION -- In the ordinary course of its business, the Company is party to various legal actions that management believes are routine in nature and incidental to the operation of its business. While the outcome of such actions cannot be predicted with certainty, management believes that, based on the experience of the Company in dealing with these matters, the ultimate resolution of these matters will not have a material adverse impact on the business, financial condition and results of operations or prospects of the Company.

(11) RETIREMENT PLANS

    DOMESTIC PLANS -- The Company has a noncontributory defined benefit pension plan (the "Selmer Plan") in which all eligible employees may participate. On December 31, 1995, Steinway's defined benefit pension plan was merged with the Selmer Plan. The Company's funding policy is to contribute the minimum required contribution for each plan year by the fifteenth day of the month following each quarter plus the balance of the minimum required contribution for the plan year by the following September 15.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(11) RETIREMENT PLANS (CONTINUED)
    The components of net pension expense are as follows:

                                                  PREDECESSOR               SUCCESSOR
                                                 -------------  ---------------------------------
                                                    PERIOD        PERIOD          YEAR ENDED
                                                   1/1/93 -      8/10/93 -   --------------------
                                                    8/10/93      12/31/93      1994       1995
                                                 -------------  -----------  ---------  ---------
Service cost -- benefits earned during the
 year..........................................    $     237     $     238   $     803  $     651
Interest cost on projected benefit
 obligation....................................          310           182         605        739
Return on plan assets..........................         (124)          (53)        (38)      (993)
Net amortization...............................          152                      (172)       621
                                                      ------         -----   ---------  ---------
Net pension expense............................    $     575     $     367   $   1,198  $   1,018
                                                      ------         -----   ---------  ---------
                                                      ------         -----   ---------  ---------

    The funded status of the pension plan at December 31, 1994 and 1995 is as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1994       1995
                                                                          ---------  ---------
Accumulated benefit obligation (including vested benefit obligation of approximately $6,486 and $12,983 at December 31, 1994 and 1995,
 respectively)..........................................................  $   6,996  $  13,841
                                                                          ---------  ---------
                                                                          ---------  ---------
Projected benefit obligation............................................  $   7,499  $  14,592
Plan assets at fair value...............................................      3,953     12,020
                                                                          ---------  ---------
Projected benefit obligation in excess of plan assets...................      3,546      2,572
Unrecognized net gain (loss)............................................      1,423       (137)
Unrecognized prior service cost.........................................       (843)      (765)
Recognition of minimum liability........................................                   762
                                                                          ---------  ---------
Net accrued pension cost................................................      4,126      2,432
Less amount currently payable...........................................      1,800      1,539
                                                                          ---------  ---------
Net accrued pension cost................................................  $   2,326  $     893
                                                                          ---------  ---------
                                                                          ---------  ---------

    The projected benefit obligation was determined using an assumed discount rate of 8.5% and 7.5% in 1994 and 1995, respectively. The assumed long-term rate of compensation increase was 4%. The assumed long-term rate of return on plan assets was 8.5%.

    The Company also sponsors 401(k) retirement savings plans for eligible employees. Discretionary employer contributions, as determined annually by the Board of Directors, are made to one these plans. The 1995 contribution approximated $159.

    The Company provides postretirement health care and life insurance benefits to eligible hourly retirees and their dependents. The health care plan is contributory, with retiree contributions adjusted every three years as part of a union contract agreement. The plans are unfunded and the Company pays part of the health care premium and the full amount of the life insurance cost.

    Effective January 1, 1994 the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". SFAS 106 requires recognition, during employees' service with the Company, of the cost of their retiree health and life insurance benefits.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(11) RETIREMENT PLANS (CONTINUED)
    In accordance with the Statement, the Company has elected to recognize this change in accounting over a twenty-year period. The accumulated postretirement benefit obligation was $1,004 at January 1, 1994.

    Net postretirement benefit cost for 1994 and 1995 is as follows:

                                                                                  1994       1995
                                                                                ---------  ---------
Service cost..................................................................  $      35  $      32
Interest cost.................................................................         71         79
Amortization of transition obligation.........................................         50         50
Net amortization and deferral.................................................                    (6)
                                                                                ---------  ---------
Net postretirement benefit cost...............................................  $     156  $     155
                                                                                ---------  ---------
                                                                                ---------  ---------

    The adoption of SFAS No. 106 did not have a material effect on the Company's 1994 postretirement benefit cost. In prior years, the cost of providing these benefits to retired employees was recognized as an expense primarily as premiums were paid.

    The   following  table  sets  forth  the  funded  status  of  the  Company's postretirement benefit plans and accrued postretirement benefit cost reflected in the Company's balance sheet at year end:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
Accumulated Postretirement Benefit Obligation:
  Retirees.................................................................  $     314  $     337
  Active Employees.........................................................        596        750
                                                                             ---------  ---------
                                                                                   910      1,087
Unrecognized net obligation at date of adoption of SFAS No. 106............       (954)      (904)
Unrecognized net gain......................................................        164         52
                                                                             ---------  ---------
Accrued postretirement benefit cost........................................  $     120  $     235
                                                                             ---------  ---------
                                                                             ---------  ---------

    The annual assumed rate of increase in the per capita cost of covered health care benefits is 10.5% for retirees under age 65 in 1996 and is assumed to decrease gradually to 4.5% in 2008, and remain at that level thereafter.

    The effect of increasing the assumed health care cost trend by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $52 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year then ended by $7.

    The discount rate used in determining the transition obligation as of January 1 and the net periodic postretirement benefit cost was 7% and 8.5% in 1994 and 1995, respectively. The accumulated postretirement benefit obligation was determined using an assumed discount rate of 8.5% and 7.5% in 1994 and 1995, respectively.

    FOREIGN PLANS -- The foreign divisions of the Company's Steinway subsidiary have separate pension plans which provide retirement benefits for all hourly and certain salaried employees. Unfunded accrued pension costs are included in liabilities. The plans are funded in accordance with the requirements of regulatory bodies governing each plan.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(11) RETIREMENT PLANS (CONTINUED)
    The components of net pension cost for the Company's foreign divisions are as follows:

                                                                                         1995
                                                                                       ---------
Service cost -- benefits earned during the period....................................  $     240
Interest cost on projected benefit obligation........................................        602
Return on plan assets................................................................       (199)
Net amortization and deferral........................................................        102
                                                                                       ---------
Net pension cost.....................................................................  $     745
                                                                                       ---------
                                                                                       ---------

    The following table sets forth the funded status and obligations of the plans for the foreign divisions as of December 31, 1995:

                                                                                       1995
                                                                                     ---------
Accumulated benefit obligation (including vested benefit obligation of approximately $15,199 at December 31, 1995).......................................  $  15,824
                                                                                     ---------
                                                                                     ---------
Projected benefit obligation.......................................................  $  17,222
Plan assets at fair value..........................................................      2,323
                                                                                     ---------
Projected benefit obligation in excess of plan assets..............................     14,899
Unrecognized net gain..............................................................        118
                                                                                     ---------
Net accrued pension cost...........................................................     15,017
Less amount currently payable......................................................        894
                                                                                     ---------
Net accrued pension cost...........................................................  $  14,123
                                                                                     ---------
                                                                                     ---------

    The weighted average discount rates and rates of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7% and 3%, respectively. The expected long-term rate of return on assets was 9%.

(12) FOREIGN EXCHANGE CONTRACTS
    At December 31, 1995, the Company's German divisions, whose functional currency is the deutsche mark, had forward contracts maturing at various dates through August 1996 to purchase $1,486 as a hedge against intercompany transactions with U.S. affiliates. In addition, the German divisions had forward contracts maturing at various dates through March 1996 to sell 350 British pounds sterling as a hedge against transactions with their London affiliate.

(13) SEGMENT INFORMATION

    The Company operates in one industry segment, the manufacture and sale of musical instruments. Sales and marketing operations outside the United States are conducted through subsidiaries in Germany and the United Kingdom. Foreign manufacturing operations are located in Germany.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(13) SEGMENT INFORMATION (CONTINUED)

    Financial   information  concerning   the  Company's   operations  by  major
geographical area is as follows:



                                                                   PERIOD      PERIOD            YEAR ENDED
                                                                  1/1/93 -    8/10/93 -   ------------------------
                                                                   8/10/93    12/31/93       1994         1995
                                                                  ---------  -----------  -----------  -----------
Net Sales
  United States
    Sales to unaffiliated customers.............................  $  55,565   $  32,494   $    97,027  $   148,269
    Intersegment sales..........................................        649         738         1,585        4,190
                                                                  ---------  -----------  -----------  -----------
      Total.....................................................     56,214      33,232        98,612      152,459
  Western Europe
    Sales to unaffiliated customers.............................      1,606       1,845         4,087       41,536
    Intersegment sales..........................................     --          --           --           --
                                                                  ---------  -----------  -----------  -----------
      Total.....................................................      1,606       1,845         4,087       41,536
                                                                  ---------  -----------  -----------  -----------
Total...........................................................     57,820      35,077       102,699      193,995
  Less eliminations.............................................        649         738         1,585        4,190
                                                                  ---------  -----------  -----------  -----------
Total...........................................................  $  57,171   $  34,339   $   101,114  $   189,805
                                                                  ---------  -----------  -----------  -----------
                                                                  ---------  -----------  -----------  -----------

Operating Income (loss)
  United States.................................................  $   5,385   $  (1,736)  $    12,082  $    13,460
  Western Europe................................................        131          89           400         (294)
    Eliminations................................................          4           7           (10)         (64)
                                                                  ---------  -----------  -----------  -----------
      Total.....................................................  $   5,520   $  (1,640)  $    12,472  $    13,102
                                                                  ---------  -----------  -----------  -----------
                                                                  ---------  -----------  -----------  -----------

Identifiable Assets (at period end)
  United States.................................................  $  94,765   $  88,473   $    84,535  $   210,811
  Western Europe................................................      2,316       2,884         3,416       86,370
  Eliminations..................................................     (1,732)     (2,387)       (2,427)     (33,385)
                                                                  ---------  -----------  -----------  -----------
      Total.....................................................  $  95,349   $  88,970   $    85,524  $   263,796
                                                                  ---------  -----------  -----------  -----------
                                                                  ---------  -----------  -----------  -----------



    Export sales from the United States to unaffiliated customers were approximately $7,964 for the period from January 1, 1993 to August 10, 1993, $6,588 for the period from August 10, 1993 to December 31, 1993, and $15,717 and $22,104 for the years ended December 31, 1994 and 1995, respectively.


(14) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                 PREDECESSOR               SUCCESSOR
                                                -------------  ---------------------------------
                                                   PERIOD        PERIOD          YEAR ENDED
                                                  1/1/93 -      8/10/93 -   --------------------
                                                   8/10/93      12/31/93      1994       1995
                                                -------------  -----------  ---------  ---------
Interest paid.................................    $   3,445     $   3,057   $   8,025  $  13,399
Income taxes paid.............................            0            73         470      5,532

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(14) SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (CONTINUED)
    Cash flow information with respect to Selmer's acquisition of Steinway, as discussed in Note 17, is as follows:

                                                                                      1995
                                                                                   -----------
Fair value of assets acquired....................................................  $   183,003
Liabilities assumed..............................................................      (78,542)
Cash paid........................................................................      104,461

(15) DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS
    The following disclosures of the estimated fair values of financial instruments are made in accordance with the requirements of SFAS No. 107 "Disclosures about Fair Values of Financial Instruments". The estimated fair values have been developed using appropriate methodologies; however, considerable judgment is required to develop these estimates. Accordingly, the estimates presented herein are not necessarily indicative of amounts that could be realized in a current market exchange. Use of different assumptions or methodologies could have a significant effect on these estimates.

                                                       1994                     1995
                                              ----------------------  ------------------------
                                              CARRYING    ESTIMATED    CARRYING     ESTIMATED
                                                VALUE    FAIR VALUE      VALUE     FAIR VALUE
                                              ---------  -----------  -----------  -----------
Financial assets
  Cash......................................  $     380   $     380   $     3,706  $     3,706
  Accounts, notes and leases receivable.....     26,940      26,940        41,860       41,860

Financial liabilities
  Accounts payable..........................      2,825       2,825         8,172        8,172
  Notes payable and long term debt..........     62,057      62,057       174,039      172,773
  Foreign currency contracts................                                   36           36

    The carrying amount of cash, accounts, notes and leases receivable, and accounts payable approximate fair value because of the short maturity of these instruments.

    The estimated fair value of existing notes payable and long-term debt is based on rates currently available to the Company for debt with similar terms and remaining maturities.

    The estimated fair value of foreign currency contracts (used for hedging purposes) has been determined as the difference between the current spot rate and the contract rate multiplied by the notional amount of the contract.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES

(16) SUMMARIZED FINANCIAL INFORMATION

    The Company is a holding company whose only asset consists of its investment in its wholly-owned subsidiary, The Selmer Company, Inc. Summarized financial information for The Selmer Company, Inc. and subsidiaries is as follows:


                                                                     PERIOD
                                           -----------------------------------------------------------
                                                                                APRIL 1,    MARCH 30,
                                             1993        1994         1995        1995        1996
                                           ---------  -----------  -----------  ---------  -----------
Current assets...........................  $  56,736  $    56,265  $   132,380  $  55,287  $   132,603
Total assets.............................     88,970       85,524      263,796     84,601      260,370
Current liabilities......................     10,174       13,388       41,767     14,909       41,356
Stockholder's equity.....................      4,226        7,253        5,198      9,261        5,810
Total revenues...........................     34,339      101,114      189,805     31,880       69,049
Gross profit.............................      5,484       31,661       50,218     10,147       21,720
Net income (loss)........................     (3,109)       2,922       (2,074)     1,948        1,581

(17) SUMMARY OF MERGER AND GUARANTEES
    On May 25, 1995, Selmer acquired Steinway pursuant to an Agreement and Plan of Merger dated as of April 11, 1995. The total purchase price of approximately $104 million, including fees and expenses, was funded by Selmer's issuance of $105 million of 11% Senior Subordinated Notes due 2005 and available cash balances of the Company.

    The   following  pro  forma  financial   information  gives  effect  to  the
acquisition as if it had occurred as of January 1, 1994:


                                                                      YEAR ENDED DECEMBER 31,
                                                                      ------------------------
                                                                         1994         1995
                                                                      -----------  -----------
Revenues............................................................  $   215,097  $   233,731
Net (loss)..........................................................       (8,141)         (89)
Net (loss) per share................................................  $     (5.43) $      (.06)


    Selmer's payment obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the Company as Parent (the "Guarantor Parent"), and by Steinway and certain wholly-owned subsidiaries of Steinway, each a direct or indirect wholly-owned subsidiary of the Company and each a "Guarantor", (the "Guarantor Subsidiaries"). These subsidiaries, together with the operating divisions of Selmer, represent all of the operations of the Company conducted in the United States. The remaining subsidiaries, which do not guarantee the Notes, represent foreign operations (the "Non Guarantor Subsidiaries").

    The following condensed consolidating supplementary data illustrates the composition of the combined Guarantors. Separate complete financial statements of the respective Guarantors would not provide additional material information which would be useful in assessing the financial composition of the Guarantors. No single Guarantor has any significant legal restrictions on the ability of investors or creditors to obtain access to its assets in event of default on the Guarantee other than its subordination to senior indebtedness.

    Investments in subsidiaries are accounted for by the parent on the cost method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are therefore not reflected in the parent's investment accounts and earnings. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                     CONDENSED CONSOLIDATING BALANCE SHEETS
                               DECEMBER 31, 1995

                                                                           NON
                                GUARANTOR                 GUARANTOR     GUARANTOR
                                 PARENT       ISSUER     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                               -----------  -----------  ------------  ------------  ------------  -------------
                                                            (DOLLARS IN THOUSANDS)
           ASSETS
Current assets:
  Cash.......................               $       361   $    1,626    $    1,719                  $     3,706
  Accounts, notes and leases
   receivable, net...........                    25,700        7,504         8,656                       41,860
  Inventories................                    28,511       23,954        26,975    $     (377)        79,063
  Prepaid expenses and other
   current assets............                     1,108        1,006           944                        3,058
  Deferred tax asset.........                       700        1,888         2,105                        4,693
                                            -----------  ------------  ------------  ------------  -------------
Total current assets.........                    56,380       35,978        40,399          (377)       132,380
Property, plant and
 equipment, net..............                    14,642       28,077        21,413                       64,132
Investment in subsidiaries...   $   7,335       105,630       30,521           177      (143,663)       --
Intercompany.................         630         1,576        2,523                      (4,729)       --
Other assets, net............                     4,070       17,888        11,469        (1,313)        32,114
Cost in excess of fair value
 of net assets acquired,
 net.........................                    10,179       12,079        12,912                       35,170
                               -----------  -----------  ------------  ------------  ------------  -------------
TOTAL ASSETS.................   $   7,965   $   192,477   $  127,066    $   86,370    $ (150,082)   $   263,796
                               -----------  -----------  ------------  ------------  ------------  -------------
                               -----------  -----------  ------------  ------------  ------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current
   portion of long-term
   debt......................               $       250                 $    2,056                  $     2,306
  Accounts payable...........                     3,085   $    2,994         2,093                        8,172
  Other current liabilities..                    10,019        6,576        14,694                       31,289
                                            -----------  ------------  ------------  ------------  -------------
Total current liabilities....                    13,354        9,570        18,843                       41,767
Long-term debt...............                   165,355        1,648         4,730                      171,733
Intercompany.................                       630       80,000         4,099    $  (84,729)       --
Deferred taxes...............                       880       13,565        15,007                       29,452
Non-current pension
 liability...................                     2,206                     14,123        (1,313)        15,016
                                            -----------  ------------  ------------  ------------  -------------
Total liabilities............                   182,425      104,783        56,802       (86,042)       257,968
Stockholders' equity.........   $   7,965        10,052       22,283        29,568       (64,040)         5,828
                               -----------  -----------  ------------  ------------  ------------  -------------
Total........................   $   7,965   $   192,477   $  127,066    $   86,370    $ (150,082)   $   263,796
                               -----------  -----------  ------------  ------------  ------------  -------------
                               -----------  -----------  ------------  ------------  ------------  -------------

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                           NON
                                GUARANTOR                 GUARANTOR     GUARANTOR
                                 PARENT       ISSUER     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                               -----------  -----------  ------------  ------------  ------------  -------------
                                                            (DOLLARS IN THOUSANDS)
Net sales....................               $   106,498   $   45,961    $   41,536    $   (4,190)   $   189,805
Cost of sales................                    73,787       37,003        32,923        (4,126)       139,587
                                            -----------  ------------  ------------  ------------  -------------
Gross profit.................                    32,711        8,958         8,613           (64)        50,218

Operating expenses:
  Sales and marketing........                    11,172        5,911         4,078          (160)        21,001
  Provision for doubtful
   accounts..................                       566           47           184                          797
  General and
   administrative............                     5,332        2,805         3,475                       11,612
  Amortization...............                       864        1,234           943                        3,041
  Other expense..............                       466         (188)          227           160            665
                                            -----------  ------------  ------------  ------------  -------------
Total operating expenses.....                    18,400        9,809         8,907        --             37,116
                                            -----------  ------------  ------------  ------------  -------------
Earnings (loss) from
 operations..................                    14,311         (851)         (294)          (64)        13,102

Other (income) expense:
  Other income...............                    (5,817)      --               (89)        5,323           (583)
  Interest expense...........                    14,406        5,210           630        (5,323)        14,923
                                            -----------  ------------  ------------  ------------  -------------
Other expense, net...........                     8,589        5,210           541        --             14,340
                                            -----------  ------------  ------------  ------------  -------------
Income (loss) before income
 taxes.......................                     5,722       (6,061)         (835)          (64)        (1,238)

Provision for (benefit of)
 income taxes................                     2,530       (2,014)          320                          836
                                            -----------  ------------  ------------  ------------  -------------
Net income (loss)............               $     3,192   $   (4,047)   $   (1,155)   $      (64)   $    (2,074)
                                            -----------  ------------  ------------  ------------  -------------
                                            -----------  ------------  ------------  ------------  -------------

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

                           GUARANTOR                   GUARANTOR     NON GUARANTOR
                             PARENT       ISSUER     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                           ----------   ----------   -------------   -------------   -------------   -------------
                                                           (DOLLARS IN THOUSANDS)
Cash flows from operating
 activities
  Net income (loss)......               $    3,192   $     (4,047)   $     (1,155)   $        (64)   $     (2,074)
  Adjustments to
   reconcile net income
   (loss) to cash flows
   from operating
   activities:
    Depreciation and
     amortization........                    3,146          2,650           1,943                           7,739
    Provision for
     doubtful accounts...                      566        --                  200                             766
    Amortization of
     senior note
     discount............                      277        --              --                                  277
    Deferred tax
     provision
     (benefit)...........                      780         (2,785)         (3,078)                         (5,083)
    Other................                       52             71             (30)                             93
    Changes in operating
     assets and
     liabilities:
      Accounts, notes and
       leases
       receivable........                   (1,443)        (1,100)         (1,629)                         (4,172)
      Inventories........                   (2,475)         6,438           3,637              64           7,664
      Prepaid expense and
       other current
       assets............                     (120)          (587)              6                            (701)
      Accounts payable...                      596            323             435                           1,354
      Accrued expenses...                     (404)          (738)          1,942                             800
                                        ----------   -------------   -------------            ---    -------------
Net cash flows from
 operating activities....                    4,167            225           2,271         --                6,663

Cash flows from investing
 activities
  Capital expenditures...                   (1,639)          (810)           (713)                         (3,162)
  Proceeds from disposals
   of fixed assets.......                        3             11              37                              51
  Increase in other
   assets................                   (1,196)          (255)           (350)                         (1,801)
  Acquisition of Steinway
   Musical Properties,
   Inc. (net of cash
   acquired).............                 (104,461)         1,548             123                        (102,790)
                                        ----------   -------------   -------------            ---    -------------
Net cash flows from
 investing activities....                 (107,293)           494            (903)        --             (107,702)

Cash flows from financing
 activities
  Borrowing under line of
   credit agreement......                  105,187         42,441             365                         147,993
  Repayments under line
   of credit agreement...                 (106,915)       (41,571)                                       (148,486)
  Proceeds from issuance
   of long-term debt.....                  110,000                                                        110,000
  Proceeds from issuance
   of stock..............  $     630                                                                          630
  Repayments of long-term
   debt..................                   (5,000)                          (772)                         (5,772)
  Intercompany
   dividends.............                                   1,500          (1,500)                        --
  Intercompany...........       (630)          222         (1,463)          1,871                         --
                           ----------   ----------   -------------   -------------            ---    -------------
Net cash flows from
 financing activities....     --           103,494            907             (36)        --              104,365
Effect of exchange rate
 changes on cash.........                                                 --
Increase (decrease) in
 cash....................     --               368          1,626           1,332         --                3,326
Cash, beginning of
 period..................                       (7)       --                  387                             380
                           ----------   ----------   -------------   -------------            ---    -------------
Cash, end of period......  $  --        $      361   $      1,626    $      1,719    $    --         $      3,706
                           ----------   ----------   -------------   -------------            ---    -------------
                           ----------   ----------   -------------   -------------            ---    -------------

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                 MARCH 30, 1996

                                                                                 NON
                                      GUARANTOR                 GUARANTOR     GUARANTOR
                                       PARENT       ISSUER     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                     -----------  -----------  ------------  ------------  ------------  -------------
                                                                  (DOLLARS IN THOUSANDS)
                                                                        (UNAUDITED)
              ASSETS
Current assets:
  Cash.............................               $    (1,387)  $    1,818    $    1,715                  $     2,146
  Accounts, notes and leases
   receivable, net.................                    32,089        6,204         8,400                       46,693
  Inventories......................                    25,275       24,422        26,968    $     (476)        76,189
  Prepaid expenses and other
   current assets..................                     1,441          936           569                        2,946
  Deferred tax asset...............                       700        1,888         2,041                        4,629
                                                  -----------  ------------  ------------  ------------  -------------
Total current assets...............                    58,118       35,268        39,693          (476)       132,603

Property, plant and equipment,
 net...............................                    14,315       27,679        20,563                       62,557
Investment in subsidiaries.........   $   7,335       105,630       30,521           178      (143,664)       --
Intercompany.......................         630         1,508        3,245                      (5,383)
Other assets, net..................                     3,610       17,448        10,871        (1,313)        30,616
Cost in excess of fair value of net
 assets acquired, net..............                    10,111       12,003        12,480                       34,594
                                     -----------  -----------  ------------  ------------  ------------  -------------
TOTAL ASSETS.......................   $   7,965   $   193,292   $  126,164    $   83,785    $ (150,836)   $   260,370
                                     -----------  -----------  ------------  ------------  ------------  -------------
                                     -----------  -----------  ------------  ------------  ------------  -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion
   of long-term debt...............               $       500                 $    1,745                  $     2,245
  Accounts payable.................                     2,386   $    1,286         2,091                        5,763
  Other current liabilities........                    11,586        7,693        14,069                       33,348
                                                  -----------  ------------  ------------  ------------  -------------
Total current liabilities..........                    14,472        8,979        17,905                       41,356

Long-term debt.....................                   162,498        2,614         4,290                      169,402
Intercompany.......................                       630       80,000         4,753    $  (85,383)       --
Deferred taxes.....................                       880       13,264        14,319                       28,463
Non-current pension liability......                     2,206                     13,816        (1,313)        14,709
                                                  -----------  ------------  ------------  ------------  -------------
Total liabilities..................                   180,686      104,857        55,083       (86,696)       253,930

Stockholders' equity...............   $   7,965        12,606       21,307        28,702       (64,140)         6,440
                                     -----------  -----------  ------------  ------------  ------------  -------------
Total..............................   $   7,965   $   193,292   $  126,164    $   83,785    $ (150,836)   $   260,370
                                     -----------  -----------  ------------  ------------  ------------  -------------
                                     -----------  -----------  ------------  ------------  ------------  -------------

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 30, 1996

                                                                                NON
                                       GUARANTOR               GUARANTOR     GUARANTOR
                                        PARENT      ISSUER    SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                      -----------  ---------  ------------  ------------  ------------  -------------
                                                                  (DOLLARS IN THOUSANDS)
                                                                        (UNAUDITED)
Net sales...........................               $  36,966   $   18,001    $   15,266    $   (1,184)   $    69,049
Cost of sales.......................                  24,984       13,278        10,152        (1,085)        47,329
                                                   ---------  ------------  ------------  ------------  -------------
Gross profit........................                  11,982        4,723         5,114           (99)        21,720

Operating expenses:
  Sales and marketing...............                   3,901        2,337         2,074           (40)         8,272
  Provision for doubtful accounts...                     176           27            26                          229
  General and administrative........                   1,332        1,254         1,345                        3,931
  Amortization......................                     200          518           382                        1,100
  Other expense.....................                      10          (92)          123            40             81
                                                   ---------  ------------  ------------  ------------  -------------
Total operating expenses............                   5,619        4,044         3,950        --             13,613
                                                   ---------  ------------  ------------  ------------  -------------
Earnings (loss) from operations.....                   6,363          679         1,164           (99)         8,107

Other (income) expense:
  Other income......................                  (2,320)      --               (19)        2,208           (131)
  Interest expense..................                   4,611        2,154           234        (2,208)         4,791
                                                   ---------  ------------  ------------  ------------  -------------
Other expense, net..................                   2,291        2,154           215        --              4,660
                                                   ---------  ------------  ------------  ------------  -------------
Income (loss) before income taxes...                   4,072       (1,475)          949           (99)         3,447

Provision for (benefit of) income
 taxes..............................                   1,518         (498)          846                        1,866
                                                   ---------  ------------  ------------  ------------  -------------
Net income (loss)...................               $   2,554   $     (977)   $      103    $      (99)   $     1,581
                                                   ---------  ------------  ------------  ------------  -------------
                                                   ---------  ------------  ------------  ------------  -------------

              STEINWAY MUSICAL INSTRUMENTS, INC. AND SUBSIDIARIES


                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                       THREE MONTHS ENDED MARCH 30, 1996

                                          GUARANTOR                 GUARANTOR    NON GUARANTOR
                                           PARENT       ISSUER    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                        -------------  ---------  -------------  -------------  ---------------  -------------
                                                                        (DOLLARS IN THOUSANDS)
                                                                             (UNAUDITED)
Cash flows from operating activities
  Net income (loss)...................                 $   2,554    $    (977)     $     103       $     (50)      $   1,581
  Adjustments to reconcile net income
   (loss) to cash flows from operating
   activities:
    Depreciation and amortization.....                       822        1,158            793                           2,773
    Provision for doubtful accounts...                       176       --             --                                 176
    Amortization of senior note
     discount.........................                        76       --             --                                  76
    Deferred tax benefit..............                    --             (303)          (279)                           (582)
    Changes in operating assets and
     liabilities:
      Accounts, notes and leases
       receivable.....................                    (6,565)       1,299             (8)                         (5,274)
      Inventories.....................                     3,236         (387)          (989)             50           1,959
      Prepaid expense and other
       current assets.................                      (333)          71             62                            (200)
      Accounts payable................                      (699)      (1,866)          (843)                         (3,408)
      Accrued expenses................                     1,567        1,276            972                           3,815
                                                       ---------  -------------  -------------           ---     -------------
Net cash flows from operating
 activities...........................                       834          271           (189)         --                 916

Cash flows from investing activities
  Capital expenditures................                      (295)        (333)           (78)                           (706)
  Proceeds from disposals of fixed
   assets.............................                    --               12         --                                  12
  (Increase) decrease in other
   assets.............................                       328           (1)           268                             595
                                                       ---------  -------------  -------------           ---     -------------
Net cash flows from investing
 activities...........................                        33         (322)           190          --                 (99)

Cash flows from financing activities
  Net borrowings (repayments) under
   line of credit agreement...........                    (2,683)         966           (256)                         (1,973)
  Repayments of long-term debt........                    --           --               (269)                           (269)
  Intercompany........................                        68         (723)           655                          --
                                              -----    ---------  -------------  -------------           ---     -------------
Net cash flows from financing
 activities...........................       --           (2,615)         243            130          --              (2,242)

Effect of exchange rate changes on
 cash.................................                    --           --               (135)                           (135)

Increase (decrease) in cash...........       --           (1,748)         192             (4)         --              (1,560)
Cash, beginning of period.............                       361        1,626          1,719                           3,706
                                              -----    ---------  -------------  -------------           ---     -------------
Cash, end of period...................    $  --        $  (1,387)   $   1,818      $   1,715       $  --           $   2,146
                                              -----    ---------  -------------  -------------           ---     -------------
                                              -----    ---------  -------------  -------------           ---     -------------

                          INDEPENDENT AUDITORS' REPORT

Steinway Musical Properties, Inc.:

    We have audited the accompanying consolidated balance sheets of Steinway Musical Properties, Inc. and subsidiaries (the "Companies") as of June 30, 1993 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Companies at June 30, 1993 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1994 in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, in 1994 the Companies changed their method of accounting for income taxes to conform with Statement of Financial Accounting Standards No. 109.

    Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The supplemental condensed consolidating balance sheets as of June 30, 1993 and 1994, and the supplemental condensed consolidating statements of operations and of cash flows for each of the three years in the period ended June 30, 1994 are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. This supplemental condensed consolidated information is the responsibility of the Companies' management. Such condensed consolidating information has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic consolidated financial statements taken as a whole.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 9, 1994

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                          MARCH 31,
                                                                                         JUNE 30,        ------------
                                                                                   --------------------      1995
                                                                          NOTES      1993       1994     ------------
                                                                        ---------  ---------  ---------  (UNAUDITED)
                                ASSETS
Current assets:
  Cash................................................................             $   1,606  $   1,396   $    1,080
  Short-term investments..............................................      1          1,054      3,089        1,018
  Accounts receivable (less allowance for doubtful accounts and sales returns of approximately $1,673, $1,610 and $1,615 in 1993, 1994
   and 1995, respectively.............................................      3          9,650      9,191       11,618
  Inventory...........................................................    1,2,3       42,373     43,622       46,303
  Prepaid expenses and other assets...................................                 1,576      1,462        1,440
                                                                                   ---------  ---------  ------------
    Total current assets..............................................                56,259     58,760       61,459
                                                                                   ---------  ---------  ------------
Property, plant and equipment:
  Land................................................................     1,3           204        208          217
  Building and improvements...........................................                 8,400     10,322       11,184
  Leasehold improvements..............................................                 1,240      1,502        1,513
  Equipment...........................................................                 9,327     11,372       12,403
  Furniture and fixtures..............................................                 1,267      1,388        1,601
  Concert and artist and rental pianos................................                 4,834      5,266        5,644
  Construction in progress............................................                   384        145          820
                                                                                   ---------  ---------  ------------
    Total.............................................................                25,656     30,203       33,382
  Less accumulated depreciation and amortization......................               (12,751)   (17,440)     (19,694)
                                                                                   ---------  ---------  ------------
    Property, plant and equipment -- net..............................                12,905     12,763       13,688
Other assets:
  Deferred financing costs -- net.....................................      1            935      1,974        1,600
  Deferred pension costs -- net.......................................      7          1,276      1,108        1,278
  Other noncurrent assets.............................................      7          1,302      1,414        1,420
                                                                                   ---------  ---------  ------------
    Total other assets................................................                 3,513      4,496        4,298
                                                                                   ---------  ---------  ------------
Total.................................................................             $  72,677  $  76,019   $   79,445
                                                                                   ---------  ---------  ------------
                                                                                   ---------  ---------  ------------

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.......................................................      3      $  15,695  $  11,470   $    6,188
  Current portion of long-term debt...................................      3          1,767      1,619        1,764
  Accounts payable and accrued expenses...............................      7          6,963      8,635        7,597
  Income and other taxes payable......................................      4            252      1,413        1,681
  Accrued warranty....................................................      1          1,125      1,625        1,901
  Accrued compensation................................................                 6,083      7,168        8,864
  Deferred income taxes...............................................      4             11      1,039        1,039
                                                                                   ---------  ---------  ------------
    Total current liabilities.........................................                31,896     32,969       29,034
                                                                                   ---------  ---------  ------------
Long-term debt........................................................      3         26,934     25,379       24,982
                                                                                   ---------  ---------  ------------
Pension liability.....................................................     1,7        10,682     11,867       14,433
                                                                                   ---------  ---------  ------------
Deferred income taxes.................................................      4          1,398        599          790
                                                                                   ---------  ---------  ------------
Redeemable common stock...............................................    6,11         1,000
                                                                                   ---------  ---------  ------------
Redeemable warrant capital............................................      6                       270          510
                                                                                   ---------  ---------  ------------
Stockholders' equity:                                                       6
  Common stock; $0.01 par value; 300,000 shares authorized; 429,600 and 600 shares issued in 1993, 1994 and 1995, respectively.........
  Additional paid-in capital..........................................                 1,002      2,002        2,002
  Retained earnings (deficit).........................................                  (209)     2,906        7,096
  Cumulative translation adjustments..................................      1            (26)       313          884
  Treasury stock (171 shares at cost).................................      6                      (286)        (286)
                                                                                   ---------  ---------  ------------
    Total stockholders' equity........................................                   767      4,935        9,696
                                                                                   ---------  ---------  ------------
Total.................................................................             $  72,677  $  76,019   $   79,445
                                                                                   ---------  ---------  ------------
                                                                                   ---------  ---------  ------------

                See Notes to Consolidated Financial Statements.

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK        ADDITIONAL    RETAINED    CUMULATIVE
                                               ------------------------    PAID-IN     EARNINGS    TRANSLATION    TREASURY
                                      NOTES      SHARES       AMOUNT       CAPITAL    (DEFICIT)    ADJUSTMENTS      STOCK
                                    ---------  -----------  -----------  -----------  ----------  -------------  -----------
                                                                          (DOLLARS IN THOUSANDS)
BALANCE, JULY 1, 1991.............                    429                 $   1,002   $    9,908    $    (304)
  Net Loss........................                                                       (10,335)
  Reduction of redemption value of
   redeemable common stock........     11                                                  2,756
  Translation adjustments.........                                                                        663
                                                      ---        -----   -----------  ----------       ------    -----------
BALANCE, JUNE 30, 1992............                    429                     1,002        2,329          359
  Net Loss........................                                                        (3,009)
  Reduction of redemption value of
   redeemable common stock........     11                                                    471
  Translation adjustments.........                                                                       (385)
                                                      ---        -----   -----------  ----------       ------    -----------
BALANCE, JUNE 30, 1993............                    429                     1,002         (209)         (26)
  Net income......................                                                         3,115
  Purchase of treasury stock......    6,11            171                     1,000                                    (286)
  Translation adjustments.........                                                                        339
                                                      ---        -----   -----------  ----------       ------    -----------
BALANCE, JUNE 30, 1994............                    600                     2,002        2,906          313     $    (286)
Unaudited:
  Net income......................                                                         4,430
  Accretion to redeemable warrant
   redemption value...............      6                                                   (240)
  Translation adjustments.........                                                                        571
                                                      ---        -----   -----------  ----------       ------    -----------
BALANCE, MARCH 31, 1995
  (Unaudited).....................                    600    $            $   2,002   $    7,096    $     884     $    (286)
                                                      ---        -----   -----------  ----------       ------    -----------
                                                      ---        -----   -----------  ----------       ------    -----------


                                      TOTAL
                                    ----------

BALANCE, JULY 1, 1991.............  $   10,606
  Net Loss........................     (10,335)
  Reduction of redemption value of
   redeemable common stock........       2,756
  Translation adjustments.........         663
                                    ----------
BALANCE, JUNE 30, 1992............       3,690
  Net Loss........................      (3,009)
  Reduction of redemption value of
   redeemable common stock........         471
  Translation adjustments.........        (385)
                                    ----------
BALANCE, JUNE 30, 1993............         767
  Net income......................       3,115
  Purchase of treasury stock......         714
  Translation adjustments.........         339
                                    ----------
BALANCE, JUNE 30, 1994............       4,935
Unaudited:
  Net income......................       4,430
  Accretion to redeemable warrant
   redemption value...............        (240)
  Translation adjustments.........         571
                                    ----------
BALANCE, MARCH 31, 1995
  (Unaudited).....................  $    9,696
                                    ----------
                                    ----------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  NINE MONTHS ENDED MARCH
                                                                  YEAR ENDED JUNE 30,                       31,
                                                       -----------------------------------------  ------------------------
                                              NOTES         1992           1993         1994         1994         1995
                                            ---------  --------------  ------------  -----------  -----------  -----------
                                                                                                        (UNAUDITED)
Net sales.................................      1      $       89,240  $     89,714  $   101,896  $    77,724  $    93,539
Cost of sales.............................                     58,481        63,575       70,260       53,546       62,539
                                                       --------------  ------------  -----------  -----------  -----------
Gross profit..............................                     30,759        26,139       31,636       24,178       31,000
Selling, general and administrative
 expenses.................................                    (26,203)      (24,469)     (22,841)     (16,844)     (18,696)
Pension curtailment gain..................      7                             1,083
Restructuring charges.....................      9                              (834)
                                                       --------------  ------------  -----------  -----------  -----------
Operating income..........................                      4,556         1,919        8,795        7,334       12,304
                                                       --------------  ------------  -----------  -----------  -----------
Other income (expense):
  Interest income.........................                        338           365          293          173          209
  Interest expense........................      3              (3,646)       (4,755)      (4,134)      (3,221)      (2,873)
  Foreign currency transaction gain
   (loss).................................     1,8                 54          (294)         (80)          68           20
  Other...................................                       (225)         (300)          30         (347)        (251)
                                                       --------------  ------------  -----------  -----------  -----------
    Total.................................                     (3,479)       (4,984)      (3,891)      (3,327)      (2,895)
                                                       --------------  ------------  -----------  -----------  -----------
Income (loss) before income taxes and
 extraordinary item.......................                      1,077        (3,065)       4,904        4,007        9,409
Provision for (benefit of) income taxes...      4               4,007           (56)       2,417        2,067        4,979
                                                       --------------  ------------  -----------  -----------  -----------
Income (loss) before extraordinary item...                     (2,930)       (3,009)       2,487        1,940        4,430
Extraordinary item (net of taxes of
 $123)....................................      6                                            628
                                                       --------------  ------------  -----------  -----------  -----------
Discontinued operations:..................     10
  Income from operations..................                         11
  Loss on sale of discontinued
   operations.............................                     (7,416)
                                                       --------------  ------------  -----------  -----------  -----------
Net income (loss).........................             $      (10,335) $     (3,009) $     3,115  $     1,940  $     4,430
                                                       --------------  ------------  -----------  -----------  -----------
                                                       --------------  ------------  -----------  -----------  -----------
Income (loss) per common share:...........      1
  Income (loss before extraordinary item
   and discontinued operations............             $    (4,883.33) $  (5,015.00) $  4,215.25  $  3,233.33  $  7,981.98
  Extraordinary item......................                                              1,064.41
  Discontinued operations.................                 (12,341.67)
                                                       --------------  ------------  -----------  -----------  -----------
  Net income (loss).......................             $   (17,225.00) $  (5,015.00) $  5,279.66  $  3,233.33  $  7,981.98
                                                       --------------  ------------  -----------  -----------  -----------
                                                       --------------  ------------  -----------  -----------  -----------
  Weighted average common and common
   equivalent shares outstanding..........                        600           600          590          600          555
                                                       --------------  ------------  -----------  -----------  -----------
                                                       --------------  ------------  -----------  -----------  -----------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             (DOLLARS IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                              YEAR ENDED JUNE 30,               MARCH 31,
                                                       ----------------------------------  --------------------
                                                          1992        1993        1994       1994       1995
                                                       ----------  ----------  ----------  ---------  ---------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
Net income (loss)....................................  $  (10,335) $   (3,009) $    3,115  $   1,940  $   4,430
Adjustments to reconcile net income (loss) to cash
 provided by (used in) operating activities:
  Depreciation and amortization......................       3,102       2,695       3,227      1,944      2,017
  Loss (gain) on sales of property...................         102         (61)        (54)
  Deferred income taxes..............................      (1,403)        (11)        366        114       (610)
  Unrealized foreign exchange loss (gain)............        (669)        904        (168)      (147)       328
  Pension curtailment gain...........................                  (1,083)
  Loss on sale of subsidiary.........................       6,283
  Extraordinary gain.................................                                (751)
  Increase (decrease) in cash from:
    Accounts receivable..............................         245       2,116         530     (1,140)    (1,324)
    Inventory........................................      (7,466)      2,281         272      3,769        421
    Prepaid expenses and other assets................         (66)        501         (42)      (265)      (170)
    Deferred financing costs.........................         (82)       (130)     (2,337)    (1,422)
    Accounts payable and accrued expenses............       1,150         416       2,552      1,297       (524)
    Income and other taxes payable...................       2,325      (1,526)      1,094      1,345         56
    Increase in pension liability....................       1,397         736         633         50        495
                                                       ----------  ----------  ----------  ---------  ---------
      Cash provided by (used in) operating
       activities....................................      (5,417)      3,829       8,437      7,485      5,119
                                                       ----------  ----------  ----------  ---------  ---------
Cash flows from investing activities:
Sale (purchase) of short-term investments............       3,659      (1,144)     (1,839)    (1,144)     2,294
Proceeds from sales of property, plant and
 equipment...........................................         917       1,078         905        686        431
Proceeds from sale of subsidiary.....................                  10,593
Purchase of property, plant and equipment............      (3,677)     (2,469)     (2,502)    (1,660)    (2,217)
                                                       ----------  ----------  ----------  ---------  ---------
      Cash provided by (used in) investing
       activities....................................         899       8,058      (3,436)    (2,118)       508
                                                       ----------  ----------  ----------  ---------  ---------
Cash flows from financing activities:
Net (repayment of) proceeds from notes payable.......       5,749      (8,827)     (4,279)    (5,697)    (5,347)
Repayment of long-term debt..........................      (1,652)     (2,029)    (12,789)     (1200)    (1,248)
Issuance of long-term debt...........................                              11,730      1,552
Issuance of redeemable warrants......................                                 270
Purchase of treasury stock...........................                                (286)
                                                       ----------  ----------  ----------  ---------  ---------
      Cash provided by (used in) financing
       activities....................................       4,097     (10,856)     (5,354)    (5,345)    (6,595)
                                                       ----------  ----------  ----------  ---------  ---------
Effect of exchange rate changes on cash..............         321          11         143       (431)       652
                                                       ----------  ----------  ----------  ---------  ---------
Increase (decrease) in cash..........................        (100)      1,042        (210)      (409)      (316)
Cash, beginning of period............................         664         564       1,606      1,606      1,396
                                                       ----------  ----------  ----------  ---------  ---------
Cash, end of period..................................  $      564  $    1,606  $    1,396  $   1,197  $   1,080
                                                       ----------  ----------  ----------  ---------  ---------
                                                       ----------  ----------  ----------  ---------  ---------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (DOLLARS IN
THOUSANDS)

    BUSINESS -- Steinway Musical Properties, Inc. (the "Company") designs, develops, manufactures and markets musical instruments.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF CONSOLIDATION -- The consolidated financial statements include the accounts of Steinway Musical Properties, Inc. and its wholly-owned subsidiaries:

       Steinway, Inc.
       Steinway & Sons
       Boston Piano Company, Inc.
       Boston Piano GmbH

    All significant intercompany accounts and transactions have been eliminated in consolidation.

    INCOME TAXES -- Effective July 1, 1993, the Company changed its method of accounting for income taxes prospectively to conform with Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. In addition, future tax benefits, such as net operating loss and foreign tax credit carryforwards are recognized to the extent realization of such benefits is more likely than not (see Note 4). The cumulative effect of this change on retained earnings at the beginning of the year and the impact on net income for the year ended June 30, 1994 were immaterial.

    REVENUE RECOGNITION -- Revenue is generally recognized when products are shipped. The Company generally warrants its products against defects for five years and provides for the estimated costs of such warranties at the time of sale.

    UNAUDITED INTERIM FINANCIAL INFORMATION -- The interim financial statements as of March 31, 1995 and for the nine-month periods ended March 31, 1994 and 1995 are unaudited. In the opinion of management, the unaudited financial statements include all adjustments necessary, consisting solely of normal recurring accruals, for a fair presentation of such information. The consolidated results of operations for the nine-month periods ended March 31, 1994 and 1995 are not necessarily indicative of the results that would be expected for a full year.

    CASH FLOW INFORMATION -- Supplemental disclosures of cash flow information:

                                                                             1993       1994
                                                                           ---------  ---------
Cash paid for interest...................................................  $   4,876  $   4,488
Cash paid for income taxes...............................................  1,762....      1,130

    INVENTORY -- Inventory is stated at the lower of cost, using the FIFO method, or market.


    PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are recorded at cost. Depreciation is provided based on the estimated useful lives of the assets using the straight-line method. For income tax purposes, depreciation is computed using accelerated and straight-line methods. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining term of the respective lease, whichever is shorter. Estimated useful lives are as follows:



Buildings and improvements......................................    15 years
Equipment.......................................................  3-10 years
Furniture and fixtures..........................................  5-10 years
Concert and artist and rental pianos............................    15 years

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (DOLLARS IN THOUSANDS) (CONTINUED)
    DEFERRED FINANCING COSTS -- Costs related to obtaining debt financing have been deferred and are being amortized over the approximate repayment period of the related debt. Accumulated amortization amounted to approximately $2,688 and $3,324 at June 30, 1993 and 1994, respectively.

    FOREIGN CURRENCY TRANSLATION -- Assets and liabilities of non-U.S. operations are translated into U.S. dollars at year-end rates, and revenues and expenses at average rates of exchange prevailing during the year. The resulting translation adjustments are reported as a separate component of stockholders' equity. Foreign currency transaction gains and losses are recognized in income currently.

    FOREIGN EXCHANGE CONTRACTS -- The Company enters into foreign exchange contracts as a hedge against foreign currency transactions. Gains and losses arising from fluctuations in exchange rates are recognized at the end of each reporting period. Such gains and losses directly offset the foreign exchange gains or losses associated with the hedged receivable or payable. Gains and losses on foreign exchange contracts which exceed the related balance sheet or firm purchase commitment exposure are included in foreign currency gain or loss on the income statement. (See Note 8).

    SHORT-TERM INVESTMENTS -- Short-term  investments are comprised of  interest
bearing   bank  time  deposits.  These  deposits   are  stated  at  cost,  which
approximates market.

    INCOME (LOSS) PER COMMON SHARE -- Income (loss) per common share has been computed using the weighted average number of common and common equivalent shares outstanding.

(2) INVENTORY
    At June 30, 1993 and 1994 and March 31, 1995 (unaudited), inventory consisted of the following:

                                                               1993       1994       1995
                                                             ---------  ---------  ---------
Raw materials..............................................  $   4,879  $   5,592  $   5,764
Work-in-process............................................     20,727     22,027     22,626
Finished goods.............................................     16,767     16,003     17,913
                                                             ---------  ---------  ---------
    Total..................................................  $  42,373  $  43,622  $  46,303
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

(3) NOTES PAYABLE AND LONG TERM DEBT

    NOTES PAYABLE -- Notes payable at June 30, 1993 and 1994 consisted of the following:

                                                                           1993       1994
                                                                         ---------  ---------
Revolving loan facility................................................  $  15,340  $  10,132
Open account loan......................................................        355      1,338
                                                                         ---------  ---------
    Total..............................................................  $  15,695  $  11,470
                                                                         ---------  ---------
                                                                         ---------  ---------

    The revolving loan facility (the "Facility") provides for borrowings by domestic subsidiaries of up to $18,000 ($19,000 at June 30, 1993) payable on demand. Interest on the first $5,000 of the Facility is fixed at 10.25% through May 6, 1996; interest on the balance is at 1% over the bank's base interest rate (8.25% at June 30, 1994). There is a commitment fee associated with the Facility of 0.5% per year on the average daily unused portion.

    The open account loan provides for borrowings by foreign subsidiaries of up to deutsche mark (DM) 11,500 ($7,249 at the June 30, 1994 exchange rate) payable on demand, of which up to DM 4,000 ($2,521 at the June 30, 1994 exchange rate) may be drawn as a term loan for 30, 60, 90 or 180 days. Demand borrowings bear interest at the rate of 9.25% and term borrowings bear interest at the Euromarket rate plus 2%.

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) NOTES PAYABLE AND LONG TERM DEBT (CONTINUED)
    The Company and its foreign subsidiaries have guaranteed payment of borrowings under the Facility. In addition, borrowings under the Facility in excess of $14,000 are guaranteed by certain stockholders of the Company. The Facility and the open account loan are periodically reviewed by the banks and are generally subject to withdrawal at their discretion.

    LONG-TERM DEBT

    Long-term debt at June 30, 1993 and 1994 consisted of the following:

                                                                                     1993       1994
                                                                                   ---------  ---------
Notes payable to a domestic bank. Interest payments are due monthly at the bank's prime rate plus 2% (9.25% at June 30, 1994). Principal is due in monthly installments of $52 through October 1, 1996 and a final payment of $7,031 on
 November 1, 1996................................................................  $   9,115  $   8,489
Note payable to a foreign bank, due in annual installments of principal and interest of DM 645 ($407 at the June 30, 1994 exchange rate) at an interest rate
 of 8.9% with the balance due in September 2005..................................      2,776      2,843
Note payable to a foreign bank, due in quarterly installments of DM 250 ($158 at the June 30, 1994 exchange rate) through September 30, 1999, plus interest at
 6.5%............................................................................      3,806      3,309
Notes payable to a foreign bank, due in monthly installments of DM 25 ($16 at the
 June 30, 1994 exchange rate) through August 31, 1997, plus interest at 9.6%.....        732        599
Subordinated note payable to a warrant-holder, (net of discount of $206, see Note
 6), due in installments of $2,400 on April 13, 2000 and April 13, 2001 and a
 final payment of $3,200 due April 13, 2002, plus interest payable quarterly on
 the last day of March, June, September and December currently at 6%.............                 7,794
Subordinated notes payable, (net of discount of $523, see Note 6). Interest payments are due monthly at the bank's base rate plus 2.5% (9.75% at June 30,
 1994). Principal is due on October 25, 1996.....................................                 3,947
Senior subordinated note payable to CBS, Inc. at an interest rate of 11%.........      5,000
Deferred interest on senior subordinated note....................................        210
Subordinated note payable to a stockholder, at an interest rate of 15%...........      7,000
Other debt, due in various monthly installments through 1994, plus interest at
 12%.............................................................................         62         17
                                                                                   ---------  ---------
Tota1............................................................................     28,701     26,998
Less current portion.............................................................      1,767      1,619
                                                                                   ---------  ---------
Long-term debt...................................................................  $  26,934  $  25,379
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    The subordinated note payable to a warrant-holder currently bears interest at 6%. The interest rate increases to 8% in the second year and 14% thereafter. An effective rate of interest of 11.2% has been used to calculate interest expense in the consolidated statement of operations.

    Borrowings under the revolving loan facility, the open account loan and the various long-term loan agreements are secured by accounts receivable, inventory, property, plant and equipment, patents and trademarks and common stock of the subsidiaries. The loan agreements contain certain covenants

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3) NOTES PAYABLE AND LONG TERM DEBT (CONTINUED) which, among other things, require the maintenance of ratios of current assets to current liabilities of 1.5 to 1; a minimum capital base (which includes subordinated debt) of $8,500; a ratio of liabilities to capital base of not greater than 5.75 to 1; and a debt service ratio of not less than 1 to 1.

    Principal payments on long-term debt are due as follows:

YEAR ENDING JUNE 30:
- ---------------------------------------------------------------------------------------------
1995.........................................................................................  $   1,619
1996.........................................................................................      1,616
1997.........................................................................................     12,193
1998.........................................................................................        865
1999.........................................................................................        851
Thereafter...................................................................................      9,854
                                                                                               ---------
  Total......................................................................................  $  26,998
                                                                                               ---------
                                                                                               ---------

(4) INCOME TAXES
    The provision for (benefit of) income taxes is approximately as follows:

                                                                             1992       1993       1994
                                                                           ---------  ---------  ---------
Domestic:
  Current................................................................  $      80             $   1,106
  Deferred...............................................................                             (305)
Foreign:
  Current................................................................      5,382  $    (368)     1,452
  Deferred...............................................................     (1,455)       312        164
                                                                           ---------  ---------  ---------
Total....................................................................  $   4,007  $     (56) $   2,417
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    The differences between the provision for (benefit of) income taxes and income taxes computed using the U.S. federal income tax rate, computed using the provisions of APB 11 in 1992 and 1993 and SFAS No. 109 in 1994, were as follows:

                                                                            1992       1993       1994
                                                                          ---------  ---------  ---------
Amount computed using the statutory rate................................  $     366  $  (1,042) $   1,667
Increase (reduction) of taxes resulting from:
  Foreign income taxes (net of benefit).................................      3,537        (56)       880
  State income taxes (net of benefit)...................................                              146
  Expenses not deductible for income tax purposes.......................         24         13         29
Other...................................................................         80
U.S. tax benefit for which realization (has been) is not assured........                 1,029       (305)
                                                                          ---------  ---------  ---------
Provision for (benefit of) income taxes.................................  $   4,007  $     (56) $   2,417
                                                                          ---------  ---------  ---------
                                                                          ---------  ---------  ---------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(4) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at June 30, 1994 are presented below:

DOMESTIC
Current Assets:
  Accounts receivable, principally due to allowances for doubtful accounts
   and returns.............................................................  $     494
  Inventories, principally due to costs capitalized for tax but not for
   book....................................................................        534
  Accrued expenses, principally due to costs not currently deductible......      2,400
                                                                             ---------
    Total current assets...................................................      3,428
                                                                             ---------
Current Liabilities:
  Prepaid expenses deducted for tax........................................       (185)
                                                                             ---------
    Total current tax assets -- net........................................      3,243
  Less valuation reserves..................................................     (3,243)
                                                                             ---------
  Current deferred taxes -- domestic.......................................  $
                                                                             ---------
                                                                             ---------
Long-term Assets:
  Property and equipment, principally due to different lives...............  $     696
  Net operating loss carryforwards, state level (expiring through 2008)....        917
  Foreign tax credit carryforwards (expiring through 1998).................      7,458
                                                                             ---------
    Total long-term assets.................................................      9,071
                                                                             ---------
Long-term Liabilities:
  Pension asset, principally due to excess tax deductions..................       (525)
                                                                             ---------
    Total long-term assets -- net..........................................      8,546
  Less valuation reserves..................................................     (8,546)
                                                                             ---------
  Long-term deferred taxes -- domestic.....................................  $
                                                                             ---------
                                                                             ---------
FOREIGN
Current Liabilities:
  Inventories, principally due to costs capitalized for book but not for
   tax.....................................................................  $    (565)
  Accrued expenses, principally due to costs deducted for tax, not book....       (474)
                                                                             ---------
    Total current liabilities -- foreign...................................  $  (1,039)
                                                                             ---------
                                                                             ---------
Long-term Assets:
  Accrued expenses, principally pension accruals...........................  $      70
                                                                             ---------
Long-term Liabilities:
  Property and equipment, principally due to different lives...............       (669)
                                                                             ---------
  Net long-term liabilities -- foreign.....................................  $    (599)
                                                                             ---------
                                                                             ---------

    Valuation allowances are provided against temporary deductible differences and tax credits which are not more likely than not to be realized. During 1994, the net reduction of the valuation allowance approximated $2,127 of which $305 was recorded as a reduction of the income tax provision.

(5) LEASE COMMITMENTS
    The Company leases real estate and equipment under operating leases expiring through 2016 with various renewal options.

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5) LEASE COMMITMENTS (CONTINUED)
    Minimum lease payments under noncancellable operating leases are as follows:

YEAR ENDING JUNE 30:
- -----------------------------------------------------------------------------------
1995...............................................................................  $   2,469
1996...............................................................................      2,345
1997...............................................................................      2,227
1998...............................................................................      1,895
1999...............................................................................        567
Thereafter.........................................................................      2,730
                                                                                     ---------
  Total............................................................................  $  12,233
                                                                                     ---------
                                                                                     ---------

    Rent expense under all operating leases was approximately $2,403, $2,372 and $2,338 for 1992, 1993 and 1994, respectively.

(6) FINANCING ACTIVITIES
    During 1994, the Company completed a refinancing of its subordinated debt. A certain portion of this debt was extinguished at a discount from the face value of the note. The gain arising from the discount has been included as an extraordinary item on the income statement after deducting related expenses and the associated tax provision. Also included in this transaction was the acquisition by the Company of 171 shares of redeemable common. The new subordinated notes (see Note 4) were issued with detachable warrants to purchase common stock initially equal to 22.731% of the Company on a fully diluted and as converted basis. The warrants have a term of ten years and an exercise price of $.01 per share. The percentage ownership is subject to increase to 23.954% on April 13, 1997 and 27.036% on April 13, 1999 should certain defined "Triggering Events" (a qualified public offering, a qualified business combination or a qualified asset sale) not have occurred by those dates. The proceeds received from the issuance of the subordinated notes and associated warrants were allocated between the debt and equity securities based on the value established for the treasury stock acquired in the same series of refinancing transactions. This value has been recognized on the balance sheet by recording a discount on the related notes payable and increasing the additional paid-in capital by a corresponding amount. The warrants are also subject to redemption at fair market value commencing the earlier of April 13, 1999 or a change in control of the Company. The warrants will be accreted to redemption value each reporting period using the current estimate of the redemption price in such a way as to approximate the interest method.

(7) PENSION PLANS

    DOMESTIC PLANS -- The Company has a defined-benefit, trusteed pension plan which provides retirement benefits for substantially all of its non-union domestic employees. The plan benefits were originally based on the employee's compensation, the number of years of service and age at retirement. The Company funds the minimum amount required by the Internal Revenue Service.

    Effective June 30, 1993, the Company amended the primary benefit formula of the Plan to freeze both the final average salary and years of service components of a participant's benefit calculation at their June 30, 1993 levels. This amendment resulted in a curtailment gain of $1,083 for 1993 creating a prepaid pension asset included in other non-current assets on the balance sheet.

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) PENSION PLANS (CONTINUED)
    The components of domestic net pension cost are as follows:

                                                                       1992       1993       1994
                                                                     ---------  ---------  ---------
Service cost benefits earned during the period.....................  $     314  $     265  $      17
Interest cost on projected benefit obligation......................        302        334        243
Return on plan assets..............................................       (255)      (314)      (353)
Amortization of unrecognized prior service cost....................                    (3)
                                                                     ---------  ---------  ---------
Net pension (income) expense.......................................  $     361  $     282  $     (93)
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    The following table sets forth the domestic plan's funded status and obligations as of June 30, 1993 and 1994:

                                                                            1993       1994
                                                                          ---------  ---------
Actuarial present value of benefit obligations:
Accumulated benefit obligation -- vested................................  $   2,988  $   3,046
                                                                          ---------  ---------
                                                                          ---------  ---------
Projected benefit obligation............................................  $  (2,988) $  (3,046)
Plan assets at fair value, primarily stocks, bonds and U.S. Government
 securities.............................................................      4,065      4,447
Unrecognized net gain...................................................                  (231)
                                                                          ---------  ---------
Pension asset at June 30................................................  $   1,077  $   1,170
                                                                          ---------  ---------
                                                                          ---------  ---------

    The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation and the expected long-term rate of return on assets was 8.5% for both years.

    The Company also maintains a 401(k) retirement savings plan for its non-union domestic employees. Effective for the year ended June 30, 1994 the 401(k) plan was amended to allow discretionary employer contributions. The Company contribution to this plan is determined annually by the Board of Directors. The 1994 contribution approximated $301.

    FOREIGN PLANS -- The German branch of the Company's Steinway & Sons' subsidiary has an unfunded pension plan which provides retirement benefits for all hourly and certain salaried employees. Unfunded accrued pension costs are included in liabilities at June 30, 1993 and 1994. In compliance with German Labor rulings and with the provisions of SFAS No. 87, the branch has included in its calculation of benefit obligations and pension expense those salaried employees not formally admitted to the plan. The benefit determination method in force bases benefits for employees on a career average earnings approach.

    The Company's United Kingdom branch has a separate defined benefit pension plan covering substantially all of its employees. Both employees and the branch contribute to the plan. The benefit determination method in force bases benefits for employees on the three highest yearly salaries during an employee's last ten working years. The branch funds the plan in accordance with the requirements of regulatory bodies in the United Kingdom.

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(7) PENSION PLANS (CONTINUED)
    The components of net pension cost for the Company's foreign branches is as follows:

                                                                   1992       1993       1994
                                                                 ---------  ---------  ---------
Service cost benefits earned during the period.................  $     365  $     348  $     344
Interest cost on projected benefit obligation..................      1,065      1,119      1,013
Actual return on plan assets...................................       (153)      (168)      (157)
Net amortization and deferral..................................        217        218        204
                                                                 ---------  ---------  ---------
Net pension cost...............................................  $   1,494  $   1,517  $   1,404
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    The following table sets forth the funded status and obligations of the plans for the foreign branches as of June 30, 1993 and 1994:

                                                                          1993        1994
                                                                       ----------  ----------
Actuarial present value of benefit obligations:
Accumulated benefit obligation, including vested benefits of $12,035
 and $13,123, respectively...........................................  $   13,099  $   14,440
                                                                       ----------  ----------
                                                                       ----------  ----------
Projected benefit obligation.........................................  $  (13,848) $  (15,263)
Plan assets at fair value, principally consisting of units in a life
 assurance fund and cash.............................................       1,727       1,787
Unrecognized prior service cost arising from plan amendment at June
 30, 1989 being recognized over 15 years.............................      (1,110)     (1,069)
Unrecognized net gain from past experience different from that
 assumed.............................................................         355         346
Unrecognized net obligation at July 1, 1987 being recognized over 15
 years...............................................................       2,753       2,634
Adjustment required to recognize minimum liability...................      (1,276)     (1,108)
                                                                       ----------  ----------
Unfunded accrued pension cost included in pension liability..........     (11,399)    (12,673)
Less amount currently payable and included in accrued expenses.......         716         806
                                                                       ----------  ----------
Pension liability at June 30.........................................  $  (10,683) $  (11,867)
                                                                       ----------  ----------
                                                                       ----------  ----------

    The range of weighted average discount rates and rates of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were from 7.0% to 7.5% and from 3.0% to 4.0%, respectively. The expected long-term rate of return on assets was 9.0% for both years.

(8) FOREIGN EXCHANGE CONTRACTS
    At June 30, 1994, the Company's German branch, whose functional currency is the deutsche mark, had forward contracts maturing at various dates through December, 1995 to purchase $3,800.

(9) RESTRUCTURING
    During the year ended June 30, 1993, the Company implemented a comprehensive cost reduction program in order to position itself for maximum profitability during the anticipated economic recovery. This program included the streamlining of corporate and divisional administrative functions, revisions to the Company's domestic pension plan (see Note 7) and a conversion from a self-insured to a set premium domestic health insurance plan. Costs associated with resulting employee severance, office relocation and consolidation as well as expenditures for previous debt restructuring efforts were accrued at year end in 1993 and included in restructuring charges on the income statement.

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(10) DISCONTINUED OPERATIONS
    In September 1992, the Company sold its investment in the common stock of Gemeinhardt Company, Inc., a wholly owned subsidiary engaged in the manufacture of band instruments such as flutes and piccolos. In accordance with the purchase and sale agreement, certain intangible assets were not transferred pursuant to the sale. Such assets have been written off and included in the loss on the sale. Net sales for Gemeinhardt Company, Inc. were $14,138 for 1992.

    The loss on the sale of Gemeinhardt Company, Inc. includes a loss from operations of $615 for the period subsequent to the decision to sell Gemeinhardt Company, Inc.

(11) REDEEMABLE COMMON STOCK
    The 171 shares of redeemable common stock were initially recorded at fair value at the date of issuance. The shares were redeemable, after September 1991, at a price equal to the greater of the Company's fully diluted book value per share or the appraised value per share. Redemption was at the option of either the stockholder or the Company. Each year, the Company transferred the difference between fully diluted book value per share (which represented the Company's best estimate of redemption value at the time) between stockholders' equity and redeemable common stock.

    In connection with the refinancing  of the Company's subordinated debt  (see
Note 6), the Company repurchased the entire amount outstanding of the redeemable common stock.

(12) SEGMENT INFORMATION
    The Company operates in one industry segment, the manufacture and sale of musical instruments, chiefly high-quality grand pianos. The following tables set forth the geographic segments in which the Company operates:

1992                                                        U.S.      EUROPE      ELIM.      CONSOL
- --------------------------------------------------------  ---------  ---------  ---------  -----------
Revenues................................................  $  36,239  $  53,001  $          $    89,240
Income (loss) before extraordinary item and discontinued
 operations.............................................     (5,077)     2,147                  (2,930)
Assets..................................................     49,008     42,776                  91,784


1993                                                        U.S.      EUROPE      ELIM.      CONSOL
- --------------------------------------------------------  ---------  ---------  ---------  -----------
Revenues................................................  $  47,041  $  47,967  $  (5,294) $    89,714
Income (loss) before extraordinary item.................     (2,714)      (268)       (27)      (3,009)
Assets..................................................     37,505     35,254        (82)      72,677

1994                                                        U.S.      EUROPE      ELIM.      CONSOL
- --------------------------------------------------------  ---------  ---------  ---------  -----------
Revenues................................................  $  57,180  $  47,522  $  (2,806) $   101,896
Income before extraordinary item........................        613      1,946        (72)       2,487
Assets..................................................     39,139     37,035       (155)      76,019

    Intersegment sales activity is accounted for at sales price, less a discount. Intersegment geographic sales and related costs are eliminated from the statement of operations in consolidation, and the profit remaining in unsold inventory acquired through intersegment sales is eliminated from the balance sheet and the statement of operations in consolidation. Intersegment sales above principally reflect sales by the Company's U.S. Boston Piano subsidiary to its German Boston Piano subsidiary.

(13) SALE OF COMPANY (UNAUDITED)
    On April 11, 1995, the Company entered into an agreement to merge with The Selmer Company, Inc. The merger is expected to be consummated in May 1995.

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS
                                 JUNE 30, 1993

                                                                                 NON
                                                   GUARANTOR    GUARANTOR     GUARANTOR
                                                     PARENT    SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                                   ----------  ------------  ------------  ------------  -------------
                     ASSETS

Current assets:
  Cash...........................................               $      797    $      809                  $     1,606
  Short-term investments.........................                                  1,054                        1,054
  Accounts receivable -- net.....................                    5,580         4,070                        9,650
  Inventory......................................                   21,383        21,220    $     (230)        42,373
  Prepaid expenses and other assets..............  $      255          186         1,010           125          1,576
                                                   ----------  ------------  ------------  ------------  -------------
    Total current assets.........................         255       27,946        28,163          (105)        56,259
                                                   ----------  ------------  ------------  ------------  -------------
Property, plant and equipment -- net.............          78        7,692         5,135                       12,905
                                                   ----------  ------------  ------------  ------------  -------------
Other assets -- net..............................         182        1,230         1,809           292          3,513
                                                   ----------  ------------  ------------  ------------  -------------
Total............................................  $      515   $   36,868    $   35,107    $      187    $    72,677
                                                   ----------  ------------  ------------  ------------  -------------
                                                   ----------  ------------  ------------  ------------  -------------

                 LIABILITIES AND
              STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable..................................  $       24   $   15,316    $      355                  $    15,695
  Current portion of long-term debt..............          37          672         1,058                        1,767
  Accounts payable and accrued expenses..........       1,327        4,186         8,658                       14,171
  Income and other taxes payable.................        (306)                       249    $      309            252
  Deferred income taxes..........................          11                                                      11
                                                   ----------  ------------  ------------  ------------  -------------
    Total current liabilities....................       1,093       20,174        10,320           309         31,896
Long-term debt...................................       7,110       12,004        10,020        (2,200)        26,934
Pension liability................................                                 10,682                       10,682
Deferred income taxes............................                                  1,398                        1,398
Intercompany payables (receivables)..............     (11,614)       8,730           684         2,200
Redeemable common stock..........................       1,000                                                   1,000
Stockholders' equity.............................       2,926       (4,040)        2,003          (122)           767
                                                   ----------  ------------  ------------  ------------  -------------
Total............................................  $      515   $   36,868    $   35,107    $      187    $    72,677
                                                   ----------  ------------  ------------  ------------  -------------
                                                   ----------  ------------  ------------  ------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS
                                 JUNE 30, 1994

                                                                            NON
                                              GUARANTOR    GUARANTOR     GUARANTOR
                                                PARENT    SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                              ----------  ------------  ------------  ------------  -------------
                   ASSETS

Current assets:
  Cash......................................               $      968    $      428                  $     1,396
  Short-term investments....................                                  3,089                        3,089
  Accounts receivable -- net................                    5,790         3,401                        9,191
  Inventory.................................                   21,741        22,264    $     (383)        43,622
  Prepaid expenses and other assets.........  $      594          308           560                        1,462
                                              ----------  ------------  ------------  ------------  -------------
    Total current assets....................         594       28,807        29,742          (383)        58,760
                                              ----------  ------------  ------------  ------------  -------------
Property, plant and equipment -- net........          86        7,344         5,333                       12,763
                                              ----------  ------------  ------------  ------------  -------------
Other assets -- net.........................         274        2,073         1,857           292          4,496
                                              ----------  ------------  ------------  ------------  -------------
Total.......................................  $      954   $   38,224    $   36,932    $      (91)   $    76,019
                                              ----------  ------------  ------------  ------------  -------------
                                              ----------  ------------  ------------  ------------  -------------

              LIABILITIES AND
            STOCKHOLDERS' EQUITY

Current liabilities:
    Notes payable...........................  $      270   $    9,862    $    1,338                  $    11,470
    Current portion of long-term debt.......                      642           977                        1,619
  Accounts payable and accrued expenses.....         965        6,622         9,841                       17,428
  Income and other taxes payable............         216                      1,197                        1,413
  Deferred income taxes.....................                                  1,039                        1,039
                                              ----------  ------------  ------------                -------------
    Total current liabilities...............       1,451       17,126        14,392                       32,969
Long-term debt..............................       7,794       11,812         9,758    $   (3,985)        25,379
Pension liability...........................                                 11,867                       11,867
Deferred income taxes.......................                                    599                          599
Intercompany payables (receivables).........     (13,351)      12,197        (3,014)        4,168
Redeemable warrant capital..................         270                                                     270
Stockholders' equity........................       4,790       (2,911)        3,330          (274)         4,935
                                              ----------  ------------  ------------  ------------  -------------
Total.......................................  $      954   $   38,224    $   36,932    $      (91)   $    76,019
                                              ----------  ------------  ------------  ------------  -------------
                                              ----------  ------------  ------------  ------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEETS
                                 MARCH 31, 1995
                                  (UNAUDITED)

                                                                            NON
                                              GUARANTOR    GUARANTOR     GUARANTOR
                                                PARENT    SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                              ----------  ------------  ------------  ------------  -------------
                   ASSETS

Current assets:
  Cash......................................               $      315    $      765                  $     1,080
  Short-term investments....................                                  1,018                        1,018
  Accounts receivable -- net................                    5,604         6,014                       11,618
  Inventory.................................                   22,531        24,003    $     (231)        46,303
  Prepaid expenses and other assets.........  $      541          118           781                        1,440
                                              ----------  ------------  ------------  ------------  -------------
    Total current assets....................         541       28,568        32,581          (231)        61,459
                                              ----------  ------------  ------------  ------------  -------------
Property, plant and equipment -- net........         107        7,509         6,072                       13,688
                                              ----------  ------------  ------------  ------------  -------------
Other assets -- net.........................         275        1,797         1,934           292          4,298
                                              ----------  ------------  ------------  ------------  -------------
Total.......................................  $      923   $   37,874    $   40,587    $       61    $    79,445
                                              ----------  ------------  ------------  ------------  -------------
                                              ----------  ------------  ------------  ------------  -------------

              LIABILITIES AND
            STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable.............................  $      194   $    5,670    $      324                  $     6,188
  Current portion of long-term debt.........                      625         1,139                        1,764
  Accounts payable and accrued expenses.....         752        5,712        11,898                       18,362
  Income and other taxes payable............      (2,777)       2,560         1,898                        1,681
  Deferred income taxes.....................                                  1,039                        1,039
                                              ----------  ------------  ------------  ------------  -------------
    Total current liabilities...............      (1,831)      14,567        16,298                       29,034
Long-term debt..............................       7,826       11,351         9,790    $   (3,985)        24,982
Pension liability...........................                       74        14,359                       14,433
Deferred income taxes.......................                                    790                          790
Intercompany payables (receivables).........     (14,632)      12,933        (2,470)        4,169
Redeemable warrant capital..................         510                                                     510
Stockholders' equity........................       9,050       (1,051)        1,820          (123)         9,696
                                              ----------  ------------  ------------  ------------  -------------
Total.......................................  $      923   $   37,874    $   40,587    $       61    $    79,445
                                              ----------  ------------  ------------  ------------  -------------
                                              ----------  ------------  ------------  ------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1992

                                                                   NON
                                     GUARANTOR    GUARANTOR     GUARANTOR                  DISCONTINUED
                                       PARENT    SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS   OPERATIONS    CONSOLIDATED
                                     ----------  ------------  ------------  ------------  -------------  -------------
Net sales..........................               $   36,495    $   55,678    $   (2,933)                  $    89,240
Cost of sales......................                   25,142        36,128        (2,789)                       58,481
                                                 ------------  ------------  ------------                 -------------
Gross profit.......................                   11,353        19,550          (144)                       30,759
Selling, general and administrative
 expenses..........................  $   (4,025)     (11,385)      (11,166)          373                       (26,203)
                                     ----------  ------------  ------------  ------------                 -------------
Operating income (loss)............      (4,025)         (32)        8,384           229                         4,556
                                     ----------  ------------  ------------  ------------                 -------------
Other income (expense)
  Interest income..................                       38           545          (245)                          338
  Interest expense.................                   (2,455)       (1,436)          245                        (3,646)
  Intercompany fees................       4,211       (1,436)       (1,516)       (1,259)
  Foreign currency transaction gain
   (loss)..........................          18                         36                                          54
  Other............................        (186)        (193)          154                                        (225)
                                     ----------  ------------  ------------  ------------                 -------------
    Total..........................       4,043       (4,046)       (2,217)       (1,259)                       (3,479)
                                     ----------  ------------  ------------  ------------                 -------------
  Income (loss) from continuing
   operations before provision for
   income taxes....................          18       (4,078)        6,167        (1,030)                        1,077
  Provision for (benefit of) income
   taxes...........................          80                      3,927                                       4,007
                                     ----------  ------------  ------------  ------------                 -------------
Income (loss) from continuing
 operations........................         (62)      (4,078)        2,240        (1,030)                       (2,930)
Discontinued operations:
  (Loss) income of operations......                                                  356     $    (345)             11
  Loss on sale of discontinued
   operations......................                                                  530        (7,946)         (7,416)
                                     ----------  ------------  ------------  ------------  -------------  -------------
Net income (loss) before
 intercompany dividends............         (62)      (4,078)        2,240          (144)       (7,946)         (7,416)
Intercompany dividends.............       6,831                     (6,831)
                                     ----------  ------------  ------------  ------------  -------------  -------------
  Net income (loss)................  $    6,769   $   (4,078)   $   (4,591)   $     (144)    $  (8,291)    $   (10,335)
                                     ----------  ------------  ------------  ------------  -------------  -------------
                                     ----------  ------------  ------------  ------------  -------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1993

                                                                             NON
                                               GUARANTOR    GUARANTOR     GUARANTOR
                                                PARENT     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                              -----------  ------------  ------------  ------------  -------------
Net sales...................................                $   47,545    $   50,838    $   (8,669)   $    89,714
Cost of sales...............................                    34,336        37,821        (8,582)        63,575
                                                           ------------  ------------  ------------  -------------
Gross profit................................                    13,209        13,017           (87)        26,139
Selling, general and administrative
 expenses...................................   $  (3,151)      (10,989)      (10,796)          467        (24,469)
Pension curtailment gain....................         383           700                                      1,083
Restructuring charges.......................        (639)         (195)                                      (834)
                                              -----------  ------------  ------------  ------------  -------------
Operating income (loss).....................      (3,407)        2,725         2,221           380          1,919
                                              -----------  ------------  ------------  ------------  -------------
Other income (expense)
  Interest income...........................         128             8           246           (17)           365
  Interest expense..........................                    (3,012)       (1,760)           17         (4,755)
  Intercompany fees.........................       2,938        (1,546)         (925)         (467)
  Foreign currency transaction gain
   (loss)...................................          (8)                       (286)                        (294)
  Other.....................................         190          (664)          174                         (300)
                                              -----------  ------------  ------------  ------------  -------------
    Total...................................       3,248        (5,214)       (2,551)         (467)        (4,984)
                                              -----------  ------------  ------------  ------------  -------------
Income (loss) before provision for income
 taxes......................................        (159)       (2,489)         (330)          (87)        (3,065)
Provision for (benefit of) income taxes.....                                     (56)                         (56)
                                              -----------  ------------  ------------  ------------  -------------
Net income (loss) before intercompany
 dividends..................................        (159)       (2,489)         (274)          (87)        (3,009)
Intercompany dividends......................
                                              -----------  ------------  ------------  ------------  -------------
Net income (loss)...........................   $    (159)   $   (2,489)   $     (274)   $      (87)   $    (3,009)
                                              -----------  ------------  ------------  ------------  -------------
                                              -----------  ------------  ------------  ------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                            YEAR ENDED JUNE 30, 1994

                                                                             NON
                                               GUARANTOR    GUARANTOR     GUARANTOR
                                                PARENT     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                              -----------  ------------  ------------  ------------  -------------
Net sales...................................                $   57,528    $   49,673    $   (5,305)   $   101,896
Cost of sales...............................                    40,704        34,708        (5,152)        70,260
                                                           ------------  ------------  ------------  -------------
Gross profit................................                    16,824        14,965          (153)        31,636
Selling, general and administrative
 expenses...................................   $  (2,832)      (10,785)       (9,612)          388        (22,841)
                                              -----------  ------------  ------------  ------------  -------------
Operating income (loss).....................      (2,832)        6,039         5,353           235          8,795
                                              -----------  ------------  ------------  ------------  -------------
Other income (expense)
  Interest income...........................                                     337           (44)           293
  Interest expense..........................                    (2,762)       (1,416)           44         (4,134)
  Intercompany fees.........................       2,821        (1,433)         (999)         (389)
  Foreign currency transaction gain
   (loss)...................................                        46          (126)                         (80)
  Other.....................................          11          (438)          457                           30
                                              -----------  ------------  ------------  ------------  -------------
    Total...................................       2,832        (4,587)       (1,747)         (389)        (3,891)
                                              -----------  ------------  ------------  ------------  -------------
  Income (loss) before income taxes and
   extraordinary item and intercompany
   dividends................................                     1,452         3,606          (154)         4,904
  Provision for (benefit of) income taxes...                       801         1,616                        2,417
                                              -----------  ------------  ------------  ------------  -------------
Income (loss) before extraordinary item and
 intercompany dividends.....................                       651         1,990          (154)         2,487
Extraordinary item (net of taxes of
 $123,000)..................................                       480           148                          628
                                              -----------  ------------  ------------  ------------  -------------
Net income (loss) before intercompany
 dividends..................................                     1,131         2,138          (154)         3,115
Intercompany dividends......................       1,150                      (1,150)
                                              -----------  ------------  ------------  ------------  -------------
Net income..................................   $   1,150    $    1,131    $      988    $     (154)   $     3,115
                                              -----------  ------------  ------------  ------------  -------------
                                              -----------  ------------  ------------  ------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1994
                                  (UNAUDITED)

                                                                             NON
                                               GUARANTOR    GUARANTOR     GUARANTOR
                                                PARENT     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                              -----------  ------------  ------------  ------------  -------------
Net sales...................................                $   42,853    $   38,901    $   (4,030)   $    77,724
Cost of sales...............................                    30,499        27,034        (3,987)        53,546
                                                           ------------  ------------  ------------  -------------
Gross profit................................                    12,354        11,867           (43)        24,178
Selling, general and administrative
 expenses...................................   $  (1,783)       (7,879)       (7,472)          290        (16,844)
                                              -----------  ------------  ------------  ------------  -------------
Operating income (loss).....................      (1,783)        4,475         4,395           247          7,334
                                              -----------  ------------  ------------  ------------  -------------
Other income (expense)
  Interest income...........................                                     191           (18)           173
  Interest expense..........................                    (2,147)       (1,092)           18         (3,221)
  Intercompany fees.........................       1,781          (833)         (658)         (290)
  Foreign currency transaction gain
   (loss)...................................                        73            (5)                          68
  Other.....................................           2          (420)           71                         (347)
                                              -----------  ------------  ------------  ------------  -------------
    Total...................................       1,783        (3,327)       (1,493)         (290)        (3,327)
                                              -----------  ------------  ------------  ------------  -------------
Income (loss) before provision for income
 taxes and intercompany dividends...........                     1,148         2,902           (43)         4,007
Provision for (benefit of) income taxes.....                       349         1,718                        2,067
                                              -----------  ------------  ------------  ------------  -------------
Net income (loss) before intercompany
 dividends..................................                       799         1,184           (43)         1,940
Intercompany dividends......................       1,150                      (1,150)
                                              -----------  ------------  ------------  ------------  -------------
Net income (loss)...........................   $   1,150    $      799    $       34    $      (43)   $     1,940
                                              -----------  ------------  ------------  ------------  -------------
                                              -----------  ------------  ------------  ------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                        NINE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

                                                                             NON
                                               GUARANTOR    GUARANTOR     GUARANTOR
                                                PARENT     SUBSIDIARIES  SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                              -----------  ------------  ------------  ------------  -------------
Net sales...................................                $   49,996    $   48,422    $   (4,879)   $    93,539
Cost of sales...............................                    35,128        32,440        (5,029)        62,539
                                                           ------------  ------------  ------------  -------------
Gross profit................................                    14,868        15,982           150         31,000
Selling, general and administrative
 expenses...................................   $  (2,095)       (8,509)       (8,632)          540        (18,696)
                                              -----------  ------------  ------------  ------------  -------------
Operating income (loss).....................      (2,095)        6,359         7,350           690         12,304
                                              -----------  ------------  ------------  ------------  -------------
Other income (expense)
  Interest income...........................                                     282           (73)           209
  Interest expense..........................                    (1,863)       (1,083)           73         (2,873)
  Intercompany fees.........................       2,095        (1,025)         (530)         (540)
  Foreign currency transaction gain
   (loss)...................................                       150          (130)                          20
  Other.....................................                      (310)           59                         (251)
                                              -----------  ------------  ------------  ------------  -------------
    Total...................................       2,095        (3,048)       (1,402)         (540)        (2,895)
                                              -----------  ------------  ------------  ------------  -------------
  Income (loss) before provision for income
   taxes and intercompany dividends.........                     3,311         5,948           150          9,409
  Provision for (benefit of) income taxes...                     1,452         3,527                        4,979
                                              -----------  ------------  ------------  ------------  -------------
  Net income (loss) before intercompany
   dividends................................                     1,859         2,421           150          4,430
  Intercompany dividends....................       4,500                      (4,500)
                                              -----------  ------------  ------------  ------------  -------------
  Net income (loss).........................   $   4,500    $    1,859    $   (2,079)   $      150    $     4,430
                                              -----------  ------------  ------------  ------------  -------------
                                              -----------  ------------  ------------  ------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1992

                                       GUARANTOR     GUARANTOR     NONGUARANTOR                     DISCONTINUED
                                        PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS     OPERATIONS    CONSOLIDATED
                                      -----------  -------------  ---------------  ---------------  -------------  -------------
Cash flows from operating
 activities:
  Net income (loss).................   $   6,769     $  (4,078)      $  (4,591)       $    (144)      $  (8,291)     $ (10,335)
  Adjustments to reconcile net
   income (loss) to cash provided by
   (used in) operating activities:
    Depreciation and amortization...         161         1,475           1,039                              427          3,102
    Loss (gain) on sales of
     property.......................                                       102                                             102
    Deferred income taxes...........                                    (1,403)                                         (1,403)
    Unrealized foreign exchange loss
     (gain).........................                                      (669)                                           (669)
    Loss on sale of subsidiary......                                                                      6,283          6,283
    Increase (decrease) in cash
     from:
      Accounts receivable...........         409          (710)           (356)                             902            245
      Inventory.....................                    (3,577)         (4,317)             144             284         (7,466)
      Prepaid expenses and other
       assets.......................        (133)          (33)             37                               63            (66)
      Deferred financing costs......                       (81)                                              (1)           (82)
      Accounts payable and accrued
       expenses.....................        (132)        1,171             127                              (16)         1,150
      Income and other taxes
       payable......................        (721)          452           2,584                               10          2,325
      Increase in pension
       liability....................                                     1,397                                           1,397
      Intercompany..................      (6,200)        3,293            (209)             187           2,929
                                      -----------  -------------       -------           ------     -------------  -------------
        Cash provided by (used in)
         operating activities.......         153        (2,088)         (6,259)             187           2,590         (5,417)
                                      -----------  -------------       -------           ------     -------------  -------------
Cash flows from investing
 activities:
  Sale (purchase of short-term
   investments......................                                     3,659                                           3,659
  Proceeds from sales of property,
   plant and equipment..............                       807             110                                             917
  Purchase of property, plant and
   equipment........................        (206)       (2,327)         (1,233)             186             (97)        (3,677)
                                      -----------  -------------       -------           ------     -------------  -------------
        Cash provided by (used in)
         investing activities.......        (206)       (1,520)          2,536              186             (97)           899
                                      -----------  -------------       -------           ------     -------------  -------------
Cash flows from financing
 activities:
  Net proceeds from (repayment of)
   notes payable....................          90         4,654           3,684             (186)         (2,493)         5,749
  Repayment of long term debt.......         (37)         (876)           (739)                                         (1,652)
                                      -----------  -------------       -------           ------     -------------  -------------
        Cash provided by (used in)
         financing activities.......          53        3, 778           2,945             (186)         (2,493)         4,097
                                      -----------  -------------       -------           ------     -------------  -------------
Effect of exchange rate changes on
 cash...............................                                       508             (187)                           321
                                      -----------  -------------       -------           ------     -------------  -------------
Increase (decrease) in cash.........                       170            (270)                                           (100)
Cash, beginning of period...........                        79             585                                             664
                                      -----------  -------------       -------           ------     -------------  -------------
                                      -----------  -------------       -------           ------     -------------  -------------
Cash, end of period.................   $             $     249       $     315        $               $              $     564
                                      -----------  -------------       -------           ------     -------------  -------------
                                      -----------  -------------       -------           ------     -------------  -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1993

                                                GUARANTOR     GUARANTOR     NONGUARANTOR
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                               -----------  -------------  ---------------  ---------------  -------------
Cash flows from operating activities:
  Net income (loss)..........................   $    (159)    $  (2,489)      $    (274)       $     (87)      $  (3,009)
  Adjustments to reconcile net income (loss)
   to cash provided by (used in) operating
   activities:
    Depreciation and amortization............          79         1,599           1,017                            2,695
    Loss (gain) on sales of property.........        (132)                           71                              (61)
    Deferred income taxes....................                                       (11)                             (11)
    Unrealized foreign exchange loss
     (gain)..................................                                       904                              904
    Pension curtailment gain.................        (383)         (700)                                          (1,083)
    Loss on sale of subsidiary...............
    Extraordinary gain.......................
    Increase (decrease) in cash from:
      Accounts receivable....................                      (829)          2,945                            2,116
      Inventory..............................                     1,378             817               86           2,281
      Prepaid expenses and other assets......         108           267             126                              501
      Deferred financing costs...............                      (130)                                            (130)
      Accounts payable and accrued expenses..         162           576            (322)                             416
      Income and other taxes payable.........          (3)         (260)         (1,263)                          (1,526)
      Increase in pension liability..........                                       736                              736
      Intercompany...........................      (9,906)        8,111           2,309             (514)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) operating
         activities..........................     (10,234)        7,523           7,055             (515)          3,829
                                               -----------  -------------       -------           ------     -------------
Cash flows from investing activities:
  Sale (purchase) of short-term
   investments...............................                                    (1,144)                          (1,144)
  Proceeds from sales of property, plant and
   equipment.................................         318           668              92                            1,078
  Proceeds from sale of subsidiary...........      10,214            78                              301          10,593
  Purchase of property, plant and
   equipment.................................         (20)       (1,667)           (782)                          (2,469)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) investing
         activities..........................      10,512          (921)         (1,834)             301           8,058
                                               -----------  -------------       -------           ------     -------------
Cash flows from financing activities:
  Net proceeds from (repayment of) notes
   payable...................................        (241)       (4,832)         (3,754)                          (8,827)
  Repayment of long term debt................         (37)       (1,222)           (770)                          (2,029)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) financing
         activities..........................        (278)       (6,054)         (4,524)                         (10,856)
                                               -----------  -------------       -------           ------     -------------
Effect of exchange rate changes on cash......                                      (203)             214              11
                                               -----------  -------------       -------           ------     -------------
Increase (decrease) in cash..................                       548             494                            1,042
Cash, beginning of period....................                       249             315                              564
                                               -----------  -------------       -------           ------     -------------
                                               -----------  -------------       -------           ------     -------------
Cash, end of period..........................   $             $     797       $     809        $               $   1,606
                                               -----------  -------------       -------           ------     -------------
                                               -----------  -------------       -------           ------     -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                            YEAR ENDED JUNE 30, 1994

                                                GUARANTOR     GUARANTOR     NONGUARANTOR
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                               -----------  -------------  ---------------  ---------------  -------------
Cash flows from operating activities:
  Net income (loss)..........................   $   1,150     $   1,131       $     988        $    (154)      $   3,115
  Adjustments to reconcile net income (loss)
   to cash provided by (used in) operating
   activities:
    Depreciation and amortization............          44         2,256             991              (64)          3,227
    Loss (gain) on sales of property.........        (133)                           79                              (54)
    Deferred income taxes....................          10           105             126              125             366
    Unrealized foreign exchange loss
     (gain)..................................                                      (168)                            (168)
    Extraordinary gain.......................                      (566)           (249)              64            (751)
    Increase (decrease) in cash from:
      Accounts receivable....................         (21)         (230)            781                              530
      Inventory..............................                      (360)            479              153             272
      Prepaid expenses and other assets......        (430)         (207)            595                              (42)
      Deferred financing costs...............                    (1,932)           (405)                          (2,337)
      Accounts payable and accrued expenses..        (363)        2,437             478                            2,552
      Income and other taxes payable.........        (117)          640             880             (309)          1,094
      Increase in pension liability..........                                       633                              633
      Intercompany...........................      (1,042)        2,771          (1,739)              10
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) operating
         activities                                  (902)        6,045           3,469             (175)          8,437
                                               -----------  -------------       -------           ------     -------------
Cash flows from investing activities:
  Sale (purchase) of short-term
   investments...............................                                    (1,839)                          (1,839)
  Proceeds from sales of property, plant and
   equipment.................................         150           726              29                              905
  Purchase of property, plant and
   equipment.................................         (60)       (1,677)           (765)                          (2,502)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) investing
         activities..........................          90          (951)         (2,575)                          (3,436)
                                               -----------  -------------       -------           ------     -------------
Cash flows from financing activities:
  Net proceeds from (repayment of) notes
   payable...................................         245        (5,453)            929                           (4,279)
  Repayment of long-term debt................      (7,147)       (3,470)         (2,172)                         (12,789)
  Issuance of long-term debt.................       7,785         3,945                                           11,730
  Issuance of redeemable warrants............         215            55                                              270
  Purchase of treasury stock.................        (286)                                                          (286)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) financing
         activities..........................         812        (4,923)         (1,243)                          (5,354)
                                               -----------  -------------       -------           ------     -------------
Effect of exchange rate changes on cash......                                       (32)             175             143
                                               -----------  -------------       -------           ------     -------------
Increase (decrease) in cash..................                       171            (381)                            (210)
Cash, beginning of period....................                       797             809                            1,606
                                               -----------  -------------       -------           ------     -------------
Cash, end of period..........................   $             $     968       $     428        $               $   1,396
                                               -----------  -------------       -------           ------     -------------
                                               -----------  -------------       -------           ------     -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                        NINE MONTHS ENDED MARCH 31, 1994
                                  (UNAUDITED)

                                                GUARANTOR     GUARANTOR     NONGUARANTOR
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                               -----------  -------------  ---------------  ---------------  -------------
Cash flows from operating activities:
  Net income (loss)..........................   $   1,150     $     799       $      34        $     (43)      $   1,940
  Adjustments to reconcile net income (loss)
   to cash provided by (used in) operating
   activities:
    Depreciation and amortization............          24         1,222             698                            1,944
    Deferred income taxes....................          10           105              (1)                             114
    Unrealized foreign exchange loss
     (gain)..................................                                      (147)                            (147)
    Increase (decrease) in cash from:
      Accounts receivable....................                      (997)           (143)                          (1,140)
      Inventory..............................                     1,807           1,962                            3,769
      Prepaid expenses and other assets......        (569)         (217)            521                             (265)
      Deferred financing costs...............                    (1,295)           (127)                          (1,422)
      Accounts payable and accrued expenses..        (638)        1,335             600                            1,297
      Income and other taxes payable.........        (399)          349           1,395                            1,345
      Increase in pension liability..........                                        50                               50
      Intercompany...........................      (1,728)        4,964          (3,548)             312
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) operating
         activities..........................      (2,150)        8,072           1,294              269           7,485
                                               -----------  -------------       -------           ------     -------------
Cash flows from investing activities:
  Sale (purchase) of short-term
   investments...............................                                    (1,144)                          (1,144)
  Proceeds from sales of property, plant and
   equipment.................................           8           581              97                              686
  Purchase of property, plant and
   equipment.................................         (45)       (1,201)           (414)                          (1,660)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) investing
         activities..........................         (37)         (620)         (1,461)                          (2,118)
                                               -----------  -------------       -------           ------     -------------
Cash flows from financing activities:
  Net proceeds from (repayment of) notes
   payable...................................         635        (6,691)            359                           (5,697)
  Repayment of long-term debt................                      (504)           (696)                          (1,200)
  Issuance of long-term debt.................       1,552                                                          1,552
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) financing
         activities..........................       2,187        (7,195)           (337)                          (5,345)
                                               -----------  -------------       -------           ------     -------------
Effect of exchange rate changes on cash......                                      (162)            (269)           (431)
                                               -----------  -------------       -------           ------     -------------
Increase (decrease) in cash..................                       257            (666)                            (409)
Cash, beginning of period....................                       797             809                            1,606
                                               -----------  -------------       -------           ------     -------------
Cash, end of period..........................   $             $   1,054       $     143        $               $   1,197
                                               -----------  -------------       -------           ------     -------------
                                               -----------  -------------       -------           ------     -------------

               STEINWAY MUSICAL PROPERTIES, INC. AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                        NINE MONTHS ENDED MARCH 31, 1995
                                  (UNAUDITED)

                                                GUARANTOR     GUARANTOR     NONGUARANTOR
                                                 PARENT     SUBSIDIARIES    SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                               -----------  -------------  ---------------  ---------------  -------------
Cash flows from operating activities:
  Net income (loss)..........................   $   4,500     $   1,859       $  (2,079)       $     150       $   4,430
  Adjustments to reconcile net income (loss)
   to cash provided by (used in) operating
   activities:
    Depreciation and amortization............          60         1,217             740                            2,017
    Deferred income taxes....................                                      (610)                            (610)
    Unrealized foreign exchange loss
     (gain)..................................                                       328                              328
    Increase (decrease) in cash from:
      Accounts receivable....................          21           239          (1,584)                          (1,324)
      Inventory..............................                      (790)          1,361             (150)            421
      Prepaid expenses and other assets......          30           137            (337)                            (170)
      Accounts payable and accrued expenses..        (213)         (837)            526                             (524)
      Income and other taxes payable.........      (1,895)        1,462             489                               56
      Increase in pension liability..........                                       495                              495
      Intercompany...........................      (2,379)        1,836             940             (397)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) operating
         activities..........................         124         5,123             269             (397)          5,119
                                               -----------  -------------       -------           ------     -------------
Cash flows from investing activities:
  Sale (purchase) of short-term
   investments...............................                                     2,294                            2,294
  Proceeds from sales of property, plant and
   equipment.................................          (6)          262             175                              431
  Purchase of property, plant and
   equipment.................................         (42)       (1,360)           (815)                          (2,217)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) investing
         activities..........................         (48)       (1,098)          1,654                              508
                                               -----------  -------------       -------           ------     -------------
Cash flows from financing activities:
  Net proceeds from (repayment of) notes
   payable...................................         (76)       (4,192)         (1,079)                          (5,347)
  Repayment of long-term debt................                      (486)           (762)                          (1,248)
                                               -----------  -------------       -------           ------     -------------
        Cash provided by (used in) financing
         activities..........................         (76)       (4,678)         (1,841)                          (6,595)
                                               -----------  -------------       -------           ------     -------------
Effect of exchange rate changes on cash......                                       255              397             652
                                               -----------  -------------       -------           ------     -------------
Increase (decrease) in cash..................                      (653)            337                             (316)
Cash, beginning of period....................                       968             428                            1,396
                                               -----------  -------------       -------           ------     -------------
                                               -----------  -------------       -------           ------     -------------
Cash, end of period..........................   $             $     315       $     765        $               $   1,080
                                               -----------  -------------       -------           ------     -------------
                                               -----------  -------------       -------           ------     -------------

                                  UNDERWRITING


    Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and CS First Boston Corporation are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Ordinary Common Stock set forth opposite its name below:



                                                                                                        NUMBER OF
                                                                                                        SHARES OF
                                                                                                        ORDINARY
                                                                                                         COMMON
                                             UNDERWRITER                                                  STOCK
- -----------------------------------------------------------------------------------------------------  -----------
Goldman, Sachs & Co..................................................................................
Donaldson, Lufkin & Jenrette Securities Corporation..................................................
CS First Boston Corporation..........................................................................

                                                                                                       -----------
    Total............................................................................................    3,488,000
                                                                                                       -----------
                                                                                                       -----------


    Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The U.S. Underwriters propose to offer the shares of Ordinary Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a concession of $ per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Ordinary Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


    The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 872,000 shares of Ordinary Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Donaldson, Lufkin & Jenrette Securities Corporation and CS First Boston Limited.


    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Ordinary Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will
(i)  not,  directly or  indirectly, offer,  sell or  deliver shares  of Ordinary
Common

Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

    Pursuant  to  the Agreement  Between,  sales may  be  made between  the U.S.
Underwriters and the International Underwriters of such number of shares of Ordinary Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.


    The Company and the Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 523,200 additional shares of Ordinary Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 4,360,000 shares of Ordinary Common Stock offered. The Company and the Selling Stockholders have granted the International Underwriters a similar option to purchase up to an aggregate of 132,489 additional shares of Ordinary Common Stock.



    The Company and the Selling Stockholders have agreed that, during the period beginning from the date of the Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of the Ordinary Common Stock or which are convertible or exchangeable into securities which are substantially similar to the Ordinary Common Stock without the prior written consent of the representatives, except for the shares of Ordinary Common Stock offered in connection with the concurrent U.S. and international offerings.


    This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Ordinary Common Stock, including shares initially sold in the international offering to persons located in the United States.

    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Ordinary Common Stock offered by them.


    Prior to the Offering, there has been no public market for the shares. The initial public offering price will be negotiated among the Company, the Selling Stockholders and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Ordinary Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.



    The Ordinary Common Stock has been approved for listing, subject to notice of issuance, on the NYSE under the symbol "LVB." In order to meet one of the requirements for listing the Ordinary Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.



    The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.



    DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR ACCOUNTS OF OTHERS IN THE ORDINARY COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                             DESCRIPTION OF PHOTOS
                        Picture of Steinway grand piano.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
The Company...............................................................   13
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Dilution..................................................................   14
Capitalization............................................................   15
Pro Forma Condensed Consolidated Financial Information....................   16
Selected Consolidated Financial Information...............................   21
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business..................................................................   30
Management................................................................   42
Principal Stockholders....................................................   47
Selling Stockholders......................................................   48
Description of Capital Stock..............................................   49
Description of Certain Indebtedness.......................................   52
Shares Eligible for Future Sale...........................................   54
Certain United States Tax Consequences to Non-United States Holders.......   56
Legal Matters.............................................................   58
Experts...................................................................   58
Additional Information....................................................   58
Index to Consolidated Financial Statements................................  F-1
Underwriting..............................................................  U-1



                                4,360,000 SHARES



[LOGO]                         INSTRUMENTS, INC.


                             ORDINARY COMMON STOCK

                                  -----------

                                   PROSPECTUS

                                  -----------

                              GOLDMAN, SACHS & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION


                          CS FIRST BOSTON CORPORATION


                      REPRESENTATIVES OF THE UNDERWRITERS

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.


ITEM                                                                 AMOUNT*
- -----------------------------------------------------------------  -----------
SEC Registration Fee.............................................  $    38,046
NASD Filing Fee..................................................        9,125
NYSE Listing Fee.................................................       62,450
Blue Sky Filing Fees and Expenses................................       15,000
Printing and Engraving Costs.....................................      125,000
Transfer Agent Fees..............................................        1,000
Legal Fees and Expenses..........................................      150,000
Accounting Fees and Expenses.....................................      150,000
Miscellaneous....................................................       49,379
                                                                   -----------
    Total........................................................  $   600,000
                                                                   -----------
                                                                   -----------


- ------------------------
*All amounts are estimated except for the SEC Registration Fee, the NASD  Filing
 Fee and the NYSE Listing Fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Sections 102 and 145 of the Delaware General Corporation Law, the Registrant's certificate of incorporation eliminates a director's personal liability for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. Article Sixth of the Registrant's certificate of incorporation eliminates the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting form negligent or grossly negligent behavior) except in the situations described above.

    The Registrant's bylaws provide for indemnification of officers, directors, employees and agents of the Registrant (the "Indemnitees"). Under the bylaws, the Registrant must indemnify an Indemnitee to the fullest extent permitted by applicable law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been an officer, director, employee or agent of the Registrant. The Registrant is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action.

    The Registrant also maintains directors' and officers' liability insurance.

    In addition, the Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    On August 9, 1993, the Registrant issued the following securities to certain institutional investors as consideration to purchase substantially all of the assets and assume substantially all of the liabilities of The Selmer Company,
L.P.: (a) senior secured notes in the aggregate principal amount of $55 million;
(b) convertible participating preferred stock, $.001 par value per share, in the amount of 1,000,000 shares; and (c) ordinary common stock, $.001 par value per share, ("Ordinary Common Stock") in the amount of 42,222 shares. These issuances were exempt from registration under the Act pursuant to Section 4(2) as transactions not involving any public offering.

    On August 9, 1993, the Registrant issued an aggregate of 168,890 shares of Ordinary Common Stock to a limited number of the Registrant's directors and to certain employees of Dabney/Resnick, Inc. at a purchase price per share of $1.18142. Executive officers of the Registrant were also issued an aggregate of 150,000 shares of Ordinary Common Stock at a purchase price per share of $0.3333. These issuances were exempt from registration under the Act pursuant to
Section 4(2) as transactions not involving any public offering.

    On August 9, 1993, the Registrant issued 84,444 shares of Class A Common Stock to each of Kyle Kirkland and Dana Messina at a purchase price per share of $1.18142. This issuance was exempt from registration under the Act pursuant to
Section 4(2) as a transaction not involving any public offering.

    On December 6, 1995, the Registrant issued an aggregate of 105,000 shares of Ordinary Common Stock to certain management employees of Steinway Musical Properties, Inc. at a purchase price per share of $6.00. This issuance was exempt from registration under the Act pursuant to Section 4(2) as a transaction not involving any public offering.

    Prior to the closing of the Offering, the Registrant intends to consummate a stock split on its Class A Common Stock and Ordinary Common Stock. The issuance of additional shares pursuant to such action will be deemed to be exempt from registration under Section 3(a)(9) of the Act.

ITEM 16.  EXHIBITS

    (a) Exhibits


   1.1    Form of Underwriting Agreement**
   3.1    Restated Certificate of Incorporation of Registrant*
   3.2    Corrected  Amendment  to  Restated  Certificate  of  Incorporation  of
           Registrant*
   3.3    Form   of  Amendment  to  Restated  Certificate  of  Incorporation  of
           Registrant
   3.4    Bylaws of Registrant*
   3.5    Amendment No. 1 to Bylaws of Registrant
   4.1    Specimen Certificate**
   4.2    Indenture, dated as of August 9, 1993 among The Selmer Company,  Inc.,
           Selmer  Industries, Inc.  and IBJ Schroder  Bank &  Trust Company, as
           trustee including the Forms of Notes and the Guarantee thereon (1)
   4.3    Supplemental Indenture,  dated as  of May  25, 1995  among The  Selmer
           Company,  Inc., Selmer Industries, Inc. and IBJ Schroder Bank & Trust
           Company, as trustee (4)
   4.4    Guarantee and Pledge Agreement,  dated as of  August 9, 1993,  between
           Selmer  Industries, Inc.  and IBJ Schroder  Bank &  Trust Company, as
           trustee (1)
   4.5    Security Agreement,  dated as  of  August 9,  1993, among  The  Selmer
           Company, Inc. and IBJ Schroder Bank & Trust Company, as trustee (1)
   4.6    Security   Agreement,  dated  as  of  August  9,  1993,  among  Selmer
           Industries, Inc. and IBJ  Schroder Bank &  Trust Company, as  trustee
           (1)
   4.7    Intercreditor  Agreement,  dated as  of  August 9,  1993,  between BNY
           Financial Corporation  and  IBJ Schroder  Bank  & Trust  Company,  as
           trustee (1)

   4.8    Open-end  Mortgage, Deed of Trust,  Leasehold Mortgage, Leasehold Deed
           of  Trust,  Assignment  of   Rents,  Security  Agreement,   Financing
           Statement  and Fixture Filing, dated August  9, 1993, by and from The
           Selmer Company,  Inc.  to  IBJ  Schroder Bank  &  Trust  Company,  as
           trustee,  relating to each of the  Indiana, Illinois, Ohio, and North
           Carolina properties (1)
   4.9    Amended  and  Restated  Revolving  Credit,  Term  Loan  and   Security
           Agreement,  dated  as of  May  25, 1995,  by  and between  The Selmer
           Company, Inc., Selmer Industries, Inc., Steinway Musical  Properties,
           Inc.,  Steinway, Inc., Boston  Piano Company, Inc.  and BNY Financial
           Corporation, including a list of Exhibits and Schedules thereto (5)
   4.10   Subordination Agreement, dated as of August 9, 1993, among The  Selmer
           Company,  Inc., IBJ  Schroder Bank &  Trust Company,  as trustee, BNY
           Financial  Corporation   and   Philips  Electronics   North   America
           Corporation (1)
   4.11   Registration  Rights  Agreement, dated  as  of August  9,  1993, among
           Selmer  Industries,  Inc.  and  the  purchasers  of  certain   equity
           securities (1)
   4.12   Indenture,  dated as of May 25,  1995, among The Selmer Company, Inc.,
           Selmer Industries, Inc., Steinway Musical Properties, Inc., Steinway,
           Inc.,  Boston  Piano  Company,   Inc.  and  American  Bank   National
           Association,  as  trustee,  including  the  forms  of  Notes  and the
           Guarantee thereon (4)
   4.13   Exchange Registration Rights Agreement, dated  as of May 25, 1995,  by and  among  The  Selmer  Company,  Inc.,  Selmer  Corporation,  Inc.,
           Steinway Musical  Properties,  Inc.,  Steinway,  Inc.,  Boston  Piano
           Company, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation
           (4)
   5.1    Opinion of Milbank, Tweed, Hadley & McCloy**
  10.1    Employment  Agreement, dated as  of June 22,  1993, between The Selmer
           Company, Inc. and Thomas Burzycki (1)
  10.2    Employment Agreement,  dated  as of  December  19, 1995,  between  The
           Selmer Company, Inc. and Michael R. Vickrey (6)
  10.3    Employment  Agreement,  dated May  8,  1989, between  Steinway Musical
           Properties, Inc. and Thomas Kurrer (5)
  10.4    Employment Agreement,  dated May  1,  1995, between  Steinway  Musical
           Properties, Inc. and Bruce Stevens (5)
  10.5    Employment  Agreement,  dated May  1,  1995, between  Steinway Musical
           Properties, Inc. and Dennis Hanson (5)
  10.6    Agreement dated              , 1996 between  the Registrant,  Kirkland
           Messina, Inc. and Dana Messina
  10.7    Agreement  dated              , 1996 between  the Registrant, Kirkland
           Messina, Inc. and Kyle Kirkland
  10.8    Management Agreement, dated as of August  9, 1993, by and between  The
           Selmer Company, Inc., Dana Messina and Kyle Kirkland (1)
  10.9    Management  Agreement,  dated  as  of May  25,  1995,  by  and between
           Steinway Musical Properties, Inc., Dana Messina and Kyle Kirkland*
  10.10   Environmental Indemnification and Non-Competition Agreement, dated  as of  August  9, 1993,  between The  Selmer  Company, Inc.  and Philips
           Electronics North American Corporation (1)
  10.11   Unsecured Environmental Indemnification Agreement, dated as of  August
           9,  1993, between The  Selmer Company, Inc.,  Selmer Industries, Inc.
           and IBJ Schroder Bank & Trust Company, as trustee (1)

  10.12   Securityholders Agreement, dated  as of August  9, 1993, among  Selmer
           Industries, Inc. and certain equity holders of Selmer Industries, Inc. (1)
  10.13 Master Note Purchase and Repurchase Agreement, dated December 4, 1994, by and between Textron Financial Corporation and The Selmer Company,
           Inc. (3)
  10.14   Distribution Agreement, dated November 1, 1952, by and between H. & A.
           Selmer, Inc. and Henri Selmer & Cie (1)
  10.15   Asset  Purchase Agreement, dated  as of June 25,  1993, by and between
           The Selmer Company, Inc., The  Selmer Company, L.P. and Vincent  Bach
           International, Ltd. (2)
  10.16   1996 Stock Plan of the Registrant
  21.1    List of Subsidiaries of Registrant*
  23.1    Consent of Deloitte & Touche LLP**
  23.2    Consent of Deloitte & Touche LLP
  23.3    Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5.1)**
  24.1 Power of Attorney (incorporated by reference to page II-6 of the Registration Statement on Form S-1).


- ------------------------

 * Previously filed with the Commission on May 14, 1996 as an exhibit to this Registration Statement on Form S-1.



 ** To be filed by amendment.


(1) Previously filed with the Commission on February 8, 1994 as an exhibit to the Registrant's Registration Statement on Form S-1.

(2) Previously filed with the Commission on April 28, 1994 as an exhibit to the Registrant's Amendment No. 1 to Registration Statement on Form S-1.

(3) Previously filed with the Commission on March 30, 1995 as an exhibit to the Registrant's Annual Report on Form 10-K.

(4) Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Current Report on Form 8-K.

(5) Previously filed with the Commission on June 7, 1995 as an exhibit to the Registrant's Registration Statement on Form S-4.

(6) Previously filed with the Commission on March 27, 1996 as an exhibit to the Registrant's Annual Report on Form 10-K.

    (b) Financial Statements and Schedules
       None.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 3rd day of July, 1996.



                                SELMER INDUSTRIES, INC.

                                By:              /s/ DANA D. MESSINA
                                      -----------------------------------------
                                                   Dana D. Messina
                                               CHIEF EXECUTIVE OFFICER




                               POWER OF ATTORNEY



    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kyle R. Kirkland, Dana D. Messina, Thomas Burzycki, Bruce Stevens, Dennis Hanson and Michael R. Vickrey and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on this 3rd day of July, 1996.



                    SIGNATURE                                  TITLE
- --------------------------------------------------  ----------------------------
                                                    Director and Chief Executive
                     /s/ DANA D. MESSINA             Officer
     ----------------------------------------        (Principal Executive
                 Dana D. Messina                     Officer)

                      /s/ DENNIS HANSON             Chief Financial Officer
     ----------------------------------------        (Principal Financial
                  Dennis Hanson                      Officer)

                                  *                 Executive Vice President
     ----------------------------------------        (Principal Accounting
                Michael R. Vickrey                   Officer)

                                  *
     ----------------------------------------       Director
                 Kyle R. Kirkland

                                  *
     ----------------------------------------       Director
                 Thomas Burzycki

                                  *
     ----------------------------------------       Director
                  Bruce Stevens

                                  *
     ----------------------------------------       Director
                  Peter McMillan

         *By:         /s/ DANA D. MESSINA
     ----------------------------------------
                 Dana D. Messina
                 ATTORNEY IN FACT


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